 As filed with the Securities and Exchange Commission on October 24, 2000

                                                 Registration No. 333-46552
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              Amendment No. 1

                                    To

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                              Insmed Incorporated
             (Exact name of Registrant as specified in its charter)

        Virginia                     2834                    54-1972729
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                             800 East Leigh Street
                            Richmond, Virginia 23219
                                 (804) 828-6893
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                Michael D. Baer
                            Chief Financial Officer
                              Insmed Incorporated
                             800 East Leigh Street
                            Richmond, Virginia 23219
                                 (804) 828-6893
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:

       T. Justin Moore, III, Esq.               Mitchell S. Bloom, Esq.
           Hunton & Williams                Testa, Hurwitz & Thibeault, LLP
      Riverfront Plaza, East Tower                  125 High Street
          951 East Byrd Street                Boston, Massachusetts 02110
        Richmond, Virginia 23219                     (617) 248-7000
             (804) 788-8464

                             ---------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

      This registration statement contains two forms of prospectus front cover pages and two underwriting sections: (a) one to be used in connection with an offering in the United States and Canada and (b) one to be used in connection with a concurrent offering outside of the United States and Canada. The U.S. prospectus and the international prospectus are otherwise identical in all respects. The international versions of the front cover page and the underwriting section are included immediately before Part II of this registration statement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2000


                         [LOGO OF INSMED INCORPORATED]
                                6,000,000 Shares

                                  Common Stock

    Insmed Incorporated is offering 5,000,000 shares of its common stock and the selling shareholders are selling an additional 1,000,000 shares. Insmed will not receive any of the proceeds from the sale of shares by the selling shareholders. Insmed's common stock is traded on the Nasdaq National Market under the symbol "INSM." The last reported sale price of the common stock on the Nasdaq National Market on September 21, 2000, was $14.00 per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 5.

                                --------------

                                                          Per Share    Total
                                                          --------- -----------
Public Offering Price....................................  $        $
Underwriting Discounts and Commissions...................  $        $
Proceeds to Insmed.......................................  $        $
Proceeds to the Selling Shareholders.....................  $        $

    The Securities and Exchange Commission and any state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

    Certain of Insmed's existing shareholders have granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments.

                                --------------

Robertson Stephens

                         Banc of America Securities LLC

                                                    Prudential Vector Healthcare
                                a unit of Prudential Securities

                  The date of this Prospectus is       , 2000

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. In this prospectus, the "company," "Insmed," "Insmed Incorporated," "we," "us," and "our" refer to Insmed Incorporated, a Virginia corporation.


                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   5
A Caution About Forward-Looking Statements...............................  17
Use of Proceeds..........................................................  18
Market Prices and Dividend Policy........................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  22
Business.................................................................  25
Management...............................................................  39
Certain Transactions.....................................................  46
Principal and Selling Shareholders.......................................  47
Description of Capital Stock.............................................  50
Shares Eligible for Future Resale........................................  54
Underwriting.............................................................  55
Legal Matters............................................................  58
Experts..................................................................  58
Where You Can Find More Information......................................  58
Index to Financial Statements............................................ F-1

                             ---------------------

      SomatoKine(R) is a registered trademark of Insmed. This prospectus also contains trademarks of third parties. Each trademark of another company appearing in this prospectus is the property of its owner.

                                    SUMMARY

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully.

      We discover and develop pharmaceutical products for the treatment of metabolic and endocrine diseases associated with insulin resistance. Insulin resistance is a defect in the body which results in a decreased sensitivity to insulin, the principal hormone that regulates glucose levels in the bloodstream. Our lead product candidate, INS-1 is an orally-active insulin sensitizer which restores tissue sensitivity to insulin. We are developing INS-1 for the treatment of type 2 diabetes and polycystic ovary syndrome, commonly known as PCOS. Our second product candidate, SomatoKine(R), is a recombinant protein that we are developing as an injectible insulin sensitizer targeted towards the management of both type 1 and type 2 diabetics who are less sensitive to insulin therapy. We believe our product candidates address major clinical needs in the management of the diabetic population.

      We have completed seven clinical trials for INS-1 and seven clinical trials for SomatoKine. In the trials involving INS-1, we have exposed over 500 patients generating approximately 60 years of cumulative patient experience and we have observed no clinically relevant adverse events. In June 1999, we presented to the American Diabetes Association's Annual Meeting data from our first completed Phase II clinical trial with INS-1 for type 2 diabetes. In this trial, which involved 110 patients with early stage type 2 diabetes, INS-1 showed statistically significant reductions in glucose and lipid levels, when compared to placebo, in those subjects which had both abnormally high circulating glucose and lipid concentrations. In April 1999, the New England Journal of Medicine published the results from our first completed Phase II clinical trial with INS-1 for PCOS. In this trial, which involved 44 women with PCOS, administration of INS-1 improved insulin resistance and enhanced the body's ability to respond to insulin and restore ovulation with statistical significance compared to placebo. Based on the results of our clinical trials to date, we believe INS-1 has a safety and efficacy profile superior to current drugs in the market.

      We have a comprehensive clinical program involving twelve additional Phase II clinical trials, nine of which are currently in progress and three are scheduled to begin by the end of 2000 or early 2001. These studies include five Phase II trials with respect to INS-1 for the treatment of type 2 diabetes, four Phase II trials with respect to INS-1 for the treatment of PCOS, and three Phase II trials with respect to SomatoKine for the treatment of type 1 and type 2 diabetes.

      Insulin resistance is an important metabolic disorder that precedes the development of diseases such as type 2 diabetes and PCOS. It is frequently asymptomatic and is thought to exist in approximately 25% of the general population in the United States. Diabetes is a metabolic disease characterized by an inability to properly store and utilize glucose and is caused by either a deficiency of insulin or insulin resistance. The long-term dangers of diabetes arise from organ damage caused by the sustained elevation of blood glucose levels and are comprised of both life-threatening and severely debilitating disorders, including kidney disease, blindness and cardiovascular disease. According to the American Diabetes Association, diabetes is the sixth leading cause of death by disease in the United States and is estimated to afflict 16 million Americans with approximately 800,000 new cases diagnosed annually. Each year, approximately 200,000 Americans die from diabetes-related complications. According to a recent report from the Centers for Disease Control and Prevention, the current rapid increase in the prevalence of diabetes in the United States should continue due to the increasing rate of obesity in the population. The annual cost to the healthcare system for health-related expenditures associated with diabetes in the United States is approximately $100 billion. Diabetes is the leading cause of blindness in people aged 20 to 74 and approximately 40% of all new cases of kidney failure are caused by diabetes. In addition, cardiovascular disease is two-to-four times more prevalent in diabetics than in non-diabetics.

      There are few therapeutic options available for treatment of the diabetic patient. The mainstay therapies consist primarily of insulin, particularly in the type 1 diabetic, and oral hypoglycemic, or glucose-lowering, drugs for the type 2 diabetic who has failed exercise and dietary modification. Although these oral drugs generated revenues in 1999 of approximately $3 billion, they have a number of significant limitations in clinical use.

      Insulin resistance is one of the primary underlying causes of PCOS. PCOS is a major women's health disorder that affects approximately 6% of women in the United States of reproductive age. PCOS is characterized by high levels of testosterone and the absence of ovulation, and is the leading cause of female infertility in the United States. Women with this disorder are often overweight, have excess facial and body hair and have menstrual irregularities. Studies have indicated that women with PCOS have a four-fold increase in the risk of developing hypertension, a seven-fold increase in the risk of developing type 2 diabetes and a seven-fold increase in the risk of having a heart attack. In addition, women with PCOS have a higher risk of developing endometrial cancer.

      The mechanism of action of INS-1 is based on a fundamental understanding of the regulation of insulin action in both normal cellular metabolism and the abnormal condition of insulin resistance. We are presently characterizing unique small molecular weight substances, called "mediators," which are generated within the cell following insulin stimulation that mediate the actions of insulin. We believe that an impaired ability of the cell to synthesize these mediators is the primary defect that results in the insulin resistant condition. INS-1 is a naturally-occurring chemical precursor of one of these mediators which we believe acts as a building block to restore mediator formation and enhance insulin sensitivity.

      Our second product candidate, SomatoKine, is a therapeutic composition of insulin-like growth factor, known as IGF-1, complexed to its primary binding protein, BP3. In healthy individuals, IGF-1 circulates attached to BP3, which regulates the biological activity of IGF-1 in the bloodstream. IGF-1 is known to enhance insulin action in patients with diabetes; however, its administration has generally been associated with significant side effects which have limited its clinical use. Previous attempts at boosting IGF-1 levels in the human body to improve insulin sensitivity have focused on delivery of the molecule without BP3. We believe this method does not recognize the importance that the binding protein plays in regulating the actions of IGF-1. We believe that by combining IGF-1 with BP3, we can demonstrate the ability of IGF-1 to enhance insulin action and limit side effects. In April 2000, the Journal of Clinical Endocrinology & Metabolism published the results from our first completed Phase II clinical trial with SomatoKine for type 1 diabetes. This study demonstrated that SomatoKine showed a statistically significant improvement in insulin sensitivity in patients with type 1 diabetes with no clinically relevant adverse effects.

      Insmed was incorporated in Virginia on November 29, 1999 to facilitate the May 31, 2000 acquisition of Celtrix Pharmaceuticals, Inc. by Insmed Pharmaceuticals, Inc. Insmed Pharmaceuticals, Inc., our predecessor, was incorporated in Virginia on September 23, 1988 and Celtrix Pharmaceuticals, Inc., was incorporated on July 24, 1990. Our principal executive offices are located at 800 East Leigh Street, Richmond, Virginia 23219 and our phone number is (804) 828-6893.

                                  The Offering


Common stock offered by Insmed..........    5,000,000 shares
Common stock offered by selling             1,000,000 shares
  shareholders..........................
Common stock to be outstanding after        32,150,197 shares of common stock
  the offering..........................

Use of Proceeds.........................    We expect to use the net proceeds
                                            to fund our development of INS-1
                                            and SomatoKine, and for working
                                            capital, capital expenditures and
                                            general corporate purposes.
                                            Although we may use a portion of
                                            the net proceeds to acquire
                                            businesses, products or
                                            technologies that are complementary
                                            to our business, we have no
                                            specific acquisitions planned. We
                                            will not receive any of the
                                            proceeds from the sale of shares by
                                            the selling shareholders.

Nasdaq National Market Symbol...........    INSM

      The number of shares to be outstanding after this offering is based upon shares outstanding as of September 15, 2000, and does not include:

    . 1,334,783 shares of common stock issuable upon the exercise of outstanding stock options as of such date, of which options to purchase 725,541 shares were then exercisable;

    . 1,915,217 shares of common stock reserved for issuance under our stock incentive and employee stock purchase plans; and

    . 1,725,330 shares of common stock issuable on exercise of outstanding warrants.

      On July 28, 2000, we completed a one-for-four reverse stock split. Except as otherwise indicated in this prospectus, all share and per share numbers have been restated to reflect the split.

                             Summary Financial Data

      In the table below, we provide you with summary financial data. We have prepared this information using the consolidated financial statements of Insmed Incorporated or its predecessor for the five years ended December 31, 1999 and for the six month periods ended June 30, 2000 and 1999. The acquisition of Celtrix closed on May 31, 2000. The purchase method of accounting was used to account for the transaction. Accordingly, the results of operations for Celtrix are included in the historical financial information commencing June 1, 2000. The financial statements for the five fiscal years ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the six-month periods ended June 30, 2000 and 1999 have not been audited.

      When you read this selected historical financial data, it is important that you also read the historical financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 22 to 24.

                                                                       Six Months Ended
                                  Year Ended December 31,                  June 30,
                          -------------------------------------------  -----------------
                           1995     1996     1997     1998     1999     1999      2000
                          -------  -------  -------  -------  -------  -------  --------
                                   (in thousands, except per share data)
Historical Statement of
  Operations Data:
Revenues................  $   380  $   146  $    --  $   100  $   663  $   403  $     90
Operating expenses:
 Research and
   development..........      877    1,302    2,604    3,769    6,320    2,700     6,689
 General and
   administrative.......      666      943      979    1,626    2,189      957     2,425
 Purchased research and
   development (1)......      --       --       --       --       --       --     54,433
 Non-cash stock
   compensation.........      --       --       --       --       285      --      3,564
                          -------  -------  -------  -------  -------  -------  --------
Total operating
  expenses..............    1,543    2,245    3,583    5,395    8,794    3,657    67,111
                          -------  -------  -------  -------  -------  -------  --------
Operating loss..........   (1,163)  (2,099)  (3,583)  (5,295)  (8,131)  (3,254)  (67,021)
Interest income, net....      (43)      11      103      486      338      210       206
                          -------  -------  -------  -------  -------  -------  --------
Net loss................  $(1,206) $(2,088) $(3,480) $(4,809) $(7,793) $(3,044) $(66,815)
                          =======  =======  =======  =======  =======  =======  ========
Basic and diluted net
  loss per share........  $ (0.86) $ (0.99) $ (1.39) $ (1.68) $ (2.47) $ (0.97) $  (8.85)
Weighted average
  shares................    1,406    2,099    2,497    2,868    3,155    3,140     7,550

                                       December 31,                        June 30,
                          -------------------------------------------  -----------------
                           1995     1996     1997     1998     1999     1999      2000
                          -------  -------  -------  -------  -------  -------  --------
                                               (in thousands)
Historical Balance Sheet
  Data:
Cash, cash equivalents
  and investments.......  $    60  $ 2,106  $ 2,050  $11,677  $ 4,635  $ 8,707  $ 37,575
Total assets............      173    2,386    2,365   11,938    5,296    8,987    51,507
Convertible
  participating
  preferred stock.......      --     5,294      --       --       --       --        --
Stockholders' equity
  (deficiency)..........   (1,512)  (3,093)   2,151   11,661    4,462    8,616    47,814

--------

(1) When we prepared our June 30, 2000 financial statements, purchased research and development in connection with the acquisition of Celtrix, was estimated to be approximately $54.4 million. On September 15, 2000, the valuation of acquired in-process research and development was completed by an independent third-party appraisal company, and the value assigned to the purchased research and development was approximately $50.4 million. Accordingly, we will reduce the related expense by $4.0 million in our third quarter financial statements and correspondingly increase goodwill by $4.0 million.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock.

      If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Company

Because our products are in an early stage of development, we have not received regulatory approval for any of our products nor have we released any products for commercial sale, therefore we can give you no assurances that we will succeed in commercializing our products.

      Our long-term viability and growth will depend on the successful commercialization of products resulting from our development activities, including INS-1 and SomatoKine. All of our potential products and production technologies are in the research or development stages and we have generated no revenues from product sales. We will need to conduct significant additional development, laboratory and clinical testing and invest significant additional amounts of capital before we can commercialize our products. We can give you no assurances that we will identify, develop or produce products with commercial potential or that we will secure market acceptance for our products. The failure to commercialize our potential products will adversely affect our business, financial condition and results of operations. In addition, the research, development, testing, clinical trials and acquisition of the necessary regulatory approvals with respect to any given product will take many years and thus delay our receipt of revenues, if any, from any such products. In addition, potential products that appear promising at early stages of development may fail for a number of reasons, including the possibility that the products:

    . may be ineffective;

    . may cause harmful side effects; or

    . may be too expensive to manufacture.

      Our products may also fail to receive regulatory approval. In addition, even after regulatory authorities approve our products, the products may fail to achieve market acceptance or the proprietary rights of third parties may prevent their commercialization.

Since we have a limited operating history, a history of operating losses and expect to generate operating losses for the foreseeable future, we may not achieve profitability for some time, if at all.

      We are focused on product development and we currently have no sales. Both of our operating subsidiaries have incurred losses each year of their operation and we expect to continue incurring operating losses for the foreseeable future. The process of developing our products requires significant pre-clinical testing and clinical trials as well as regulatory approvals for commercialization and marketing before we can begin to generate any revenue from product sales. In addition, commercialization of our drug candidates will require us to establish a sales and marketing organization and contractual relationships to enable product manufacturing and other related activity. We expect that these activities, together with our general and administrative expenses, will result in substantial operating losses for the foreseeable future. As of June 30, 2000, our accumulated deficit was $89.6 million. For the year ended December 31, 1999, the combined net loss of our operating subsidiaries was $18.3 million. Our net loss for the six months ended June 30, 2000, was $66.8 million.

      Prior to May 31, 2000, Celtrix was a publicly-held biopharmaceutical company focused on the development of SomatoKine to treat diabetes, severe osteoporosis, including hip fracture surgery, and severe burns. From the date of its incorporation in July 1990 through the closing of our acquisition on May 31, 2000, Celtrix had accumulated a deficit of approximately $144.4 million.

We will need additional funds in the future to continue our operations, but we face uncertainties with respect to our access to capital that could adversely impact our business, financial condition and results of operations.

      We will require substantial future capital in order to continue to conduct the time consuming research and development, clinical studies and regulatory activities necessary to bring our therapeutic products to market and to establish production, marketing and sales capabilities. There can be no assurance that our cash reserves together with any subsequent funding will satisfy our capital requirements. The failure to satisfy our capital requirements will adversely affect our business, financial condition and results of operations. Our future capital requirements will depend on many factors, including the progress of pre-clinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing and prosecuting patent applications and enforcing patent claims and the establishment of strategic alliances and activities required for product commercialization. We believe that existing cash reserves, together with proceeds from this proposed financing, will sufficiently fund our activities until at least the end of 2002.

      We may seek additional funding through strategic alliances, private or public sales of our securities or by licensing all or a portion of our technology. Such funding may significantly dilute existing shareholders or may limit our rights to our currently developing technology. There can be no assurance, however, that we can obtain additional funding on reasonable terms, or at all. If we cannot obtain adequate funds, we may need to significantly curtail our product development programs and/or relinquish rights to our technologies or product candidates.

If our products fail in clinical trials or if we cannot enroll enough patients to complete our clinical trials there may be an adverse effect on our business, financial condition and results of operations.

      In order to sell our products, we must receive regulatory approval for our products. Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and effective for use in each target indication. Therefore, if our products fail in clinical trials there will be an adverse effect on our business, financial condition and results of operations. In addition, the results from pre-clinical testing and early clinical trials may not be predictive of results obtained in later clinical trials. There can be no assurance that our clinical trials will demonstrate sufficient safety and effectiveness to obtain regulatory approvals. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in late stage clinical trials even after promising results in early stage development.

      The completion rate of our clinical trials is dependent on, among other factors, the patient enrollment rate. Patient enrollment is a function of many factors, including:

    . patient population size;

    . the nature of the protocol to be used in the trial;

    . patient proximity to clinical sites; and

    . eligibility criteria for the study.

We believe our planned procedures for enrolling patients are appropriate, however, delays in patient enrollment will increase costs and delay ultimate sales, if any, of our products. Such delays could materially adversely affect our business, financial condition and results of operations.

If we fail to obtain regulatory approvals for our products under development, such failure may adversely affect our business, financial condition and results of operations.

      Because our products are in an early stage of development, none has received regulatory approval or been released for commercial sale. The pre-clinical testing and clinical trials of any compounds we develop and the manufacturing and marketing of any drugs produced from such compounds must comply with regulation by numerous federal, state and local governmental authorities in the United States, principally the Food and Drug Administration, and by similar agencies in other countries. No product can receive Food and Drug Administration approval unless human clinical trials show its safety and effectiveness. There can be no assurance that clinical testing will provide evidence of safety and effectiveness in humans or that regulatory agencies will grant approvals for any of our products.

      The regulatory process takes many years and requires the expenditure of substantial resources. Data obtained from pre-clinical and clinical activities are subject to varying interpretations that could delay, limit or prevent regulatory agency approval. We may also encounter delays or rejections based on changes in regulatory agency policies during the period in which we develop a drug and/or the period required for review of any application for regulatory agency approval of a particular compound. Delays in obtaining regulatory agency approvals could adversely affect the marketing of any drugs our collaborative partners or we develop. Such delays could impose costly procedures on our collaborative partners' or our activities, diminish any competitive advantages that our collaborative partners or we may attain, and adversely affect our ability to receive royalties, any of which could materially adversely affect our business, financial condition and results of operations.

      If the FDA grants approval for a drug, such approval may limit the indicated uses for which we may market the drug and this could limit the potential market for such drug. Furthermore, if we obtain approval for any of our products, the marketing and manufacture of such products remain subject to extensive regulatory requirements. Even if the FDA grants approval, such approval would be subject to continual review, and later discovery of unknown problems could restrict the products future use or cause their withdrawal from the market. Failure to comply with regulatory requirements could, among other things, result in fines, suspension of regulatory approvals, operating restrictions and criminal prosecution. In addition, many countries require regulatory agency approval of pricing and may also require approval for the marketing in such countries of any drug our collaborative partners or we develop.

      We cannot be certain that we will obtain any regulatory approvals in other countries and the failure to obtain such approvals may materially adversely affect our business, financial condition and results of operations. In order to market our products outside of the United States, our corporate partners and we must comply with numerous and varying regulatory requirements of other countries regarding safety and quality. The approval procedures vary among countries and can involve additional product testing and administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries includes all of the risks associated with obtaining FDA approval detailed above. Approval by the FDA does not ensure approval by the regulatory authorities of other countries.

If our products fail to achieve market acceptance for any reason, such failure may adversely affect our business, financial condition and results of operations.

      There can be no assurance that any of our product candidates, if approved for marketing, will achieve market acceptance. If our products do not receive market acceptance for any reason, it may adversely affect our business, financial condition and results of operations. The degree of market acceptance of any products we develop will depend on a number of factors, including:

    . the establishment and demonstration in the medical community of the clinical efficacy and safety of our products;

    . their potential advantage over existing treatment methods; and

    . reimbursement policies of government and third-party payers, including insurance companies.

For example, even if we obtain regulatory approval to sell our products, physicians and healthcare payers could conclude that our products are not safe and effective and physicians could choose not to use them to treat patients. Our competitors may also develop new technologies or products which are more effective or less costly, or that seem more cost-effective than our products. We can give no assurance that physicians, patients, third-party payers or the medical community in general will accept and use any products that we may develop.

We currently have no internal manufacturing or marketing capability which may make commercializing our products difficult.

      We have no internal manufacturing capability. Failure to successfully manufacture and market our products could materially adversely affect our business, financial condition and results of operations. We intend to enter strategic alliances with other parties that have established commercial scale manufacturing and marketing capabilities. There can be no assurance that we will enter such strategic alliances on terms favorable to us, or at all. If we are unable to establish and maintain relationships with third parties for manufacturing sufficient quantities of our product candidates and their components that meet our planned time and cost parameters, the development and timing of our clinical trials may be adversely affected. In addition, there can be no assurance that an adverse FDA inspection of a contractor's manufacturing facilities would not impede our commercial supply capability. As an alternative, we may choose to commercialize such products on our own, which would require substantial additional funds.

      If the FDA or any other regulatory agency permits us to commence commercial sales of products, we will face competition with respect to commercial sales, marketing and distribution. These are areas in which we have no experience. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capability. Alternatively, we may engage a pharmaceutical company with a large distribution system and a large direct sales force to assist us. There can be no assurance that we will successfully establish sales and distribution capabilities or gain market acceptance for our proprietary products. To the extent we enter co-promotion or other licensing arrangements, any revenues we receive will depend on the efforts of third parties and there can be no assurance that our efforts will succeed.

Materials necessary to manufacture SomatoKine may not be available which may adversely affect our business, financial condition and results of operations.

      Only a few facilities make the recombinant proteins that comprise SomatoKine. We believe we currently have sufficient quantities of the protein necessary to produce SomatoKine in quantities sufficient to conduct our planned clinical trials and have contracted with one of these facilities, BioScience Contract Production Company, to produce product for additional clinical trials. A shutdown or disruption in any of these facilities due to technical, regulatory or other problems, resulting in an interruption in supply of these materials, could delay our development activities and adversely impact our business, financial condition and results of operations.

If the third-party clinical research organizations we intend to rely on to conduct our future clinical trials do not perform in an acceptable and timely manner, our clinical trials could be delayed or unsuccessful.

      We do not have the ability to conduct all of our clinical trials independently. We intend to rely on clinical investigators and third-party clinical research organizations to perform a portion of these functions. If we cannot locate acceptable contractors to run a portion of our clinical trials or enter into favorable agreements with them, or if these third parties do not successfully carry out their contractual duties or meet expected deadlines, we will be unable to obtain required approvals and will be unable to commercialize our product candidates on a timely basis, if at all.

We need collaborative relationships for success.

      We currently rely and may in the future rely on a number of significant collaborative relationships, such as our license agreement with Taisho Pharmaceuticals and our joint venture with Elan Corporation, plc, for our research funding, clinical development and/or sales and marketing performance. Reliance on collaborative relationships poses a number of risks, including the following:

    . we cannot effectively control whether our corporate partners will devote sufficient resources to our programs or products;

    . disputes may arise in the future with respect to the ownership of rights to technology developed with corporate partners;

    . disagreements with corporate partners could delay or terminate the research, development or commercialization of product candidates, or result in litigation or arbitration;

    . contracts with our corporate partners may fail to provide sufficient protection of our intellectual property;

    . we may have difficulty enforcing the contracts if one of these partners fails to perform;

    . corporate partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue technologies or products either on their own or in collaboration with our competitors; and

    . corporate partners with marketing rights may choose to devote fewer resources to the marketing of our products than they do to products of their own development.

      We are currently in discussions with Elan regarding the design, conduct and funding of a Phase II clinical trial for SomatoKine for osteoporotic hip fracture repair. No assurance can be given that we will reach an agreement with Elan regarding these matters.

      Given these risks, a great deal of uncertainty exists regarding the success of our current and future collaborative efforts. Failure of these efforts could delay our product development or impair commercialization of our products.

Uncertainty regarding third-party reimbursement and healthcare cost containment initiatives may negatively affect our business, financial condition and results of operations.

      If we succeed in bringing any of our proposed products to the market, we cannot assure you that third parties will consider the products cost-effective or provide reimbursement in whole or in part for their use. Our commercial success will depend in part on third-party payers agreeing to reimburse patients for the costs of products. Government health administration authorities, private health insurers and other organizations generally provide reimbursement. Third-party payers frequently challenge the pricing of new drugs. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Therefore, third-party payers may not approve our products for reimbursement.

      If third-party payers do not approve our products for reimbursement, sales will suffer as some patients will opt for a competing product that is approved for reimbursement. Even if third-party payers make reimbursement available, these payer's reimbursement policies may adversely affect our corporate partners' and our ability to sell such products on a profitable basis.

      Moreover, the trend toward managed healthcare in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products which could adversely affect our business, financial condition and results of operations.

      In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after the FDA or other regulatory agencies approve any of our proposed products for marketing. While we cannot predict the likelihood of any such legislative or regulatory proposals, if the government or an agency adopts such proposals they could materially adversely affect our business, financial condition and results of operations.

Our growth strategy includes acquiring complementary businesses or technologies that may not be available, or, if available and purchased or licensed, might not improve our business, financial condition or results of operations.

      As part of our business strategy, we expect to pursue acquisitions and in-licensing new products and technologies. Nonetheless, we cannot assure you that we will identify suitable acquisitions or products or that we can make such acquisitions, or enter into such license agreements on acceptable terms. If we acquire businesses, those businesses may require substantial capital and we cannot assure you that such capital will be available in sufficient amounts or that financing will be available in amounts and on terms that we deem acceptable. Furthermore, the integration of acquired businesses may result in unforeseen difficulties that require a disproportionate amount of management's attention and our other resources. Finally, we cannot assure you that we will achieve productive synergies and efficiencies from these acquisitions.

We intend to conduct proprietary development programs with collaborators, and any conflicts with them could harm our business, financial condition and results of operations.

      We intend to enter into collaborative relationships, such as our arrangement with Taisho Pharmaceuticals and our joint venture with Elan, that will involve our collaborator conducting proprietary development programs. Any conflict with our collaborators could reduce our ability to obtain future collaboration agreements and negatively influence our relationship with existing collaborators, which could reduce our revenues and have an adverse effect on our business, financial condition and results of operations. Moreover, disagreements with our collaborators could develop over rights to our intellectual property.

      Certain of our collaborators could also become competitors in the future. Our collaborators could harm our product development efforts by:

    . developing competing products;

    . precluding us from entering into collaborations with their competitors;

    . failing to obtain timely regulatory approvals;

    . terminating their agreements with us prematurely; or

    . failing to devote sufficient resources to the development and commercialization of products.

If we fail to make payments required under the license agreement with the University of Virginia Patent Foundation, then the Foundation may terminate the license agreement and our rights to the patents licensed to us, which would adversely affect our business, financial condition and results of operations.

      We have a license agreement with the University of Virginia Patent Foundation with respect to a number of our patents that obligates us to pay license fees and royalties. We must also pay filing and maintenance costs for the patent rights associated with the license agreement and any new patent applications. If we fail to make payments required under the license agreement, then the University of Virginia Patent Foundation may terminate the license agreement and our rights to the patents licensed to us, which would materially adversely affect our business, financial condition and results of operations.

We face uncertainties related to patents and proprietary technology that may adversely affect our business, financial condition and results of operations.

      Our success will depend in part on our ability to:

    . obtain patent protection for our products;

    . preserve trade secrets;

    . prevent third parties from infringing on our patents; and

    . refrain from infringing on the patents of others, both domestically and internationally.

Our patent positions are highly uncertain, and any future patents we receive for our potential products will be subject to this uncertainty, which may adversely affect our business, financial condition and results of operations. We intend to actively pursue patent protection for products with significant potential commercial value arising in the course of our research and development activities. Nevertheless, it is possible that, in the patent application process, certain claims may fail or achieve such limited approval that the value of the patents would be diminished. Further, there can be no assurance that any patents obtained will afford us adequate protection. In addition, any patents we procure may require cooperation with companies holding related patents. We may have difficulty forming a successful relationship with these other companies.

      We can give no assurance that a third party will not claim (with or without merit) that we have infringed or misappropriated their proprietary rights. A variety of third parties have obtained, and are attempting to obtain patent protection relating to IGF-1 and/or BP3, their production and use. We can give no assurances as to whether any issued patents, or patents that may later issue to third parties, would affect our contemplated commercialization of SomatoKine or INS-1. We can give no assurances that such patent(s) can be avoided, invalidated or licensed. If any third party were to assert a claim for infringement, we can give no assurances that we would be successful in the litigation or that such litigation would not have a material adverse effect on our business, financial condition and results of operation. Furthermore, we may not be able to afford the expense of defending against such a claim.

      Genentech has two issued United States patents, one directed to certain DNA molecules encoding BP3 and another directed to the BP3 protein. We can provide no assurance that we will not be found to infringe one or both of those patents. Those patents might have an adverse effect on our ability to conduct our business, and prevent us from making, using or selling certain products, including SomatoKine, in the United States. A European counterpart of one of those patents has also been granted, however, we successfully opposed it. Genentech has recently appealed this decision in Europe. The appeal could succeed and, if successful, we cannot determine what claims, if any, will be reinstated or the breadth of such claims. If the patent is maintained in Europe, it could adversely affect our plans for European commercialization, and might prevent us from producing and/or using SomatoKine in Europe. In addition, a patent has been issued to Genentech for the co-administration of IGF-1 and BP3 by subcutaneous bolus injection to produce a greater anabolic state. We can provide no assurance that we will not be found to infringe this patent.

      We have been granted a European patent with claims to recombinantly produced BP3, therapeutic uses of BP3 and therapeutic uses of SomatoKine. Genentech has opposed this patent, but that proceeding is being held in abeyance pending the outcome of the appeal of a related Genentech European patent. We cannot provide any assurance that some or all of our patent claims will not be revoked as a consequence of this opposition.

      Third parties, including Genentech, Chiron and Amgen have United States patents directed at the production of recombinant IGF-1, BP3 and/or recombinant proteins in general. While we believe that we have developed a process that avoids infringement of these patents, we can provide no assurance that a third party will not assert a contrary position, and further that such a party will not prevail.

      Novartis, Beth Israel Hospital and Chiron have United States patents relating to the use of IGF-1 for the treatment of diabetes, and Novartis has a United States patent relating to the treatment of osteoporosis with IGF-1. Fujisawa Pharmaceuticals Co., Ltd. has a United States patent that contains claims to methods for treating insulin-resistant diabetes using an insulin-like growth factor. We can provide no assurance that we will not be found to infringe any of these patents. These patents might have an adverse effect on our ability to conduct our business, and prevent us from making, using or selling certain products, including SomatoKine in the United States.

      We may have to undertake costly litigation to enforce any patents issued or licensed to us or to determine the scope and validity of another party's proprietary rights. We cannot assure that a court of competent jurisdiction would validate our issued or licensed patents. An adverse outcome in litigation or an interference or other proceeding in a court or patent office could subject us to significant liabilities to other parties, require us to license disputed rights from other parties or require us to cease using such technology, any of which could materially adversely affect our business, financial condition and results of operations.

Third-party claims that our products infringe on their proprietary rights may adversely affect our business, financial condition and results of operations.

      We have entered into license agreements and may enter into future license agreements with other parties to develop and market our products, and we cannot assure that third parties will not claim that ourselves and/or our licensees by practicing our technology for INS-1 and SomatoKine, current or future products or manufacturing processes infringe their proprietary rights. If other companies successfully bring legal actions against us or our licensees claiming patent or other intellectual property infringements, in addition to any potential liability for damages, a court could require us and/or our licensees to obtain a license in order to continue to use the affected process or to manufacture or use the affected products, or alternatively, require us and/or our licensees to cease using such products or process. Such a result may have an adverse effect on our business, financial condition and results of operations. Any such claim, with or without merit, could result in costly litigation or might require us and/or our licensees to enter into royalty or licensing agreements, all of which could delay or otherwise adversely impact the development of our potential products for commercial use. If a court requires us to obtain licenses, there can be no assurance that we and/or our licensees will be able to obtain them on commercially favorable terms, if at all. Without such licenses, we and/or our licensees may be unable to develop certain products. Our breach of an existing license, our failure to obtain, or our delay in obtaining a license to any technology that we require to commercialize our products may materially adversely impact our business, financial condition and results of operations.

An inability to compete successfully would harm our business, financial condition and results of operations.

      We engage in a business characterized by extensive research efforts, rapid developments and intense competition. We cannot assure that our products will compete successfully or that research and development by others will not render our products obsolete or uneconomical. Our failure to compete effectively would materially adversely affect our business, financial condition and results of operations. We expect that successful competition will depend, among other things, on product efficacy, safety, reliability, availability, timing and scope of regulatory approval and price. Specifically, we expect crucial factors will include the relative speed with which we can develop products, complete the clinical testing and regulatory approval processes and supply commercial quantities of the product to the market. We expect competition to increase as technological advances are made and commercial applications broaden. In each of our potential product areas, we face substantial competition from large pharmaceutical, biotechnology and other companies, universities and research institutions. Relative to us, most of these entities have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing pharmaceutical products. Many of our competitors may achieve product commercialization or patent protection earlier than we will. Furthermore, we believe that our competitors have used, and may continue to use, litigation to gain a competitive advantage. Finally, our competitors may use different technologies or approaches to the development of products similar to the products we are seeking to develop.

Rapid technological change could make our products obsolete, which could materially adversely affect our business, financial condition and results of operations.

      Biotechnology and related pharmaceutical technology have undergone and should continue to experience rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with their development. Rapid technological change could make our products obsolete that could materially adversely affect our business, financial condition and results of operations.

We are dependent upon key personnel and others, the loss of which could materially adversely affect our business, financial condition and results of operations.

      We highly depend on the principal members of our scientific and management staff, the loss of whose services might significantly delay or prevent the achievement of research, development, or business objectives and would materially adversely affect our business, financial condition and results of operations. Our success depends, in large part, on our ability to attract and retain qualified management, scientific and medical personnel, and on our ability to develop and maintain important relationships with commercial partners, leading research institutions and key distributors. We face intense competition for such personnel and relationships. We cannot assure that we will attract and retain such persons or maintain such relationships.

      We expect that our potential expansion into areas and activities requiring additional expertise, such as further clinical trials, governmental approvals, contract manufacturing and marketing, will place additional requirements on our management, operational and financial resources. We expect these demands will require an increase in management and scientific personnel and the development of additional expertise by existing management personnel. The failure to attract and retain such personnel or to develop such expertise could materially adversely affect prospects for our success.

Our research and development activities involve the use of hazardous materials and chemicals which could expose us to damages that could materially adversely affect our business, financial condition and results of operations.

      Our research and development activities involve the use of hazardous materials and chemicals, including radioactive materials. We believe that our procedures for handling hazardous materials comply with federal and state regulations; however, there can be no assurance that accidental injury or contamination from these materials will not occur. In the event of an accident, we could be held liable for any damages, which could exceed our available financial resources, including our insurance coverage. This liability could materially adversely affect our business, financial condition and results of operations.

      We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products. These laws and regulations may require us to incur significant costs to comply with environmental laws and regulations in the future that could materially adversely affect our business, financial condition and results of operations.

We risk liability from potential product liability claims that our insurance may not cover which could materially adversely affect our business, financial condition and results of operations.

      In testing, manufacturing and marketing our products, we risk liability from the failure of products to perform as we expect. Such risks exist even with respect to those potential products, if any, that receive regulatory approval for commercial sale. Although we currently have product liability insurance and seek to obtain indemnification from licensees of the products, obtaining additional insurance or indemnification may be inadequate, unobtainable or prohibitively expensive. Our insurance policies provide coverage for product liability on a claims made basis and general liability on an occurrence basis. We must renew these policies every year. We may not be able to renew our current policies or obtain additional insurance in the future on acceptable terms or at all. Our inability to obtain sufficient insurance coverage on reasonable terms, or otherwise protect ourselves against potential product liability claims in excess of our insurance coverage, if any, could materially adversely affect our business, financial condition and results of operations.

      We cannot guarantee that our present product liability insurance coverage is adequate. Such existing coverage will not be adequate as we further develop our products, and we cannot guarantee that we will obtain adequate insurance coverage against potential claims in sufficient amounts or at a reasonable cost.

Our management has broad discretion on how to use the proceeds of this offering and may not apply the proceeds in a manner that increases the value of your investment.

      Our management will have broad discretion in applying the net proceeds of this offering. Although we expect our management to use the net proceeds from this offering to fund our development of INS-1 and SomatoKine and for working capital, capital expenditures, and general corporate purposes, the net proceeds have not been allocated for specific purposes. You will be entrusting your funds to our management, upon whose judgment you must depend, with limited information concerning the specific purposes to which the funds will ultimately be applied. Our management may not be able to yield a significant return, if any, on any investment of the proceeds.

Risks Related to the Stock

You will incur immediate and substantial dilution of the value of your shares.

      The offering price of our common stock is substantially higher than the net tangible pro forma book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in the net tangible book value of their common stock of $10.87 per share on a pro forma basis at June 30, 2000, based on the assumed public offering price of $14.00 per share. In the past, we issued options and warrants to acquire capital stock at prices significantly below the public offering price. There will be further dilution to investors when any of these outstanding options or warrants are exercised.

      If a large number of shares of our common stock are sold after this offering, or if there is the perception that such sales could occur, the market price of our common stock may decline.

      The market price of our common stock could decline due to sales of a large number of shares in the market after this offering or the perception that such sales could occur, including sales or distributions of shares by our large shareholders. Any such sales could also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock and could also make it more difficult for us to pay in stock for any acquisitions we decide to pursue in the future.

We expect that our stock price will fluctuate significantly.

      Our common stock is listed on the Nasdaq National Market under the ticker symbol "INSM." The stock market, particularly in recent years, has experienced significant volatility particularly with respect to biopharmaceutical and biotechnology based stocks. The volatility of biopharmaceutical and biotechnology based stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause such volatility in the market price of our common stock include:

    . announcements of the introduction of new products by us or our competitors;

    . market conditions in the biotechnology sectors;

    . rumors relating to us or our competitors;

    . litigation or public concern about the safety of our potential products;

    . our quarterly operating results;

    . deviations in our operating results from the estimates of securities analysts; and

    . FDA or international regulatory actions.

Future sales by existing shareholders may lower the price of our common stock which could result in losses to our shareholders.

      Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.

      Upon completion of this offering, we will have outstanding 32,150,197 shares of common stock assuming the issuance of 5,000,000 shares in this offering and no exercise of outstanding options and warrants after the date hereof and assuming no exercise of the underwriters' over-allotment option. Substantially all of these shares will be freely tradable in the public market without restriction under the Securities Act, unless these shares are held by "affiliates" of our company, as that term is defined in Rule 144 under the Securities Act.

      Directors, executive officers and certain shareholders who in the aggregate own 10,398,747 shares of common stock have agreed to a 90-day lock-up with respect to their shares. Robertson Stephens, Inc. may release shareholders from the lock-up agreement at any time and without notice. Following the expiration of this lock-up period, 10,398,747 common shares subject to the lock-up agreements will become available for immediate resale in the public market subject, in some instances, to the volume and manner of sale limitations of Rule 144.

      Subject to the lock-up agreements described above, our common shares are eligible for sale into the public market as follows:

    . Our affiliates own 10,870,706 shares that may be sold subject to volume restrictions imposed by Rule 144. Our affiliates also own options to acquire an additional 562,750 shares. The shares to be issued upon exercise of these options have been registered and may be freely sold when issued.

    . Our employees and consultants who are not deemed affiliates hold options to buy a total of 772,033 shares. The shares to be issued upon exercise of these options have been registered and may be freely sold when issued.

    . We may issue options to purchase up to an additional 1,665,217 shares under our stock option plans. The shares to be issued upon exercise of these options have been registered and may be freely sold when issued.

    . We have issued warrants to purchase 1,725,330 shares of our common stock. The shares which may be issued upon the exercise of these warrants will be "restricted securities," as defined in Rule 144. These shares may only be sold in the public market if they are registered or they qualify for an exemption from registration. We have agreed under certain circumstances to register the shares acquired upon exercise of such warrants.

Insmed Incorporated has never paid dividends on its capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

      Insmed Incorporated has not thus far paid cash dividends on its common stock. We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses and, therefore, we do not anticipate paying any cash dividends in the foreseeable future.

Certain provisions of Virginia law, our articles of incorporation and amended and restated bylaws make a takeover by a third party difficult.

      Certain provisions of Virginia law, our articles of incorporation and amended and restated bylaws could hamper a third party's acquisition of, or discourage a third party from attempting to acquire control of us. The conditions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions include:

    . a provision allowing us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the holders of the common stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock;

    . the existence of a staggered board of directors in which there are three classes of directors serving staggered three-year terms, thus expanding the time required to change the composition of a majority of directors and perhaps discouraging someone from making an acquisition proposal for us;

    . the amended and restated bylaws' requirement that shareholders provide advance notice when nominating our directors;

    . the inability of shareholders to convene a shareholders' meeting without the Chairman of the Board, the President or a majority of the board of directors first calling the meeting; and

    . the application of Virginia law prohibiting us from entering into a business combination with the beneficial owner of 10% or more of our outstanding voting stock for a period of three years after the 10% or greater owner first reached that level of stock ownership, unless we meet certain criteria.

                   A CAUTION ABOUT FORWARD-LOOKING STATEMENTS

      The matters discussed throughout this prospectus that are not historical facts are forward-looking and, accordingly, involve estimates, projections, goals, forecasts, assumptions and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

      These forward-looking statements may include, but are not limited to, future capital expenditures, acquisitions (including the amount and nature of acquisitions), future revenues, earnings, margins, costs, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. You can identify forward-looking statements by the use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "plan" and similar expressions. Forward-looking statements include all statements regarding commencement of clinical trials, expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for our proposed products, plans and objectives of management, proposed relationships with third-party research organizations, manufacturers and suppliers and markets for our stock.

      These forward-looking statements are found at various places throughout this prospectus. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

      We estimate that our net proceeds from the sale of 5,000,000 shares of common stock we are offering will be approximately $65.2 million, at an assumed public offering price of $14.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

      We expect to use the net proceeds of this offering to fund our development of INS-1 and SomatoKine, and for working capital, capital expenditures and general corporate purposes. Although we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our business, we have no specific acquisitions planned. Pending these uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                       MARKET PRICES AND DIVIDEND POLICY

      Our common stock began trading on The Nasdaq SmallCap Market on June 1, 2000. We moved from The Nasdaq SmallCap Market to the Nasdaq National Market on August 8, 2000. Our trading symbol is "INSM." The following table lists, for the periods indicated, the high and low sale prices per share for our common stock as reported on The Nasdaq SmallCap and Nasdaq National Markets.

                                                                     Insmed
                                                                  Common Stock
                                                                  -------------
   Fiscal Year 2000                                                High   Low
   ----------------                                               ------ ------
   Third Quarter (through September 21, 2000).................... $19.94 $11.00
   Second Quarter................................................ $18.00 $11.25

      On September 21, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $14.00 per share. As of September 21, 2000, there were approximately 650 holders of record of our common stock.

      We have never declared or paid dividends on our common stock. We anticipate that we will retain all earnings, if any, to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination as to the payment of dividends will be at the sole discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors our board of directors deem relevant.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2000 on an actual basis and as adjusted to reflect:

    . the issuance and sale of 5,000,000 shares of common stock offered by us in this offering at an assumed public offering price of $14.00 per share less underwriting discounts and estimated offering expenses; and

    . the application of the estimated net proceeds we expect to receive from this offering.

                                                              As of June 30,
                                                                   2000
                                                             ------------------
                                                                          As
                                                              Actual   adjusted
                                                             --------  --------
                                                              (in thousands)
Stockholders' equity:
 Preferred stock, $0.01 par value; 200,000,000 authorized;
   no shares issued and outstanding........................  $    --   $    --
 Common stock, $0.01 par value; 500,000,000 shares
   authorized, 27,039,988 shares issued and outstanding,
   actual; 32,039,988 shares issued and outstanding, as
   adjusted................................................       270       320
 Additional capital........................................   137,148   202,323
 Accumulated deficit.......................................   (89,595)  (89,595)
 Accumulated other comprehensive loss......................        (9)       (9)
                                                             --------  --------
  Total stockholders' equity...............................  $ 47,814  $113,039
                                                             ========  ========

--------
(1) 1,334,783 shares of common stock issuable on the exercise of outstanding options as of June 30, 2000, of which options to purchase 748,797 shares were then exercisable;
(2) 1,915,217 shares of common stock reserved for issuance under our stock incentive and employee stock purchase plans; and
(3) 1,725,330 shares of common stock issuable on exercise of outstanding warrants.

                                    DILUTION

      Our pro forma net tangible book value on June 30, 2000 was approximately $35.2 million, or $1.30 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after completion of the offering. Assuming our sale of 5,000,000 shares of common stock offered by this prospectus at an assumed public offering price of $14.00 per share, and after deducting underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 2000 would have been approximately $100.4 million or $3.13 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.83 per share to existing shareholders and immediate and substantial dilution in pro forma net tangible book value of $10.87 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Offering price per share...........................................       $14.00
 Pro forma net tangible book value per share at June 30, 2000...... $1.30
 Increase in pro forma net tangible book value per share
   attributable to new investors...................................  1.83
                                                                    -----
Pro forma net tangible book value per share after this offering....         3.13
                                                                          ------
Dilution in pro forma net tangible book value per share to new
  investors........................................................       $10.87
                                                                          ======

      The following table summarizes, on a pro forma basis, as of June 30, 2000, the number of shares, the total consideration paid and the average price per share of common stock previously issued by us and amounts related to shares in this offering. We have assumed an offering price of $14.00 per share, and we have not deducted underwriting discounts and commissions and estimated offering expenses in our calculation. The foregoing discussion and tables also assume no exercise of any outstanding stock options or warrants.

                                       Shares          Total
                                     Purchased     Consideration
                                   -------------- ---------------- Average Price
                                   Number Percent  Amount  Percent   Per Share
                                   ------ ------- -------- ------- -------------
                                       (in thousands, except per share data)
Existing shareholders............. 27,039   84.4% $137,418   66.3%    $ 5.08
New investors.....................  5,000   15.6    70,000   33.7      14.00
                                   ------  -----  --------  -----
  Total........................... 32,039  100.0% $207,418  100.0%
                                   ======  =====  ========  =====

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The reorganizations of Insmed Pharmaceuticals and Celtrix as wholly-owned subsidiaries of Insmed Incorporated occurred as of May 31, 2000. We have presented pro forma consolidated financial information on pages F-2 to F-8. Presented below is the historical financial data and management's discussion and analysis of Insmed Incorporated.

      In the table below, we provide you with selected consolidated financial data. We have prepared this information using the consolidated financial statements of Insmed Incorporated or its predecessor for the five years ended December 31, 1999 and for the six month periods ended June 30, 2000 and 1999. The acquisition of Celtrix closed on May 31, 2000. The purchase method of accounting was used to account for the transaction. Accordingly, the results of operations for Celtrix are included in the historical financial information commencing June 1, 2000. The financial statements for the five fiscal years ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the six-month periods ended June 30, 2000 and 1999 have not been audited.

      When you read this selected historical financial data, it is important that you also read the historical financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 22 to 24.

                                                                       Six Months Ended
                                  Year Ended December 31,                  June 30,
                          -------------------------------------------  -----------------
                           1995     1996     1997     1998     1999     1999      2000
                          -------  -------  -------  -------  -------  -------  --------
                                   (in thousands, except per share data)
Historical Statement of
  Operations Data:
Revenues................  $   380  $   146  $   --   $   100  $   663  $   403  $     90
Operating expenses:
 Research and
   development..........      877    1,302    2,604    3,769    6,320    2,700     6,689
 General and
   administrative.......      666      943      979    1,626    2,189      957     2,425
 Purchased research and
   development (1)......      --       --       --       --       --       --     54,433
 Stock compensation.....      --       --       --       --       285      --      3,564
                          -------  -------  -------  -------  -------  -------  --------
Total operating
  expenses..............    1,543    2,245    3,583    5,395    8,794    3,657    67,111
                          -------  -------  -------  -------  -------  -------  --------
Operating loss..........   (1,163)  (2,099)  (3,583)  (5,295)  (8,131)  (3,254)  (67,021)
Interest income, net....      (43)      11      103      486      338      210       206
                          -------  -------  -------  -------  -------  -------  --------
Net loss................  $(1,206) $(2,088) $(3,480) $(4,809) $(7,793) $(3,044) $(66,815)
                          =======  =======  =======  =======  =======  =======  ========
Basic and diluted net
  loss per share........  $ (0.86) $ (0.99) $ (1.39) $ (1.68) $ (2.47) $ (0.97) $  (8.85)
Weighted average
  shares................    1,406    2,099    2,497    2,868    3,155    3,140     7,550
                                       December 31,                        June 30,
                          -------------------------------------------  -----------------
                           1995     1996     1997     1998     1999     1999      2000
                          -------  -------  -------  -------  -------  -------  --------
                                               (in thousands)
Historical Balance Sheet
  Data:
Cash, cash equivalents
  and investments.......  $    60  $ 2,106  $ 2,050  $11,677  $ 4,635  $ 8,707  $ 37,575
Total assets............      173    2,386    2,365   11,938    5,296    8,987    51,507
Convertible
  participating
  preferred stock.......      --     5,294      --       --       --       --        --
Stockholders' equity
  (deficiency)..........   (1,512)  (3,093)   2,151   11,661    4,462    8,616    47,814

--------
(1) When we prepared our June 30, 2000 financial statements, purchased research and development in connection with the acquisition of Celtrix was estimated to be approximately $54.4 million. On September 15, 2000, the valuation of acquired in-process research and development was completed by an independent third-party appraisal company, and the value assigned to the purchased research and development was approximately $50.4 million. Accordingly, we will reduce the related expense by $4.0 million in our third quarter financial statements and correspondingly increase goodwill by $4.0 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion also should be read in conjunction with the Consolidated Financial Statements and notes thereto.

Overview

      We are a holding company formed in November 1999 to facilitate the acquisition of Celtrix Pharmaceuticals, Inc., by Insmed Pharmaceuticals, Inc., which we completed on May 31, 2000. Insmed Pharmaceuticals, Inc., our predecessor, was incorporated in September 1988 and has devoted substantially all of its resources since inception to the research and development of INS-1 for the treatment of type 2 diabetes and PCOS. We have not been profitable and have accumulated a deficit of approximately $35.2 million, exclusive of the purchased research and development charge of $54.4 million attributable to our acquisition of Celtrix, from the organization of Insmed Pharmaceuticals, Inc. through June 30, 2000.

      Prior to May 31, 2000, Celtrix was a publicly-held biopharmaceutical company focused on the development of SomatoKine to treat diabetes, severe osteoporosis, including hip fracture surgery, and severe burns. From the date of its incorporation in July 1990 through the closing of our acquisition on May 31, 2000, Celtrix had accumulated a deficit of approximately $144.4 million.

      When we prepared our June 30, 2000 financial statements, purchased research and development in connection with the acquisition of Celtrix was estimated to be approximately $54.4 million. On September 15, 2000, the valuation of acquired in-process research and development was completed by an independent third-party appraisal company, and the value assigned to the purchased research and development was approximately $50.4 million. Accordingly, we will reduce the related expense by $4.0 million in our third quarter financial statements and correspondingly increase goodwill by $4.0 million.

      We expect to incur significant additional operating losses for at least the next several years and until such time as we generate sufficient revenue to offset expenses. Research and development costs relating to product candidates will continue to increase. Manufacturing, sales and marketing costs will increase as we prepare for the commercialization of our products.

      On July 10, 2000, we signed a definitive agreement with Taisho Pharmaceutical Co., Ltd. for the development and commercialization of INS-1 in Japan and other Asian countries. The potential pre-commercialization value of the collaboration is $32 million, which would include license fees and payments upon achievement of certain development and regulatory milestones as well as a completed equity investment of $3 million. Taisho will fund 20% of the development costs of INS-1 in North America and Europe. We will receive royalties on INS-1 sales in Japan and certain other Asian Countries covered by the agreement.

Results of Operations

The Six Months Ended June 30, 2000 compared to the Six Months Ended June 30,
1999

      For the six month period ended June 30, 2000, we recorded a net loss of $66.8 million. The largest component of the net loss relates to a one-time, non-cash charge of $54.4 million to write-off purchased research and development resulting from the acquisition of Celtrix.

      In the first quarter of 2000, we recognized an $8.4 million non-cash charge for stock compensation. Approximately $4.8 million of this charge was reversed in the second quarter of 2000. The major component of these non-cash charges relate to stock options exercised with a non-recourse note. Generally accepted accounting principles require that compensation be recognized in the financial statements based on the difference between the current market price of the underlying stock and the market price utilized in the previous reporting period. We used the sale of stock to Taisho on March 28, 2000, to determine the amount of the charge in the first quarter, as we had no quotable market price at the time. The quoted market price of $13.00 per share on June 30, 2000 was utilized to determine the amount of the credit in the second quarter. The non-recourse note to which the majority of the charge relates was repaid on June 30, 2000.

      Revenues for the current and prior periods relate to grants under the Small Business Innovation Research Program (SBIR).

      Research and development expenses increased 148% to $6.7 million for the six-month period ended June 30, 2000. The increase resulted primarily from a higher level of clinical trial expenses, contract manufacturing, and salaries. Expenses related to clinical site trial grants, contract research organizations and other clinical trial expenses increased 267% over the six months ended June 30, 1999. Expenditures to manufacture INS-1 clinical trial material have more than tripled over the prior six month period ended June 30, 1999.

      General and administrative expenses increased 153% from $957,000 to $2.4 million for the six month period ended June 30, 2000. Salaries and benefits account for the majority of the increase. We increased our general and administrative staff to adapt to our public status and to manage our growing portfolio of intellectual property. Legal fees were also incurred to finalize the license agreement with Taisho and other corporate matters, and we incurred fees to develop our new web site and other investor materials.

      As of June 30, 2000, cash and cash equivalents increased $34.8 million from December 31, 1999. The issuance of equity securities produced net proceeds of $36.5 million and the acquisition of Celtrix provided an additional $5.4 million of cash. In addition, approximately $12.7 million of goodwill was recorded as a result of the Celtrix acquisition. Current liabilities increased from $834,000 at December 31, 1999 to $3.7 million at June 30, 2000. The increase was caused primarily by clinical trial costs, professional services related to the purchase of Celtrix, and INS-1 clinical trial material. Stockholders' equity increased $43.4 million as a result of the acquisition of Celtrix, the issuance of equity securities and option exercises. The accumulated deficit increased primarily because of the $54.4 million non-cash charge for the purchased research and development acquired from Celtrix.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

      For the year ended December 31, 1999, revenues were $663,000, compared with $100,000 for 1998. Revenues for both periods consist primarily of SBIR grants. The revenue recorded in 1999 relates to a SBIR grant to fund a Phase II study in PCOS subjects. The revenue recorded in 1998 relates to a SBIR grant to fund a Phase I study in PCOS subjects.

      Research and development expense was $6.3 million for the year ended December 31, 1999 compared to $3.8 million for the year ended December 31, 1998. The $2.5 million (66%) increase was caused by higher clinical trial costs.

      General and administrative expenses increased $819,000, or 50%, to $2.4 million for the year ended December 31, 1999. The increase can be attributed to costs expended to obtain patent protection for technology in various countries, expenses incurred to develop strategic relationships, salary and benefits for the chief financial officer hired in May, and increases in travel and office expenses. The increase is also related to the recognition of $285,000 of stock-based compensation. Interest income declined $148,000 to $338,000 for the year ended December 31, 1999. Lower average cash balances caused this decrease in 1999 compared to 1998.

Year Ended December 31, 1998 compared to Year Ended December 31, 1997

      We recorded revenues of $100,000 for the year ended December 31, 1998. No revenue was recorded in 1997. The 1998 revenue related to a SBIR grant to fund a Phase I study in PCOS subjects.

      For the year ended December 31, 1998, Insmed expended $3.8 million on research and development. This was an increase of $1.2 million, or 46%, from the year ended December 31, 1997, in which $2.6 million was expended. In 1998, additional development personnel were hired to manage and conduct an increasing number of clinical trials. The number of pre-clinical toxicology studies increased significantly over the prior year. Additional lab space was necessary to accommodate the increase in activity and Insmed utilized outside scientific consultants.

      General and administrative expenses increased $647,000 to $1.6 million from $979,000 for the year ended December 31, 1997. The two primary components of the increase were additional salary and wages associated with an increase in personnel and expenditures on investor relations.

      In June 1998, Insmed received net proceeds of $14.0 million from the sale of its Series B Preferred stock. This influx of cash caused an increase in the average cash balance in 1998 resulting in interest income of $486,000 for the year ending December 31, 1998, an increase of $383,000 over 1997.

Liquidity and Capital Resources

      At June 30, 2000, our cash and investments were approximately $37.6 million and were invested in money market instruments and investment grade corporate debt. During the first six months of the year, we completed two equity financings. In March 2000 we sold Taisho Pharmaceuticals 93,413 shares of our common stock. In May 2000 we sold to a group of investors 4,928,585 shares of common stock together with warrants to purchase an additional 1,725,330 shares of common stock. The warrants are exercisable for five years at a price of $9.00 per share. We received aggregate net proceeds of $36.5 million from these two offerings. We believe that our current cash position together with our net proceeds from this offering will be sufficient to fund our operations until at least the end of 2002.

      Our business strategy contemplates selling additional equity and entering into agreements with corporate partners to fund research and development, and provide milestone payments, license fees and equity investments to fund operations. We will need to raise substantial additional funds to continue development and commercialization of our products. There can be no assurance that adequate funds will be available when we need them, or on favorable terms. If at any time we are unable to obtain sufficient additional funds, we will be required to delay, restrict or eliminate some or all of our research or development programs, dispose of assets or technology, or cease operations.

Impact of Year 2000

      We replaced and upgraded much of our information technology in the normal course of business during 1999. Year 2000 failures have not had, and we do not believe they will have, a material adverse impact on our company. The incremental costs of the project were not significant.

Quantitative and Qualitative Disclosures About Market Risk

      Insmed invests its excess cash in investment grade, interest-bearing securities. At June 30, 2000, Insmed had $2.4 million invested in fixed rate securities. Insmed's investments in fixed rate securities are subject to interest rate and credit risk. Based on Insmed's policy of investing in highly rated securities whose maturities at June 30, 2000 are all less than one year minimizes the risk associated with its investment in fixed rate securities. While a hypothetical decrease in market interest rates by 10 percent from the June 30, 2000 levels would cause a decrease in interest income, it would not result in a loss of the principal. Additionally, the decrease in interest income would not be material.

                                    BUSINESS

Introduction

      We discover and develop pharmaceutical products for the treatment of metabolic and endocrine diseases associated with insulin resistance. Insulin resistance is a defect in the body which results in a decreased sensitivity to insulin, the principal hormone that regulates glucose levels in the bloodstream. Our lead product candidate, INS-1, is an orally-active insulin sensitizer which restores tissue sensitivity to insulin. We are developing INS-1 for the treatment of type 2 diabetes and polycystic ovary syndrome, commonly known as PCOS. Our second product candidate, SomatoKine, is a recombinant protein that we are developing as an injectable insulin sensitizer targeted towards the management of both type 1 and type 2 diabetics who are less sensitive to insulin therapy. We believe our product candidates address major clinical needs in the management of the diabetic population.


Medical Background

Insulin Resistance

      Insulin resistance is a defect in the body's ability to properly respond to insulin, the principal hormone that regulates glucose levels in the bloodstream. Insulin resistance is an important metabolic disorder that precedes the development of diseases such as type 2 diabetes and PCOS. It is frequently asymptomatic and is thought to exist in approximately 25% of the general population in the United States. Although the exact cause is unclear, genetic and other factors such as obesity and a sedentary lifestyle are contributing factors.

Diabetes

      Diabetes is a metabolic disease characterized by an inability to properly store and utilize glucose and is caused by either a deficiency of insulin or insulin resistance. The diabetic population consists of two types. Type 1 diabetes, usually emerging during childhood, comprises between 5% and 10% of the diabetic population and is caused by destruction of the cells of the pancreas that produce insulin. In contrast, type 2 diabetes, which represents between 90% and 95% of diabetes cases, usually emerges during middle age. The common manifestation of both types of diabetes is a persistent state of abnormally high levels of blood glucose, referred to as hyperglycemia. The long-term dangers of diabetes arise from organ damage caused by sustained elevations in the blood glucose level and are comprised of both life-threatening and severely debilitating diseases, including kidney disease, blindness and cardiovascular disease.

      According to the American Diabetes Association, diabetes is the sixth leading cause of death by disease in the United States and is estimated to afflict 16 million Americans with approximately 800,000 new cases diagnosed annually. Each year, approximately 200,000 Americans die from diabetes-related complications. According to a recent report from the Centers for Disease Control and Prevention, the current rapid increase in the prevalence of diabetes in the United States should continue due to the increasing rate of obesity in the population. The annual cost to the healthcare system for health related expenditures associated with diabetes in the United States is approximately $100 billion. Diabetes is the leading cause of blindness in people aged 20 to 74 and approximately 40% of all new cases of kidney failure are caused by diabetes. In addition, cardiovascular disease is two to four times more prevalent in diabetics than in non-diabetics.

Current Therapies for Diabetes

      There are few therapeutic options available for treatment of the diabetic patient. The mainstay therapies consist primarily of insulin, particularly in the type 1 diabetic, and oral hypoglycemic drugs for the type 2 diabetic who has failed exercise and dietary modification. According to the American Diabetes Association, 43% of all diabetic patients use insulin and a similar amount use oral drugs.

     The current marketplace consists of the following oral drugs: Glucophage and more recently, Glucovance, thiazolidinediones such as Avandia and Actos, and sulfonylureas. In the last five years, the market for oral antidiabetic drugs in the United States has grown from approximately $500 million to approximately $3 billion in annual revenues. During 1999, the largest selling products in the United States were Glucophage and Rezulin. Glucophage is a product marketed by the Bristol-Myers Squibb company in the United States and generated approximately $1.3 billion in sales in 1999. Rezulin was manufactured by Parke-Davis, a division of Warner-Lambert Company and generated approximately $625 million in sales in 1999. Rezulin was withdrawn from the market on March 22, 2000, after being linked to liver damage.

     Even though these drugs service a multi-billion dollar market, they have several limitations in clinical use:

    . sulfonylureas have been associated with increased cardiovascular mortality and are capable of producing severe hypoglycemia, which is a state of low blood sugar;

    . thiazolidinediones may precipitate congestive heart failure and have been associated with liver toxicity, specifically Rezulin has been removed from the market for this reason;

    . Glucophage has been associated with lactic acidosis which is a rare but life-threatening complication; and

    . Many of these agents cause weight gain and therefore exaggerate the obese state which typically characterizes the type 2 diabetic population.

     The effectiveness of many of these products in lowering blood glucose has been shown to decrease in many patients over time, necessitating insulin therapy. In turn, many patients will ultimately lose sensitivity to insulin, requiring larger doses and in time, will no longer achieve effective control of their blood glucose level. In these patients, there are currently no remaining therapeutic options to achieve optimal blood glucose control.

Polycystic Ovary Syndrome (PCOS)

     PCOS is a major women's health disorder that affects approximately 6% of women in the United States of reproductive age. PCOS is characterized by high levels of testosterone and the absence of ovulation and is the leading cause of female infertility in the United States. Women with this disorder are often overweight, have excess facial and body hair and have menstrual irregularities. According to an April 2000 Practice Committee Report published by the American Society for Reproductive Medicine, clinical studies have demonstrated that excess testosterone concentrations decrease and ovulation resumes when insulin resistance is reduced by either drugs or by diet, suggesting that insulin resistance is one of the primary underlying causes of this disorder. Studies have indicated that women with PCOS have a four-fold increase in the risk of developing hypertension, a seven-fold increase in the risk of developing type 2 diabetes and a seven-fold increase in the risk of having a heart attack. In addition, women with PCOS have a higher risk of developing endometrial cancer.

Current Therapies for PCOS

     There are currently no drugs approved that address the underlying cause of this disorder, namely insulin resistance. While there are drugs that have been approved for the treatment of PCOS, these drugs target the symptoms of PCOS rather than directly addressing insulin resistance. Such treatments include various fertility agents and cosmetic approaches to treat excess facial and body hair. In addition, Glucophage, which is indicated for the treatment of type 2 diabetes, is sometimes prescribed although it is not approved by the FDA for the treatment of PCOS.

Our Product Candidates

      The following table describes our current drug candidates, their indications and clinical trial status.


   Product                                                 Product              Clinical Trial
  Candidate              Indication                      Description                Status

----------------------------------------------------------------------------------------------

    INS-1     Type 2 Diabetes                  Oral first line therapy             Phase II

----------------------------------------------------------------------------------------------

    INS-1     PCOS                             Oral first line therapy             Phase II

----------------------------------------------------------------------------------------------

  SomatoKine  Type 1 and Type 2 Diabetes       Injectable late stage management    Phase II

----------------------------------------------------------------------------------------------

  SomatoKine  Osteoporotic Hip Fracture Repair Injectable late stage management    Phase II



INS-1

      Our lead product candidate, INS-1, is an orally active insulin sensitizer. Insulin is the primary hormone that circulates in the bloodstream to regulate blood glucose levels. Insulin, when released from the pancreas, circulates in the bloodstream and binds to receptors located on the outer surface of various organs and tissues, such as the liver, skeletal muscle and fat. Following binding of insulin to a surface receptor on a normal functioning cell, a key "insulin mediator" is generated from the cell membrane which enters the cell and regulates and coordinates the effects of the hormone inside the cell. Located inside the cell are various enzyme systems that control the metabolism and disposal of glucose from the bloodstream; the activation of these enzymes allows a tight regulation of blood glucose levels.

      The mechanism of action of INS-1 is based on a fundamental understanding of the regulation of insulin action in both normal cellular metabolism and the abnormal condition of insulin resistance. We are presently characterizing unique small molecular weight substances, called "mediators," which are generated within the cell following insulin stimulation that mediate the actions of insulin. We believe that an impaired ability of the cell to synthesize these mediators is the primary defect that results in the insulin resistant condition. INS-1 is a naturally-occurring chemical precursor of one of these mediators which we believe acts as a building block to restore mediator formation and enhance insulin sensitivity.

Type 2 Diabetes

      We have completed six clinical trials that indicate the potential safety and efficacy of INS-1 in patients with type 2 diabetes. We have a comprehensive clinical program for this indication involving five additional Phase II clinical trials, three of which are currently in progress and two are scheduled to begin by the end of 2000 or early 2001. The following table sets forth a summary of our clinical trials of INS-1 for the treatment of type 2 diabetes:

  Study   Trial Design              Number of Patients       Status         Purpose
  -----   -----------------------   ------------------------ -------------- --------------
 Phase I  Randomized, double-       18 obese male volunteers Completed      Safety
          blind, placebo-
          controlled
 Phase I  Randomized, open-label    12 healthy male          Completed      Safety
                                    volunteers
 Phase I  Randomized, open-label,   14 healthy male          Completed      Safety
          food interaction          volunteers
 Phase I  Randomized, open-label    9 healthy male           Completed      Safety
                                    volunteers
 Phase I  Randomized, open-label    9 patients with impaired Completed      Safety and
                                    glucose tolerance, 10                   efficacy
                                    patients with normal
                                    glucose tolerance
 Phase II Randomized, double-       110 patients with type 2 Completed      Safety and
          blind, placebo-           diabetes                                efficacy
          controlled
 Phase II Randomized, double-       60 patients with         In progress    Safety and
          blind, placebo-           impaired glucose                        efficacy
          controlled                tolerance or impaired
                                    fasting glucose
 Phase II Randomized, double-       63 non-diabetic patients In progress    Safety and
          blind, placebo            with dyslipidemia                       efficacy
          controlled
 Phase II Randomized, double-       242 patients with type 2 In progress    Safety and
          blind, placebo-           diabetes currently on                   efficacy
          controlled                sulfonylureas
 Phase II Randomized, double-       Approximately 300        Upcoming       Safety and
          blind, placebo-           patients with type 2                    efficacy
          controlled                diabetes currently on
                                    Glucophage
 Phase II Randomized, double-       Approximately 300        Upcoming       Safety and
          blind, placebo            patients with type 2                    efficacy
          controlled                diabetes inadequately
                                    controlled by diet and
                                    exercise

      In June 1999, we presented to the American Diabetes Association's annual meeting data from our first completed Phase II clinical trial with INS-1 for type 2 diabetes. This was a multi-center, double-blind placebo controlled study involving 110 early stage type 2 diabetic patients with fifty-seven patients randomized to receive INS-1 and fifty-three receiving placebo. When compared to placebo, INS-1 showed statistically significant reductions in glucose and lipid levels (p<0.01) in subjects which had both abnormally high circulating glucose and lipid concentrations.

      Based on the results of our clinical trials to date, we believe several characteristics of INS-1 make it a desirable first line therapy for type 2 diabetes with a superior product profile to the existing drugs in the market:

    . Efficacy Profile. INS-1 has demonstrated an efficacy profile which we believe is superior to existing drugs for the treatment of type 2 diabetes. In contrast to existing drugs, INS-1 not only improved glycemic control but also reduced the high lipid levels which are often characteristic in this disease condition. In addition, INS-1 did not cause weight gain during the course of therapy.

    . Safety Profile. INS-1 is a naturally occurring molecule and has been administered to over 500 patients generating approximately 60 years of cumulative patient exposure. None of these studies have shown any clinically relevant side effects associated with drug administration. The side effects observed were similar to those described in the patients receiving the placebo control.

    . Oral Administration. INS-1 achieves significant concentrations in the bloodstream following oral administration. This method provides ease of administration and facilitates patient compliance with the recommended dosing regimen.

    . Manufacturing and Product Stability. INS-1 is a simple molecule with an excellent stability profile. It can be manufactured using commercially available raw materials.

PCOS

      We have completed one Phase II clinical trial that indicates the potential safety and efficacy of INS-1 in patients with PCOS. We have a comprehensive clinical program in support of this indication involving one additional Phase I and four additional Phase II clinical trials, all of which are currently in progress. The following table sets forth a summary of our clinical trials of INS-1 for the treatment of PCOS:

                                                 Number of
  Study         Trial Design                     Patients                   Status          Purpose
  -----   ------------------------  ----------------------------------- -------------- ----------------
 Phase I  Randomized, open-label    24 pre-pubertal or late-adolescents In progress    Safety
 Phase II Randomized, double-       104 women with PCOS                 Completed      Safety and
          blind, parallel placebo-                                                     efficacy
          controlled
 Phase II Randomized, double-       220 obese women with PCOS           In progress    Safety and
          blind, placebo-                                                              efficacy
          controlled, multi-center
 Phase II Randomized, double-       80 women with PCOS (comparison with In progress    Safety and
          blind, placebo-           Glucophage)                                        efficacy
          controlled
 Phase II Randomized, double-       Approximately 294 women with PCOS   In progress    Safety and
          blind, placebo-                                                              efficacy
          controlled
 Phase II Randomized, double-       88 women with PCOS                  In progress    Safety and
          blind, placebo-                                                              efficacy in
          controlled                                                                   conjunction with
                                                                                       standard
                                                                                       fertility
                                                                                       therapy

      In April 1999, the New England Journal of Medicine published the results of our first completed Phase II clinical trial demonstrating that INS-1 was effective in improving insulin resistance in women with PCOS. This data was obtained from a double-blind single dose placebo controlled study involving 44 obese women with PCOS. In this study, 22 women received INS-1 and 22 women received placebo. When compared to placebo, INS-1 showed statistically significant reductions in insulin (p<0.07) and testosterone concentrations (p<0.006) and an improvement in ovulation (p<0.001). The study was subsequently extended to explore dose response for a total enrollment of 104 women.

      We believe several characteristics of INS-1, specifically its safety and efficacy in patients with PCOS, make it a desirable pharmaceutical product for the treatment of the insulin resistant condition associated with PCOS. It is our goal to develop INS-1 as a first-line therapy for the treatment of PCOS and we believe INS-1 could be the first treatment specifically approved and indicated for the treatment of this disorder.

SomatoKine

      Our second product candidate, SomatoKine, is indicated for the treatment of patients with type 1 and type 2 diabetes who are less sensitive to insulin therapy. SomatoKine is a therapeutic composition of IGF-1 complexed to a primary binding protein, BP3. In healthy individuals, IGF-1 circulates attached to BP3 which serves to regulate the biological activity of IGF-1. IGF-1 is known to enhance insulin action in patients with diabetes; however, its administration has generally been associated with significant side effects which have limited its clinical use. Previous attempts by other companies at boosting IGF-1 levels in the human body to improve insulin sensitivity have focused on delivery of the molecule without BP3. We believe this method does not recognize the importance that the binding protein plays in regulating the actions of IGF-1. We believe that by combining IGF-1 with BP3, we can demonstrate an ability of IGF-1 to enhance insulin action, and limit side effects.

Diabetes

      We have completed three clinical trials that indicate the potential safety and efficacy of SomatoKine in patients with diabetes. We have a comprehensive clinical program for this indication involving three additional Phase II clinical trials, two of which are currently in progress and one is scheduled to begin by the end of 2000 or early 2001. The following table sets forth a summary of our clinical trials of SomatoKine for the treatment of diabetes:


 Study              Trial Design                  Number of Patients          Status          Purpose
 -----    -------------------------------- -------------------------------- ----------- -------------------
Phase I   Single dose                      12 healthy volunteers            Completed   Safety

Phase I   Multiple doses                   12 healthy volunteers            Completed   Safety
Phase II  Double-blind, placebo controlled 12 patients with type 1 diabetes Completed   Safety and efficacy
Phase II  Randomized, open-label           32 patients with type 1 diabetes In progress Safety and efficacy
Phase II  Randomized, open-label           32 patients with type 2 diabetes In progress Safety and efficacy
Phase II  Randomized, open-label           Approximately 80 patients with   Upcoming    Safety and efficacy
                                           type 2 diabetes

      In April 2000, the Journal of Clinical Endocrinology & Metabolism published the results of our first completed Phase II clinical trial with SomatoKine for type 1 diabetes. This trial demonstrated that SomatoKine showed a statistically significant improvement in insulin sensitivity in patients with type 1 diabetes with no clinically relevant adverse effects. This data was based on a double-blind placebo controlled study involving 12 patients with type 1 diabetes. Specifically, data from this study revealed that when compared to placebo, average daily insulin requirements were significantly reduced (p<0.01), average daily blood glucose levels declined (p<0.02) and cholesterol levels declined (p<0.05). Published results of previous studies by other companies of IGF-1 administered alone indicate that patients frequently reported jaw pain, muscular pain, headache and tissue swelling. There were no reports of clinically relevant side effects in this Phase II trial of SomatoKine.

      We believe our clinical results indicate that SomatoKine offers potential as a late stage therapeutic for improving insulin sensitivity in both type 1 and type 2 diabetics.

Other Potential Indications--Osteoporotic Hip Fracture Repair

      We believe our therapeutic composition, SomatoKine, could prove to be effective in the treatment of osteoporotic hip fracture. We believe SomatoKine has the potential to substantially restore bone mineral density and improve muscle strength, thereby reducing fracture risk and improving patient strength and mobility.

      Osteoporosis is a chronic, debilitating disease in which the bones become increasingly porous, brittle and subject to fracture. According to the National Osteoporosis Foundation, in the United States, approximately 10 million people have the disease and it contributes to more than 1.5 million fractures per year. These fractures have been shown to result in accelerated bone loss. Studies estimate that one-half of all women over age 50 eventually will suffer an osteoporosis-related fracture. This patient population consists largely of post-menopausal women who already have lost up to 20% of their bone mass and are at high risk of fractures of the hip, wrist or spine. Furthermore, the National Osteoporosis Foundation reports that an average of 24% of hip fracture patients age 50 and over die in the year following their fracture, and one-fourth of those who were ambulatory before their hip fracture require long term care afterward. While estrogens, calcitonin, bisphosphonates and other therapies are prescribed for osteoporosis, these treatments are used primarily to prevent further bone loss rather than to form new bone.

      We have completed a multi-center Phase II clinical study using multiple doses of SomatoKine to treat women with severe osteoporosis who had recently undergone hip fracture surgery. This study evaluated 46 patients who received either SomatoKine or a placebo over a period of eight weeks. We evaluated several indicators of a patient's functional well-being, including muscle strength, daily activities and bone mass. Hip fracture patients typically suffer an accelerated loss of bone mineral density immediately post-fracture. In patients treated with SomatoKine there was a statistically significant reversal in this early loss of bone. In addition, muscle strength and physical activities associated with daily living also improved in these patients.

      We are currently in discussions with Elan Corporation, plc, our joint venture partner, regarding the design, conduct and funding of a Phase II clinical trial to evaluate the safety and efficacy of SomatoKine delivered by a MEDIPAD Delivery System provided by Elan.

Business Strategy

      We are a product-focused company whose goal is to become the leading biopharmaceutical company treating metabolic and endocrine diseases. The key elements of this strategy are listed below.

      Focus on products to treat metabolic and endocrine diseases. We will work to complete the development and approval of our products to treat diabetes, PCOS and osteoporotic hip fracture. We believe these are largely underserved, high-growth markets. Our management team has significant experience in drug development and we will use this expertise to complete our clinical development programs and, if successful, file for regulatory approval in the U.S.

      Retain commercial rights to market products in selected markets. We intend to market and distribute INS-1 for the treatment of PCOS in the U.S. through a direct sales force. For our other indications, our goal is to retain marketing rights to our product candidates until the development of the products is essentially complete. We believe this approach will allow us to negotiate optimal terms for any such marketing agreements.

      Establish corporate partnerships in target markets. We plan to establish corporate partnerships and other relationships to develop, market and commercialize both INS-1 and SomatoKine for all indications outside of the U.S. For example, we recently entered into a license agreement with Taisho Pharmaceutical Co., Ltd., a Japanese company which has the exclusive right to develop and market INS-1 for type 2 diabetes and PCOS in Asia and a semi-exclusive right in China. We intend to establish corporate partnerships in the U.S. to market INS-1 for the treatment of type 2 diabetes and to develop and market SomatoKine for the treatment of type 1 and type 2 diabetes and osteoporotic hip fracture surgery.

      Outsource manufacturing to deploy resources efficiently. Our management team has significant experience in negotiating and supervising contractual arrangements with third parties for the manufacture of drug products on a cost effective basis. To deploy our resources efficiently, we currently plan to continue to outsource the manufacture of INS-1 and SomatoKine.

      Acquire and in-license additional products and technologies. We intend to acquire additional products and technologies which complement our activities within the field of metabolic and endocrine diseases. We believe such acquisitions in fields where we have expertise can be rapidly integrated into our development programs.

Research and Development

      We have devoted substantially all of our resources since we began our operations to the research and development of pharmaceutical product candidates for metabolic and endocrine diseases associated with insulin resistance. Our research and development expenses were approximately $6.3 million, $3.8 million and $2.6 million in 1999, 1998 and 1997 and approximately $6.7 million during the six months ended June 30, 2000, respectively. Prior to its acquisition, Celtrix incurred research and development expenses of $0.9 million, $6.8 million, and $13.0 million for the years ended March 31, 2000, 1999 and 1998, respectively.

Strategic Licensing Agreements

 UVA Patent Foundation

      Our core technology is based on more than 20 years of insulin resistance research at the University of Virginia. Our license agreement with the UVA Patent Foundation grants a worldwide, exclusive license, including the right to grant sublicenses, to use and practice certain patents related to INS-1 for the treatment of diabetes. The license extends for the full term of the patents. The Patent Foundation may terminate the license upon untimely payment of royalties or bankruptcy or insolvency of Insmed. We may terminate the license upon ninety days notice to UVA Patent Foundation. Either party may terminate upon a material breach by the other party.

      In consideration for the license agreement, we are obligated to pay minimum annual licensing fees of $100,000, as well as patent costs through the expiration of the patent rights. We may also have to pay a royalty on net sales of any therapeutic drugs covered by the agreement. Royalties earned by the foundation will reduce licensing fees and, in the case of patent infringement, we may use up to 50% of royalties otherwise payable to the foundation to pay for expenses we incur to defend the patents.

 Taisho Pharmaceutical Co., Ltd.

      In July 2000, we entered into an agreement with Taisho Pharmaceutical Co., Ltd. for the development and commercialization of INS-1 in Japan and certain other Asian countries. We have retained the rights to INS-1 in the rest of the world. The potential pre-commercialization value of the collaboration is $32 million, which would include license fees and payments upon achievement of certain development and regulatory milestones as well as a completed equity investment of $3 million. Taisho will also fund 20% of the development costs for INS-1 in North America and Europe. We will also receive royalties on INS-1 sales in Japan and the other Asian countries covered by the agreement. Taisho may terminate the agreement upon six months prior written notice to Insmed. Either party may terminate upon material breach or insolvency of the other party. However, in the event of Insmed's material breach or insolvency, Taisho may continue to research, develop and sell INS-1 pursuant to the agreement.

 Elan Corporation, plc

      In April 1999, our subsidiary, Celtrix, entered into an agreement with Elan Corporation, plc to establish a joint venture for the development of SomatoKine to treat severe osteoporosis using Elan's MEDIPAD Delivery System. Celtrix has granted the joint venture an exclusive license for the treatment of severe osteoporosis with SomatoKine. We own 80.1% of the joint venture and Elan owns 19.9%. As part of the agreement, Elan purchased shares of Celtrix's preferred stock which converted into shares of Insmed common stock in Celtrix's merger with Insmed. Elan and we are in discussions regarding the design, conduct and funding of the first clinical trial contemplated by this joint venture.

Patents and Proprietary Rights

      Proprietary protection is important to our business, and our policy is to protect our technology by filing patent applications for technology that we consider important. We intend to file additional patent applications, when appropriate, relating to improvements in our technology and other specific products that we develop. As with any pending patent application, there can be no assurance that any of these applications will be issued in the United States or in foreign countries. There also cannot be any assurance that United States or foreign patents issuing from any of these applications will not later be held invalid or unenforceable.

 INS-1

      We own three issued United States patents related to our INS-1 technology. In addition, we have exclusively licensed six issued patents from the University of Virginia. We also own three pending patent applications and five provisional patent applications covering the use and manufacture of INS-1 and additional defined compounds. We have filed or intend to file patent applications in many of the major international markets for the majority of these patents and pending patents.

      The various issued patents cover use of compounds to treat insulin resistance in type 2 diabetes reducing elevated blood sugar in humans, treating metabolic diseases characterized by hyperandrogenism and/or anovulation, methods for production of INS-1 and purified insulin mediators and purification processes. Pending applications contain broader claims for use and manufacture of INS-1 or related compounds.

      The initial terms of such patents expire at various times between May 2009 and January 2018. The patent that claims the use of INS-1 for the treatment of type 2 diabetes expires in 2009. The patent that claims the use of INS-1 for the treatment of PCOS expires in 2018.

 SomatoKine

      We own 24 United States issued or allowed patents related to the composition, production, antibodies and methods of use for SomatoKine, including:

    . One patent with claims to a BP3 composition-of-matter;

    . Eleven therapeutic use patents for SomatoKine, IGF-1 or BP3, including their use for the treatment of diabetes or osteoporotic hip repair;

    . Ten patents regarding novel expression and production methods which may be used for the manufacture of SomatoKine; and

    . Two patents relating to methods of predicting drug response.

      We also own 14 applications pending in the U.S. regarding the therapeutic use of BP3, antibodies to BP3 and their uses, and therapeutic uses and production of SomatoKine. These applications are in various stages of review. We have filed or intend to file patent applications in many of the major international markets for the majority of these pending patent applications. In Europe, we have an issued patent with claims to:

    . BP3 composition-of-matter;

    . Certain therapeutic uses of that BP3; and

    . Certain therapeutic uses of a complex of IGF-1 and BP3.

      Genentech has two issued United States patents, one directed to certain DNA molecules encoding BP3 and another directed to the BP3 protein. We can provide no assurance that we will not be found to infringe one or both those patents. Those patents might have an adverse effect on our ability to conduct our business, and prevent us from making, using or selling certain products, including SomatoKine, in the United States. A European counterpart of one of those patents has also been granted, however, we successfully opposed it. Genentech has recently appealed this decision in Europe. The appeal could succeed and, if successful, we cannot determine what claims, if any, will be reinstated or the breadth of such claims. If the patent is maintained in Europe, it could adversely affect our plans for European commercialization, and might prevent us from producing and/or using SomatoKine in Europe. In addition, a patent has been issued to Genentech for the co-administration of IGF-1 and BP3 by subcutaneous bolus injection to produce a greater anabolic state. We can provide no assurance that we will not be found to infringe this patent.

      We have been granted a European patent with claims to recombinantly produced BP3, therapeutic uses of BP3 and therapeutic uses of SomatoKine. Genentech has opposed this patent, but that proceeding is being held in abeyance pending the outcome of the appeal of a related Genentech European patent. We cannot provide any assurance that some or all of our patent claims will not be revoked as a consequence of this opposition.

      Third parties, including Genentech, Chiron and Amgen have United States patents directed at the production of recombinant IGF-1, BP3 and/or recombinant proteins in general. While we believe that we have developed a process that avoids infringement of these patents, we can provide no assurance that a third party will not assert a contrary position, and further that such a party will not prevail.

      Novartis, Beth Israel Hospital and Chiron have United States patents relating to the use of IGF-1 for the treatment of diabetes, and Novartis has a United States patent relating to the treatment of osteoporosis with IGF-1. Fujisawa Pharmaceuticals Co., Ltd. has a United States patent that contains claims to methods for treating insulin-resistant diabetes using an insulin-like growth factor. We can provide no assurance that we will not be found to infringe any of these patents. These patents might have an adverse effect on our ability to conduct our business, and prevent us from making, using or selling certain products, including SomatoKine in the United States.

      Through our joint venture, we have licensed five issued United States patents, eight pending United States patent applications, nine granted foreign patents and 32 foreign patent applications from Elan, all relating to systems for administration of SomatoKine to patients.

      The United States Drug Price Competition and Patent Term Restoration Act of 1984, known as the Waxman-Hatch Act, provides for the return of up to five years of patent term for a patent that covers a new product or its use, to compensate for time lost during the regulatory review process. This period is generally one-half the time between the effective date of an investigational new drug application and the submission date of a new drug application, plus the time between the submission date of a new drug application and the approval of that application, subject to a maximum extension of five years. The application for patent term extension is subject to approval to the U.S. Patent and Trademark Office (USPTO), in conjunction with the FDA. It takes at least six months to obtain approval of the application for patent term extension, and there can be no guarantee that the application will be granted. Similar patent term extensions are available under European laws. We intend to apply for such patent term extension(s), where appropriate. However, we cannot provide any assurance that we will receive such patent term extension(s).

      The Waxman-Hatch Act also establishes a five-year period of marketing exclusivity from the date of New Drug Application (NDA) approval for new chemical entities approved after September 24, 1984. In order to obtain this exclusivity, the NDA applicant must submit to the FDA, at the appropriate time, the number and expiration date of any patent which claims the drug that is the subject of the NDA, or which claims a method of using the drug that is the subject of the NDA. Failure to submit this patent information at the appropriate time to the FDA may result in loss of the right to this marketing exclusivity.

      During this Waxman-Hatch marketing exclusivity period, no third-party may submit an "abbreviated" NDA or "paper" NDA to the FDA for the same product, using data generated by the NDA holder. Similarly, in the case of non-new chemical entities approved for new indications, no "abbreviated" NDA or "paper" NDA which includes data collected by the original NDA applicant, may become effective for three years from date of approval of any non-new chemical entity NDA approved after September 24, 1984.

      Finally, any abbreviated NDA or paper NDA applicant will be subject to the notification provisions of the Waxman-Hatch Act, which should facilitate our notification about potential infringement of our patent rights. The abbreviated or paper NDA applicant must notify the NDA holder and the owner of any patent applicable to the abbreviated NDA or paper NDA product, of the application and intent to market the drug that is the subject of the NDA.

      We intend to apply for such exclusivity, where appropriate. However, we cannot provide any assurance that we will receive such exclusivity for any of our products.

Manufacturing

      We currently rely, and will continue to rely, for at least the next few years, on contract manufacturers to produce INS-1 and SomatoKine for use in our clinical trials. Our product candidates will need to be manufactured in a facility by processes that comply with the FDA's good manufacturing practices and other similar regulations. It may take a substantial period of time to begin manufacturing our products in compliance with such regulations. If we are unable to establish and maintain relationships with third parties for manufacturing sufficient quantities of our product candidates and their components that meet our planned time and cost parameters, the development and timing of our clinical trials may be adversely affected.

INS-1

      We rely upon contractors for both the supply of raw materials and for manufacturing finished product. We purchase raw materials from more than one commercially established firm. Our necessary raw materials are currently commercially available in quantities far in excess of the scale required to complete all of our future planned Phase II and Phase III clinical trials.

      We believe that we have established the methods used to produce the finished drug product and, although they have not been applied to large scale-up, we believe they will meet our commercial supply requirements. The development of a commercial scale manufacturing process is complex and expensive. We cannot assure you that we will be able to develop this commercial scale manufacturing capability in a timely manner or at all.

      We currently purchase both raw materials and finished drug products in accordance with forecast-and-purchase order arrangements, which we expect to replace by long-term, semi-exclusive manufacturing agreements. We intend to secure contractual commitments from two primary suppliers.

      The bulk drug product is currently produced in the United States under current good manufacturing practices applicable to investigational prescription drugs, at two sites: Catalytica Pharmaceuticals, Inc. in Greenville, NC; and at Sigma-Aldrich Fine Chemicals of St. Louis, MO, in facilities registered and subject to inspection by the FDA.

SomatoKine

      SomatoKine is a complex of two proteins and is manufactured using recombinant DNA technology. The manufacturing process is complicated and involves expression of the two proteins by bacterial fermentation followed by purification and combination of the two proteins.

      We are supplying all of our pre-clinical and clinical Phase II study requirements in 2000 and early 2001, with inventory of SomatoKine active drug produced by our subsidiary, Celtrix Pharmaceuticals, Inc. We have contracted to transfer and scale-up the production process at an FDA inspected manufacturer, BioScience Contract Production Corporation in Baltimore, Maryland. The initial scale-up and production contract is intended to supply active drug sufficient to complete all of the currently planned Phase II clinical studies. Additional scale-up and process optimization will be required to start producing Phase III-scale clinical materials. We intend to negotiate this Phase III scale-up as an amendment to our Phase II contract with BioScience.

      We recognize that, assuming successful SomatoKine Phase III clinical development for diabetes and osteoporotic hip fracture, a separate manufacturing partner is likely to provide for commercial-scale fermentation and purification capacity for the drug substance. To the extent that SomatoKine manufacturing has not been performed previously beyond Phase II scale, we cannot guarantee that the large scale-up of capacity for the commercial marketing stage will be available.

Marketing and Sales

      We currently have no sales, marketing or distribution capability. In order to commercialize any of our product candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with a third party to perform these services.

      We intend to market and distribute INS-1 for the treatment of PCOS in the U.S. through a direct sales force targeting the focused physician audience that treats this condition. For our other indications, our goal is to retain marketing rights to our product candidates until the development of the products is essentially complete. We believe this approach will allow us to negotiate optimal terms for any such marketing agreements. To market any of our products directly, we must develop a marketing and sales force with technical expertise and with supporting distribution capabilities.

      In the United States, we do not intend to enter into co-promotion arrangements or out-license our product candidates until any of our product candidates are in the later stages of development, but at that point we may promote our product candidates through marketing relationships with one or more companies that have established distribution systems and direct sales forces. In international markets, we intend to seek strategic relationships to market, sell and distribute our product candidates.

Competition

      We are engaged in an industry which is intensely competitive and characterized by rapid technological progress. In each of our potential product areas we face significant competition from large pharmaceutical, biotechnology and other companies, and universities and research institutions. Most of these have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals. In addition, many of these companies have greater experience and expertise in manufacturing and marketing pharmaceutical products.

      Since all of our products are under development, we cannot predict the relative competitive position of our products if they are approved for use. However, we expect that the following factors will determine our ability to compete effectively:

    . safety and efficacy;

    . product price;

    . ease of administration; and

    . marketing and sales capability.

Diabetes

      In addition to insulin therapy, the primary existing oral therapies for type 2 diabetes are Glucophage marketed by Bristol-Myers Squibb, Avandia and Actos by Smith Kline Beecham plc and Eli Lilly and Company and Takeda Pharmaceuticals America, Inc., respectively, and sulfonylureas marketed by various companies, including Pfizer under the trademark, Glucotrol XL and Glucotrol.

      Glucovance, developed by Bristol-Myers Squibb, has recently received approval to treat type 2 diabetes. In addition, we are aware of other products being developed for the treatment of type 2 diabetes. These include sustained release and generic formulations of Glucophage, inhaled and oral insulins and new thiazolidinedione compounds.

PCOS

      While there are a number of drugs available for the treatment of PCOS, they focus on relief of symptoms rather than the cause of the disease. Such treatments include various fertility agents and cosmetic approaches to treat excess facial and body hair. In addition, drugs such as Glucophage, which is indicated for the treatment of type 2 diabetes, are prescribed although they are not approved by the FDA for the treatment of PCOS.

Osteoporotic Hip Fracture

      Osteoporotic hip fracture is currently treated by estrogens, calcitonins, bisphosphonates and other therapies which are used primarily to prevent further bone loss. We are not aware of any treatment which enhances bone growth and improves recovery of muscle strength following hip fracture, although there are several drug candidates designed to enhance bone growth in the early stage of development.

Government Regulation

      Government authorities in the United States and other countries extensively regulate the research, development, testing, manufacture, promotion, marketing and distribution of drug products. Drugs are subject to rigorous regulation by the FDA in the United States and similar regulatory bodies in other countries. The steps ordinarily required before a new drug may be marketed in the United States are similar to steps required in most other countries and include:

    . Pre-clinical laboratory tests, pre-clinical studies in animals and formulation studies and the submission to the FDA of an investigational new drug application for a new drug or antibiotic;

    . Adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each indication;

    . The submission of a new drug application to the FDA; and

    . FDA review and approval of the new drug application before any commercial sale or shipment of the drug.

      Pre-clinical tests include laboratory evaluation of product chemistry and stability, as well as animal studies to evaluate toxicity. The results of pre-clinical testing are submitted to the FDA as part of an investigational new drug application. The FDA requires a 30-day waiting period after the filing of each investigational new drug application before beginning clinical tests in humans. At any time during this 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The investigational new drug application process may become extremely costly and substantially delay development of our products. Moreover, positive results of pre-clinical tests will not necessarily indicate positive results in clinical trials.

      Clinical trials to support new drug applications are typically conducted in three sequential phases, but the phases may overlap. During Phase I--the initial introduction of the drug into healthy human subjects or patients--the drug is tested to assess metabolism, pharmacokinetics and pharmacological actions and safety, including side effects associated with increasing doses.

      Phase II usually involves studies in a limited patient population to:

    . Assess the efficacy of the drug in specific, targeted indications;

    . Assess dosage tolerance and optimal dosage; and

    . Identify possible adverse effects and safety risks.

      If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials, also called pivotal studies, are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites.

      After completion of the required clinical testing, a new drug application is submitted. The FDA may request additional information before accepting a new drug application for filing, in which case the application must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the new drug application to an appropriate advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee.

      If FDA evaluations of the new drug application and related manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter. An approvable letter will usually contain a number of conditions that must be met in order to secure final approval of the new drug application and authorization of commercial marketing of the drug for certain indications. The FDA may refuse to approve the new drug application or issue a not-approvable letter, outlining the deficiencies in the submission or the manufacturing site(s) and often requiring additional testing or information.

      If regulatory approval of any of our products is granted, it will be limited to certain disease states or conditions. The manufacturers of approved products and their manufacturing facilities will be subject to continual review and periodic inspections. Because we intend to contract with third parties for manufacturing of these products, the control of compliance with FDA requirements will be incomplete. In addition, identification of certain side effects or the occurrence of manufacturing problems after any of its drugs are on the market could cause subsequent withdrawal of approval, reformulation of the drug, additional pre-clinical testing or clinical trials, and changes in labeling of the product.

      Outside the United States, our ability to market our products will also depend on receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process includes all of the risks associated with FDA approval described above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country.

Employees

      As of August 31, 2000, we have 41 full-time employees. Of these employees, 31 were engaged in research and development, and 10 in finance and general administration. None of our employees are covered by collective bargaining agreements. We consider relations with our employees to be good.

Facilities

      We lease a total of 14,750 square feet of office and laboratory space in Richmond, Virginia at an annual cost of approximately $369,000. Our leases expire at various times through February 2002. We believe that our existing facilities are adequate for our current needs. We believe that suitable additional or alternate space will be available on commercially reasonable terms when our lease expires or when we need additional space.

Legal Proceedings

      We are not involved in any legal proceedings that, in our opinion, could have a material adverse effect on our business or financial condition.

                                   MANAGEMENT

Executive Officers and Directors

      The following table presents information about our executive officers and directors. Our Board consists of three classes, with the initial term of office of the first, second and third classes expiring at the first, second and third annual meetings of the shareholders, respectively. Our bylaws currently provide that the board of directors will consist of seven directors. The two vacancies are for the class of directors whose term expires in 2003.

                                 Director Class
          Name            Age (expiration of term)           Position
          ----            --- --------------------           --------
Geoffrey Allan, Ph.D. ..   47      III (2003)      President, Chief Executive
                                                   Officer, and Chairman of the
                                                   Board
Michael D. Baer.........   56            --        Chief Financial Officer
Robert A. Falconer......   47            --        Vice President, Technical
                                                   Operations
Ronald D. Gunn..........   40            --        Vice President, Business
                                                   Development
Kenneth G. Condon(1)....   53        I (2001)      Member, Board of Directors
Graham K. Crooke,          41       II (2002)      Member, Board of Directors
  MB.BS(1)(2)...........
Steinar J. Engelsen,       49        I (2001)      Member, Board of Directors
  M.D.(1)...............
Edgar G. Engleman,         55       II (2002)      Member, Board of Directors
  M.D.(2)...............

--------

 (1)  Member of Audit Committee.

 (2)  Member of Compensation Committee.

      Geoffrey Allan, Ph.D. has served as our President, Chief Executive Officer and Chairman of the Board since our inception in November 1999. Dr. Allan has been President, Chief Executive Officer and director of Insmed Pharmaceuticals since 1994. Dr. Allan joined Insmed Pharmaceuticals in January 1994 and has 20 years of experience in pharmaceutical drug development. Prior to joining Insmed Pharmaceuticals, Dr. Allan served as Vice President, Drug Development at Whitby Research, Inc., a pharmaceutical company. Dr. Allan has extensive experience in pre-clinical and clinical drug development and the drug approval process. Before his association with Whitby Research, Dr. Allan was the Head of the Cardiovascular Section at Wellcome Research Laboratories. Dr. Allan received his Ph.D. in Pharmacology from Cornell University Medical College.

      Michael D. Baer has served as our Chief Financial Officer since our inception in November 1999. Mr. Baer has been Chief Financial Officer of Insmed Pharmaceuticals since May 1999 and became our Chief Financial Officer upon our formation in November 1999 and in such capacity oversees all of our financial activities. He has more than 25 years experience in financial management, most recently from 1995 to 1998 as Controller, Vice President and Chief Financial Officer of InSite Vision Incorporated, a biopharmaceutical company. He served as Chief Financial Officer for the U.S. operations of Simsmetal Limited, a publicly-held Australian recycling company, from 1993 to 1994, as the regional Financial and Administrative Officer for the public accounting firm, Deloitte & Touche from 1990 to 1993, and as the partner in charge of the Sacramento office of Deloitte, Haskins & Sells from 1984 to 1990. He is a Certified Public Accountant and holds an MBA in Finance from the University of California, Berkeley.

      Robert A. Falconer has served as our Vice President, Technical Operations since our inception in November 1999. From October 1999 to November 1999, Mr. Falconer served as Vice President, Technical Operations of Insmed Pharmaceuticals. Mr. Falconer has over 25 years of experience in manufacturing, regulatory and quality/compliance operations. Most recently, from February 1998 to October 1999, Mr. Falconer served as Vice President, Technical Operations and from September 1995 to January 1998 was a director of regulatory and technical affairs for Shire Richwood, Inc., a specialty pharmaceutical company and a division of Shire Pharmaceuticals Group. Previously, from March 1994 to August 1995, Mr. Falconer was principal of his own consulting firm working in the area of drug development. Mr. Falconer received a bachelor of arts in biology, with a minor in chemistry, from the University of Connecticut.

      Ronald D. Gunn has served as our Vice President, Business Development since our inception in November 1999. From January 1999 to November 1999, Mr. Gunn served as Vice President, Business Development and previously as Director of Business Development and Clinical Operations at Insmed Pharmaceuticals and has more than 14 years of experience in pharmaceutical drug development. Prior to Insmed, Mr. Gunn served as Clinical Affairs Officer with Finnish bioscience company, Leiras, Inc. Mr. Gunn received his M.S. and M.B.A. from Virginia Commonwealth University.

      Kenneth G. Condon is a director of Insmed. Mr. Condon has been a director of the company since our inception in November 1999 and of our predecessor, Insmed Pharmaceuticals, since 1997. Mr. Condon serves as the Vice President for Financial Affairs and Treasurer at Boston University, a position he has held from 1975 to present. He is also a Trustee of Newbury College and Chairman of the Educational and Cultural Division of the United Way Mass Bay. He was formerly Chairman of the Board of BayFunds, a $1.8 billion mutual fund family, a former director of BayBank Harvard Trust, a former member of the BankBoston Advisory Board, a former director of the BayBank Trust Board, a former director of Seragen, Inc., a biotechnology firm, and a former director, Chapter Secretary, Treasurer and President of the Financial Executives Institute of Massachusetts. Before 1975, Mr. Condon was a Senior Accountant with the CPA firm of Arthur Andersen & Co. in Boston. He received his B.A. degree in Economics and Mathematics from Tufts University, and an MBA in Finance from the Wharton School of Finance, University of Pennsylvania. Mr. Condon is both a Certified Public Accountant and a Certified Financial Planner.

      Graham K. Crooke, MB.BS is a director of Insmed. Dr. Crooke has been a director of the company since its inception in November 1999 and of our predecessor, Insmed Pharmaceuticals, since 1996. In April 2000, Dr. Crooke joined Asset Management Company, a venture capital firm focusing on investments in the information and biological sciences markets, as a partner. Previously, from September 1997 to March 2000, Dr. Crooke was a partner at Ticonderoga Capital, a venture capital firm, where he focused on biotechnology and healthcare service investments. From April 1992 until September 1997,
Dr. Crooke was a vice president of Dillon Read Venture Capital, a venture capital firm and predecessor to Ticonderoga. Prior to that, Dr. Crooke worked with the healthcare practice of Booz, Allen & Hamilton, Inc., a management consulting firm, was a product manager at Molecular Devices Corporation, a developer of bioanalytical measurement systems, and, from 1984 to 1986, practiced medicine at major teaching hospitals in Western Australia. Dr. Crooke is also a director of Phytera, Inc., a biotechnology company, Centaur Pharmaceuticals, Inc., a biopharmaceutical company, and Libritas, a business-to-business communications services company. He received his medical degree from the University of Western Australia and an M.B.A. from the Stanford Graduate School of Business.

      Steinar J. Engelsen, M.D. is a director of Insmed. Dr. Engelsen has been a director of the company since our inception in November 1999 and of our predecessor, Insmed Pharmaceuticals, since 1998. Since November 1996, Dr. Engelsen has been a partner of Teknoinvest Management AS, a venture capital firm based in Norway. From 1989 until October 1996, Dr. Engelsen held various management positions within Hafslund Nycomed AS, a pharmaceutical company based in Europe, and affiliated companies. He was responsible for therapeutic research and development, most recently serving as Senior Vice President, Research and Development of Nycomed Pharma AS from January 1994 until October 1996. Effective January 1, 2000, Dr. Engelsen was appointed acting chief executive officer of Centaur Pharmaceuticals, Inc., a biopharmaceutical company. Dr. Engelsen also serves as chairman of the board of directors of Centaur. Dr. Engelsen is also a director of several privately-held companies. Dr. Engelsen received a M.Sc. in nuclear chemistry and an M.D. from the University of Oslo, and is a Certified European Financial Analyst.

      Edgar G. Engleman, M.D. is a director of Insmed. Dr. Engleman has been a director of the company since our inception in November 1999, and of our predecessor, Insmed Pharmaceuticals, since 1999. Dr. Engleman joined BioAsia Investments in 1997 and is currently a General Partner of BioAsia Investments,

L.L.C., a venture investment company investing in life sciences and healthcare information companies. Dr. Engleman has been a Professor of Medicine and Pathology at the Stanford University School of Medicine since 1978. He is a co-founder of biopharmaceutical companies Cetus Immune, Inc., Genelabs Technologies, Inc., Dendreon Corporation and CellGate Technologies, LLC, as well as of National Medical Audit, a medical consulting company. Dr. Engleman serves on the boards of directors of InterMune Pharmaceuticals, Inc., a biopharmaceutical company, and several privately-held companies. He received his B.S. from Harvard University, and an M.D. from Columbia University School of Medicine. Dr. Engleman completed post-graduate training at the University of California, San Francisco and the National Institutes of Health. Dr. Engleman is trained as an internist and immunologist.

      There are no family relationships among any of our executive officers or directors.

Committees

      Our board of directors has an audit committee, a compensation committee, an executive committee and a governance committee.

      The members of the audit committee are Messrs. Condon (Chair), Crooke and Engelsen. The audit committee consists of not less than three outside directors. The committee primarily:

    . recommends the selection of independent accountants and auditors;

    . reviews the scope of the accountants' audit and approves any non-audit services to be performed by the independent accountants; and

    . reviews annual audits and accounting practices.

      The members of the compensation committee are Messrs. Crooke (Chair) and Engleman. The compensation committee consists of not less than two outside directors. This committee reviews and makes recommendations to the board of directors regarding the compensation and benefits of all of our officers and reviews policy matters relating to compensation and benefits of our employees.

      The board of directors has not yet appointed the members of the executive committee. The executive committee will consist of the Chairman of the Board and at least two directors free of any material business or professional relationship with the company or its management, also known as outside directors. The committee has all powers of the board of directors except that it will not be authorized to:

    . approve or recommend shareholder action;

    . fill vacancies on the board of directors or committees;

    . amend the articles of incorporation;

    . amend or repeal the bylaws;

    . approve a plan of merger;

    . approve a distribution; or

    . approve the sale or determine the rights or designations of stock.

      The board has not yet appointed the members of the governance committee. The governance committee will consist of not less than three outside directors and the Chairman of the Board. The committee will primarily:

    . review the composition of the board of directors to insure that there is a balance of appropriate skills and characteristics reflected on the board;

    . develop criteria for director searches and make recommendations to the board of directors for the addition of any new board members after proper search and investigation;

    . review in consultation with the Chairman of the Board, each director's continuation on the board every three years prior to that director's standing for re-election;

    . monitor procedures for corporate decision-making;

    . evaluate shareholder proposals;

    . review public policy issues that affect our image within our customer service areas;

    . recommend actions to increase the board's effectiveness; and

    . review annually the format used by the corporation's management to report to the board of directors.

Director Compensation

      Our non-employee directors receive an annual director's fee of $10,000 plus $2,000 and expenses for each meeting of the board of directors attended and options to purchase 10,000 shares of our common stock annually. Directors who are officers or employees of the company do not receive any additional compensation for their services as directors.

Executive Officer Compensation

      Summary Compensation Table: The following table shows the compensation received by each person serving as an executive officer of Insmed Pharmaceuticals as of December 31, 1999. Other than our executive officers listed below, none of our executive officers received total cash compensation from Insmed Pharmaceuticals in excess of $100,000 for the fiscal year ended December 31, 1999. Stock awards have been restated for the July 28, 2000, one-for-four reverse stock split. The executive officers listed in the table below are referred to as the named executive officers.

                                                       Long Term
                                      Annual          Compensation
                                  Compensation(1)        Awards
   Name and Principal     Fiscal -----------------    Options/SARS    All Other
        Position           Year  Salary(2) Bonuses     Granted(1)  Compensation(5)
   ------------------     ------ --------- -------    ------------ ---------------
Geoffrey Allan..........   1999  $210,000  $90,000(3)    87,500        $1,470
  Chairman of the Board,
  Chief Executive
  Officer and President

Michael D. Baer(4)......   1999   103,125   30,000(3)    78,750         9,850
  Chief Financial
  Officer

Robert Falconer(4)......   1999     6,251      --        78,750           --
  Vice President,
  Technical Operations

Ronald Gunn.............   1999   131,253   30,000(3)    36,750           240
  Vice President,
  Business Development

--------
(1) Except as disclosed in the table, there was no other cash compensation, long-term incentive plan or restricted stock award that required disclosure.
(2) Includes amounts earned but deferred at the election of the executive, such as salary deferrals under the Insmed Pharmaceuticals retirement savings plan.
(3) In addition to the amounts indicated, Dr. Allan received $120,000 and Mr. Baer and Mr. Gunn received $50,000 when the reorganizations closed.
(4) Insmed Pharmaceuticals hired Mr. Baer in May 1999 as Chief Financial Officer, and Mr. Falconer in October 1999 as Vice President, Technical Operations.
(5) Relates to personnel use of a vehicle provided to Dr. Allan and life insurance premiums for coverage in excess of $50,000. Mr. Baer's other compensation relates to relocation expenses paid by Insmed Pharmaceuticals on his behalf and life insurance premiums for coverage in excess of $50,000. Mr. Gunn's other compensation relates to life insurance premiums for coverage in excess of $50,000.

      Stock Option/SAR Grants in Last Fiscal Year. Each of the following options relates to our common stock and does not include a related SAR.

                                          Individual Grants
                      ----------------------------------------------------------
                                        % of
                                    Total Options
                                     Granted to   Exercise            Grant date
                         Options    Employees in  or Base  Expiration  present
  Name                Granted(#)(1)  Fiscal Year  Price($)    Date     value(2)
  ----                ------------- ------------- -------- ---------- ----------
Geoffrey Allan......     87,500         18.8%      $0.916   1/01/2005  $41,125
Michael D. Baer.....     78,750         16.9        0.916   5/16/2005   37,013
Robert A. Falconer..     78,750         16.9        0.916  10/15/2005   37,013
Ronald D. Gunn......     19,250          4.1        0.916   4/01/2005    9,048
Ronald D. Gunn......     17,500          3.8        0.916  10/15/2005    8,225

--------
(1) All options listed vest and become exercisable in equal monthly amounts over a four year period.
(2) The fair value of the stock options was estimated at the date of grant using the Black-Scholes pricing method assuming a risk free interest rate of 6.0%, no dividends, a volatility factor of 25%, and a weighted average exercise life of four years. The application of this method resulted in a fair value per option of $0.47.

      Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values. The following table sets forth information for the named executive officers with respect to exercises, during the year ended December 31, 1999, of options to purchase our common stock, and the number and value of unexercised options at fiscal year end.

                                                Number of Unexercised     Value of Unexercised
                                               Options at Fiscal Year-    In-the-Money Options
                                                         End               at Fiscal Year-End
                                              ------------------------- -------------------------
                           Shares
                          Acquired    Value
  Name                   On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
  ----                   ----------- -------- ----------- ------------- ----------- -------------
Geoffrey Allan..........       0       $ 0      258,307      239,714     $207,210     $165,686
Michael D. Baer.........       0         0       11,485       67,265        5,398       31,615
Robert Falconer.........       0         0        3,282       75,469        1,543       35,470
Ronald Gunn.............       0         0       35,363       43,387       31,693       24,675

--------
(1) The fair value of the stock options was estimated at the date of grant using the Black-Scholes pricing method assuming a risk free interest rate of 6.0%, no dividends, a volatility factor of 25%, and a weighted average exercise life between one and four years. The application of this method resulted in a fair value per option between $0.00 and $1.00.

The Stock Incentive Plan

      The purpose of the Insmed Incorporated 2000 Stock Incentive Plan is to attract and retain executive officers, key employees, non-employee directors and other non-employee advisors and service providers, and to align more closely the interests of those persons with the interests of shareholders. This summary is subject, in all respects, to the terms of the Stock Incentive Plan.

      Administration. The Stock Incentive Plan is administered by our board of directors and compensation committee (or such other committee of our board of directors composed solely of persons who satisfy the "non-employee director" and "outside director" requirements of Rule 16b-3 under the Exchange Act and
Section 162(m) of the Code). Our board of directors, compensation committee or such other committee may delegate its authority and responsibilities under the Plan to one or more of our officers, but our board of directors, compensation committee or such other committee may not delegate authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term "Administrator" means our board of directors, compensation committee or such other committee or a delegate, as appropriate. The Administrator generally has the authority, within limitations described in the Stock Incentive Plan:

    . to establish rules and policies concerning the Plan;

    . to determine the persons who may receive stock options, awards of our common stock and performance shares;

    . to fix the number of shares of our common stock for each award;

    . to set the terms of each award; and

    . to accelerate, upon a change of control or at such other time as the administrator determines in its discretion, the times for exercise, transfer, forfeit and settlement of options.

      Eligibility. Each of our employees, directors, employees and directors of our subsidiaries, and each other non-employee advisor or service provider to us or our subsidiaries is eligible to participate in the Stock Incentive Plan. The Administrator selects the individuals who will participate in the Plan.

      Options. A stock option entitles a participant to purchase shares of our common stock from the company at the option price. The participant may pay the option price in cash, with shares of Insmed common stock, with a combination of cash and shares of Insmed common stock, or by instructing a broker to deliver the exercise price to Insmed through the sale of shares of our common stock purchased under the option.

      Stock Awards. Stock Incentive Plan participants may receive shares of restricted Insmed common stock and stock awards not subject to restrictions. A participant's rights in a restricted stock award are nontransferable or forfeitable or both unless the participant or the company, as the case may be, satisfies certain conditions prescribed by the Administrator, in its discretion. These conditions may include, for example:

    . continued employment or service with Insmed or a subsidiary corporation for a specified period; and

    . achievement by Insmed or a subsidiary corporation of performance-related objectives.

      Performance Share Awards. The Stock Incentive Plan also provides for the award of performance shares. A performance share award entitles the participant to receive a payment equal to the fair market value of a specified number of shares of our common stock or shares of our common stock or a combination thereof if certain standards are met. The Administrator may base the requirements for receipt of performance share awards on similar conditions as those for stock awards.

      To the extent an individual earns performance shares, the employee may, at the discretion of the Administrator, settle his or her obligation:

    . in cash;

    . in shares of our common stock; or

    . a combination of the two.

      Share Authorization. Written agreements between the Stock Incentive Plan participant and us describe the plan awards. The maximum number of shares of our common stock issuable under the Stock Incentive Plan upon its adoption by our board of directors is 3,000,000 shares. That maximum will increase each January 1 during the term of the Stock Incentive Plan by a number of shares equal to 1.0% of the number of shares of our common stock outstanding on the preceding December 31. In no event, however, may the annual increases cause the maximum number of shares issued under the Stock Incentive Plan to exceed 6,250,000 shares.

      Termination and Amendment. No award may be granted under the Stock Incentive Plan more than ten years after the earlier of the date of adoption of the plan by our board of directors or the date of approval of the plan by our shareholders.

      Federal Income Taxes. A Stock Incentive Plan participant does not recognize income at the time the company grants an option. If the option is an incentive stock option (ISO), the participant will not recognize income upon exercise of the option. A participant recognizes income when he disposes of shares acquired under an ISO. The company may grant ISOs only to our employees and employees of our subsidiaries. The exercise of a nonqualified option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

      A Stock Incentive Plan participant will recognize income on account of a stock award on the first day that the shares become either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant equals the fair market value of the shares of Insmed common stock received on that date.

      A participant will recognize income on account of the settlement of a performance share award. That income will equal any cash paid and the fair market value of shares of our common stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) received in settlement of the award.

      The employer, either Insmed or a subsidiary corporation, may claim a federal income tax deduction on account of the exercise of a nonqualified option, the vesting of a stock award and the settlement of a performance share award. The amount of the deduction equals the ordinary income recognized by the participant. The employer may not claim a federal income tax deduction on account of the grant or the exercise of an ISO. The employer, however, may claim a federal income tax deduction on account of certain dispositions of shares of our common stock acquired upon the exercise of an ISO.

The Stock Purchase Plan

      Under the Insmed Incorporated 2000 Stock Purchase Plan, our eligible employees and employees of our subsidiaries, other than certain employees who are also shareholders, may purchase our common stock directly from us. Purchases may be made through payroll deduction, with an annual limit on purchases equal to the lesser of 15% of an employee's base salary or a number of shares with a fair market value (at the time the right to purchase shares is made available) of $25,000. The price per share purchased under the Stock Purchase Plan will be the lesser of 85% of the fair market value of a share of our common stock at the beginning of each annual offering period, or 85% of the fair market value on the date the purchase is made. Employees will not recognize income at the time the common stock is purchased under the Stock Purchase Plan, but the employee may recognize ordinary income, and the employer may claim a corresponding federal income tax deduction, on account of certain dispositions of shares acquired under the Stock Purchase Plan. Employees may purchase a maximum of 250,000 shares of our common stock under the Stock Purchase Plan.

401(k) Plan

      We maintain a tax-qualified employee savings and retirement plan, our 401(k) plan, for our eligible employees. Participating employees may defer up to the lesser of 25% of W-2 compensation or the maximum amount permitted by the Internal Revenue Code, as amended. The 401(k) plan permits us to make matching contributions on behalf of all participants who have elected to make deferrals to the 401(k) plan, but we have not made any matching contributions to date. Any contributions to the 401(k) plan by our participants or us are paid to a trustee. The 401(k) plan, and the accompanying trust, are intended to qualify under Section 401(k) of the Internal Revenue Code, as amended, so that contributions and income earned, if any, are not taxable to employees until withdrawn. At the direction of each participant, the trustee invests the contributions made to the 401(k) plan in any number of investment options.

                              CERTAIN TRANSACTIONS

      On May 31, 2000 we and our predecessor, Insmed Pharmaceuticals, Inc., completed a merger with Celtrix Pharmaceuticals, Inc. Immediately prior to the merger, Biotechnology Development Fund, L.P. and Biotechnology Development Fund III, L.P. collectively owned:

  . 917,500 shares of Insmed Pharmaceuticals Series B Preferred Stock; and

  . 5,220,774 shares of Celtrix common stock.

      One of our directors, Dr. Edgar Engleman, is a member of BioAsia Investments, L.L.C. which is the general partner of both Biotechnology Development Funds. In addition, at the time of the transaction, Dr. Engleman was a non-voting observer on the Celtrix board of directors. He acknowledged his position as a director of Insmed Pharmaceuticals and any possible conflict of interest arising out of his association with both companies by absenting himself from the process and discussions concerning the proposed merger with Insmed Pharmaceuticals. At board meetings of Insmed Pharmaceuticals and Insmed Incorporated, Dr. Engleman abstained on all voting matters related to the merger.

      As a result of the merger, Biotechnology Development Fund, L.P. and Biotechnology Development Fund III, L.P. received an aggregate of 2,108,006 shares of Insmed Incorporated common stock.

                       PRINCIPAL AND SELLING SHAREHOLDERS

      The following table sets forth certain information regarding beneficial ownership of our common stock as of August 28, 2000 by

    . each person who beneficially owns more than 5% of the outstanding shares of our common stock;

    . each of our directors and executive officers; and

    . all of our directors and executive officers as a group.

      The number of shares of common stock deemed outstanding before this offering includes:

    . 27,076,215 shares of common stock outstanding as of August 28, 2000;
      and

    . shares issuable under stock options held by each person included in this table that may be exercised within 60 days after August 28, 2000, as set forth below.

      The number of shares of common stock deemed outstanding after this offering includes the shares of common stock that are being offered for sale by us in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes factors such as voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

                                 Shares                            Shares
                              Beneficially                      Beneficially
                             Owned Prior to                      Owned After
                             the Offering(1)                   the Offering(1)
    Name & Address of       -------------------- Shares to    -----------------
     Beneficial Owner        Number      Percent be sold(2)    Number   Percent
    -----------------       ---------    ------- ----------   --------- -------
Pequot Capital Management,
  Inc.....................  2,133,758(3)   7.9%      --       2,133,758   6.7%
 500 Nyala Farm Road
 Westport, Connecticut
   06880

Ticonderoga Capital, Inc.
  ........................  2,121,248(4)   7.8    212,817     1,908,431   5.9
 20 William Street
 Wellesley, MA 02481

Edgar G. Engleman.........  2,117,693(5)   7.8    308,572(5)  1,809,121   5.6
 BioAsia Investments,
   L.L.C.
 575 High Street
 Suite 201
 Palo Alto, CA 94301

Veron International Ltd...  1,712,057(6)   6.3    215,931     1,496,126   4.7
 Chinachem Golden Plaza
 Top Floor
 77, Mody Road
 Tsim Sha Tsui East
 Kowloon, Hong Kong

Elan Pharmaceuticals
  Investments, Ltd. ......  1,431,869      5.3       --       1,431,869   4.5
 102 St. James Court
 Flatts, Smiths Parish
 FL 04, Bermuda

                                Shares                             Shares
                             Beneficially                       Beneficially
                            Owned Prior to                       Owned After
                            the Offering(1)                    the Offering(1)
    Name & Address of      --------------------- Shares to    -----------------
     Beneficial Owner       Number       Percent be sold(2)    Number   Percent
    -----------------      ---------     ------- ----------   --------- -------
Steinar J. Engelsen.......   889,063(7)    3.3        --        889,063   2.8
 Teknoinvest Management AS
 Grev Wedels, Plass 5
 P.O. Box 556 Sentrum
 Oslo, Norway 0105

Kenneth G. Condon.........   755,521(8)    2.8    107,183(8)    648,338   2.0
 Boston University Nominee
 Partnership
 147 Bay State Road
 Boston, MA 02215

Quantum Partners, LDC.....   714,288       2.6    105,497       608,791   1.9
 Kaya Flaboyan 9
 Willemstad, Curacao
 Netherlands Antilles

Geoffrey Allan............   756,875(9)    2.8     50,000       706,875   2.2
 800 E. Leigh Street
 Richmond, VA 23219

Graham K. Crooke..........    26,768(10)     *        --         26,768     *
 Suite 150
 2275 East Bayshore
 Palo Alto, CA 94303

Michael D. Baer...........    27,892(11)     *        --         27,892     *
 800 E. Leigh Street
 Richmond, VA 23219

Ronald D. Gunn............    49,579(12)     *        --         49,579     *
 800 E. Leigh Street
 Richmond, VA 23219

Robert A. Falconer........    19,689(13)     *        --         19,689     *
 800 E. Leigh Street
 Richmond, VA 23219

Officers & Directors As A
  Group (8 Persons)....... 4,643,080(14)  17.1%   465,755     4,177,325  13.0%

--------
  *   Less than 1%.
 (1) Shares subject to options and warrants that are currently exercisable or exercisable within 60 days of August 28, 2000, are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) If the underwriters exercise their over-allotment option in full, then Ticonderoga Capital, Inc., BioAsia Investments, L.L.C., Veron International Ltd., Boston University Nominee Partnership and Quantum Partners, LDC will sell an additional 201,616, 292,332, 204,566, 101,542 and 99,944 shares, respectively.
 (3) Includes 714,288 shares and a warrant to purchase 250,048 shares held of record by Pequot International Fund, Inc. and 714,288 shares and a warrant to purchase 250,048 shares held of record by Pequot Partners Fund, L.P. Also includes 182,038 shares held of record by Pequot Private Equity Fund, L.P. and 23,048 shares held of record by Pequot Offshore Private Equity Fund, Inc. Pequot International Fund, Inc., Pequot Partners Fund, L.P., Pequot Private Equity Fund, L.P. and Pequot Offshore Private Equity Fund, Inc. are managed by Pequot Capital Management, Inc.
 (4) Includes 2,121,248 shares owned by Ticonderoga Partners III, LP, of which Ticonderoga Associates III, LLC is the General Partner and Ticonderoga Capital, Inc. is the investment manager.

 (5) Dr. Engleman, a director of Insmed Incorporated, currently has the right to purchase 9,688 shares upon exercise of options. The number of shares listed opposite Dr. Engleman's name includes 18,750 shares held by BioAsia Investments, L.L.C. and the shares owned by Biotechnology Development Fund, LP and Biotechnology Development Fund III LP. BioAsia Investments, L.L.C. is the general partner of the funds and Dr. Engleman is a member of BioAsia Investments, L.L.C. Dr. Engleman disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest therein. The total number of shares to be sold includes 198,478 shares owned by Biotechnology Development Fund, LP and 110,094 shares owned by Biotechnology Development Fund III LP.

 (6) Includes 250,048 shares issuable upon the exercise of a currently-exercisable warrant.

 (7) Dr. Engelsen, a director of Insmed Incorporated, currently has the right to purchase 14,063 shares upon exercise of options. The number of shares listed opposite Dr. Engelsen's name also includes 875,000 owned by Teknoinvest Management AS. Dr. Engelsen disclaims beneficial ownership of these shares except to the extent of his proportional interest.

 (8) Kenneth G. Condon, a director of Insmed Incorporated, currently has the right to purchase 14,063 shares upon exercise of options. The number of shares listed opposite Mr. Condon's name also includes 725,708 shares owned by Boston University Nominee Partnership of which he is a partner and 15,750 shares owned by Trustees of Boston University. Mr. Condon disclaims beneficial ownership of these shares. The 107,183 shares to be sold are owned by Boston University Nominee Partnership.

 (9) Includes 330,009 shares issuable upon exercise of options, which options are exercisable within 60 days of August 28, 2000.

(10) Dr. Crooke, a director of Insmed Incorporated, has the right to purchase 14,063 shares upon exercise of options. Also included are 12,705 shares beneficially owned by Dr. Crooke, which shares are held by Warburg Dillon Read LLC, as agent for Dr. Crooke. The number of shares listed opposite Dr. Crooke's name no longer includes 2,121,248 shares owned by Ticonderoga Partners III, LP, of which Ticonderoga Associates III, LLC is the General Partner. Dr. Crooke was a consultant to Ticonderoga with respect to Ticonderoga's ownership of Insmed stock until June 6, 2000, and was a principal of that firm from September, 1997 until March, 2000.

(11) Includes 8,204 shares issuable upon exercise of options, which options are exercisable within 60 days of August 28, 2000.

(12) Includes 24,506 shares issuable upon exercise of options, which options are exercisable within 60 days of August 28, 2000.

(13) Includes 6,564 shares issuable upon exercise of options, which options are exercisable within 60 days of August 28, 2000.

(14)  Represents the shares referenced in footnotes (5) and (7)-(13).

                         DESCRIPTION OF CAPITAL STOCK

General

      This summary of the characteristics of our capital stock is qualified in all respects by reference to our articles of incorporation and amended and restated bylaws, and by the provisions of applicable Virginia law.

      We have authority to issue a maximum of 500,000,000 shares of common stock, par value $.01 per share, and 200,000,000 shares of preferred stock, par value $.01 per share. As of September 15, 2000 we had 27,150,197 shares of common stock outstanding. We have authorized the issuance of an additional shares of common stock in connection with this offering. No shares of preferred stock are outstanding.

Common Stock

      Each share of our common stock entitles the holder to one vote in the election of directors and on all other matters submitted to a vote of shareholders. Holders of our common stock have no conversion or redemption rights and no preemptive or other rights to subscribe for our common stock. Shareholders have no right to cumulate votes in the election of directors. Holders of Insmed Incorporated common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for distribution. Upon our liquidation, holders of common stock will be entitled, subject to the rights of the holders of any outstanding Insmed preferred stock, to receive pro rata all assets, if any, of Insmed available for distribution after payment of necessary expenses and all prior claims.

      Insmed Incorporated is listed on the Nasdaq National Market under the trading symbol "INSM."

Preferred Stock

      We may issue the preferred stock, from time to time in one or more series, and our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each such series of preferred stock. If we issue a series of preferred stock in the future that has voting rights or preferences over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, this issuance may adversely affect the rights of the holders of our common stock offered hereby. We may amend from time to time our articles of incorporation to increase the number of authorized shares of preferred stock. This type of amendment would require the approval of the holders of a majority of the outstanding shares of each series of preferred stock, if any, that the amendment adversely affects, voting separately by group and the approval of a majority of all the voting capital stock of Insmed Incorporated, voting as a single voting group. The issuance of shares of preferred stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of our company. As of the date of this prospectus, we have no shares of preferred stock outstanding.

Warrants

      As of September 15, 2000, there are stock warrants outstanding which enable the holders to purchase 1,725,330 shares of common stock at a price per share of $9.00. These warrants expire May 31, 2005.

Registration Rights

      In January 2000, we, along with Insmed Pharmaceuticals, entered into a purchase agreement with a number of private investors led by Cooper Hill Partners, LLC and including funds managed by OrbiMed Advisors, Quantum Partners and Vector Fund Management. In May 2000, these investors purchased 4,928,585 shares of our common stock and warrants exercisable for an aggregate of 1,725,330 shares of our common stock in a private placement.

      In connection with this financing, we entered into a registration rights agreement with the investors. When we propose to register our securities under the Securities Act, these shareholders will be entitled to notice of the registration and the right to include their shares in the registration, provided that the underwriters for the proposed offering will have the right to limit the number of shares included in the registration. In addition, if, at any time the company qualifies under applicable SEC rules to file a registration statement on Form S-3 or any successor form, those investors holding at least 50% of the securities sold in connection with the private placement may request that the company register their securities under the Securities Act provided that the resulting offering would result in net proceeds of at least $3,000,000.

Important Provisions of Virginia Corporate Law, Our Articles of Incorporation and Bylaws

      The following is a summary of certain important provisions of Virginia corporate law, our articles of incorporation and our amended and restated bylaws in effect as of the date of this prospectus, and is qualified in its entirety by reference to Virginia law and to these documents, copies of which may be obtained from our company.

      Our Articles of Incorporation and Bylaws. The Virginia Stock Corporation Act and our articles of incorporation and bylaws govern shareholder rights and related matters. Provisions of our articles of incorporation and bylaws, which are summarized below, may make it more difficult to change the composition of our board of directors and may discourage or make more difficult any attempt by a person or group to obtain control of our company.

      Board of Directors. Under our articles of incorporation and bylaws, the board will consist of seven directors. We have three classes of directors. One-third of the directors will be in each class, and one class of directors would be up for election at each annual meeting. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Under Virginia law, vacancies, whether by resignation, death or removal or because of an increase in the size of the board, may be filled by the remaining members of the board of directors although less than a quorum. A director elected to fill a vacancy will serve until the next shareholders' meeting at which directors are elected. Virginia law provides that directors may be removed with or without cause by the vote of a majority of the shares of the voting groups that elected such director entitled to vote at an election of directors. However, our articles of incorporation do require cause, as well as an affirmative vote of 75% of the outstanding shares of capital stock entitled to vote, to remove a director.

      Advance Notice Requirements for Shareholder Proposals. Our amended and restated bylaws require a shareholder desiring to bring a proposal before an annual meeting of shareholders to give proper written notice to our Secretary. Notice will be deemed proper if, in case of the 2001 annual meeting, it is delivered by November 6, 2000, and in case of subsequent annual meetings, it is delivered not later than 90 days nor more than 120 days before the first anniversary of the date of mailing of our proxy statement in connection with the last preceding year's annual meeting. The written notice delivered to the Secretary must include the information, and be in the proper form, as specified in our bylaws.

      Limitations on Liability. Virginia law permits a corporation to provide indemnification of reasonable expenses for officers, directors, employees or agents of the corporation (or any such person serving in such capacities for another entity at the request of the corporation) who are parties or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses, judgments, fines and amounts paid in settlement that are actually and reasonably incurred. Virginia law permits indemnification in all instances, except in the case of willful misconduct or knowing violation of the criminal law. Our articles of incorporation provide for the indemnification of liabilities of each person incurred by reason of serving as a director, officer, employee or agent or by reason of serving as a director, officer, trustee, or in some similar capacity, of another corporation in all instances, except where the indemnitee engaged in willful misconduct or a knowing violation of the criminal law. Virginia law does not permit indemnification in the following circumstances:

    . proceedings by and in the right of the corporation, in which the director is liable to the corporation; and

    . transactions from which a director received an improper personal benefit.

      We currently have directors' and officers' liability insurance to provide our directors and officers with insurance coverage arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

      Advance Notice Requirements for Nomination of Directors. Our bylaws require a shareholder desiring to nominate a director for election at an annual meeting of shareholders to give proper written notice to our Secretary. Notice will be deemed proper if, notice is given not later than 90 days nor more than 120 days prior to the first anniversary date of the previous year's annual meeting. The written notice delivered to the Secretary must include the information, and be in the proper form, as specified in our bylaws.

      Meetings of Shareholders. Our bylaws permit the President, a majority of the board of directors, or the Chairman of the Board to call a special meeting of shareholders. The bylaws specifically deny the shareholders the right to convene a special meeting of shareholders.

      Amendment of Articles of Incorporation or Bylaws. Subject to Virginia law, our articles of incorporation generally may be amended by the affirmative vote of the holders of a majority of the outstanding votes entitled to be cast by each voting group entitled to vote. However, certain provisions of the articles of incorporation may only be amended or repealed by the affirmative vote of the holders of 75% of the outstanding votes entitled to be cast by each voting group entitled to vote. The bylaws may be amended or repealed by the affirmative vote of a majority of the board of directors, unless otherwise required by our articles of incorporation or Virginia law. If shareholder voting is required for an amendment to our bylaws, 75% of the then outstanding stock voting together as a single voting group must vote in the affirmative to approve the amendment.

      Mergers and Share Exchanges. Unless otherwise specified, any merger or share exchange must be approved by an affirmative vote of more than two-thirds of all the issued and outstanding shares of stock of each voting group entitled to vote; provided, however, that shareholder action by the acquiring corporation in a share exchange is normally not required.

      Anti-takeover Provisions of the Virginia Stock Corporation Act. Virginia law contains two statutory provisions that may have the effect of delaying or discouraging a hostile takeover. Under the first statutory provision, if a person acquires 10% or more of the stock of a Virginia corporation without the prior approval of the corporation's board of directors, the person is deemed an "interested shareholder" and may not engage in certain transactions with the corporation, including a merger and a sale or exchange of greater than 5% of the corporation's net worth, for a period of three years, and then only with the specified supermajority shareholder vote, disinterested director approval or fair price and procedural protections. The three year prohibition on an affiliated transaction does not apply if before the affiliated transaction, a majority of the disinterested directors and holders of at least two-thirds of the outstanding voting shares other than shares beneficially owned by the interested person approve the transaction. Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. Furthermore, this statutory provision regarding affiliated transactions does not apply to corporations with fewer than 300 shareholders. Our articles of incorporation do not specifically address the Virginia statute regarding affiliated transactions; therefore, we are subject to this provision.

      Under the second statutory provision, Virginia law requires an interested person who acquires a threshold percentage of stock in the target corporation to obtain the approval of disinterested shareholders before the interested person may exercise its voting rights with respect to the acquired shares. Under the Virginia statute, certain notice and informational filings and special shareholder voting and meeting procedures must be followed prior to consummation of the purchase of stock that will provide the interested shareholder with the power to vote in excess of 20%, 33% or 50% of the outstanding voting stock of the company. Assuming compliance with notice and information filing requirements, the purchased stock will not provide the interested purchaser with any voting rights with respect to the stock until a majority of the outstanding disinterested shares vote to restore the voting rights to the purchased stock. Our articles of incorporation provide that this second statutory provision does not apply to our company; therefore, we are not subject to this provision.

Transfer Agent and Registrar

      The transfer agent and registrar for the shares of our common stock is First Union National Bank.

                       SHARES ELIGIBLE FOR FUTURE RESALE

      Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.

      Upon completion of this offering, we will have outstanding 32,150,197 shares of common stock assuming the issuance of 5,000,000 shares in this offering and no exercise of outstanding options and warrants after the date hereof. Other than the shares discussed in the following paragraph, substantially all of these shares will be freely tradable in the public market without restriction under the Securities Act, unless these shares are held by "affiliates" of our company, as that term is defined in Rule 144 under the Securities Act.

      As of the date hereof, warrants to purchase 1,725,330 shares of our common stock are outstanding. The shares which may be issued upon the exercise of these warrants will be "restricted securities" as that term is defined under Rule 144. We also have outstanding 30,000 shares which are restricted securities. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, as summarized below. We have agreed, pursuant to a registration rights agreement, that under certain circumstances we will register the shares acquired upon exercise of such warrants. For more information on these registration rights, please see "Description of Capital Stock--Registration Rights" on page 50.

      Under the "lock-up" agreements between each executive officer, director, the selling shareholders and several other substantial shareholders and the underwriters, holders of 10,398,747 shares of the freely tradable shares generally have agreed not to offer, sell, pledge or otherwise dispose of, directly or indirectly, any of our common stock or security convertible into, or exchangeable or exercisable for any security of our company for a period of 90 days from the date of this offering. However, holders may transfer any such securities as a bona fide gift or as a distribution to partners or shareholders of such holder provided the donee or distributee agrees in writing to the terms of the lock-up agreement. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of or announce our intention to dispose of, common stock for a period of 90 days from the date of this offering other than in connection with our equity compensation plans in effect on the date hereof, provided that such shares are subject to restrictions on transfer, and upon the exercise of options or warrants outstanding on the date hereof.

      In general, under Rule 144 as in effect at the closing of this offering, an affiliate or a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 322,000 shares immediately after this offering) or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to some manner of sale and notice requirements and to the availability of current public information about us. In addition, our affiliates must comply with the restrictions and requirements of Rule 144 other than the one-year holding period requirement in order to sell shares of common stock which are not restricted securities.

      Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

      In meeting the one and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner of the shares who was not an affiliate. The one and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

                                  UNDERWRITING

      General. The underwriters, acting through their representatives, Robertson Stephens, Inc., Banc of America Securities LLC and Prudential Securities Incorporated have severally agreed to purchase from us the number of shares of common stock next to their respective names below. The underwriters are committed to purchase and pay for all the shares if any are purchased.

                                                                       Number of
                                                                        Shares
                                                                       ---------
Underwriter
-----------
Robertson Stephens, Inc. ............................................
Banc of America Securities LLC.......................................
Prudential Securities Incorporated...................................
                                                                       ---------
  Total..............................................................  6,000,000
                                                                       =========

      The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this
prospectus and to specific dealers at that price less a concession of $    per
share, of which $    may be reallowed to other dealers. After this offering,
the public offering price, concession and reallowance to dealers may be reduced by the representatives of the underwriters. No reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

      Over-Allotment Option. The selling shareholders listed in footnote 2 on page 48 have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 900,000 additional shares of common stock to cover over-allotments, if any, at the same price per share as we will receive for the shares that the underwriters have agreed to purchase. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to limited conditions, to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total shares offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. The selling shareholders listed in footnote 2 on page 48 will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

      Underwriting Discounts and Commissions. The underwriting discount will be an amount equal to the public offering price per share, less the amount paid per share by the underwriters. The following tables show the per share and total underwriting discounts and commissions that we and the selling shareholders will allow to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 900,000 additional shares.

                                                                Total
                                                      -------------------------
                                                 Per  No Exercise Full Exercise
                                                Share  of Option    of Option
                                                ----- ----------- -------------
Public offering price.........................  $        $            $
Underwriting discounts and commissions payable
 by us........................................  $        $            $
Underwriting discounts and commissions payable
 by the selling shareholders..................  $        $            $

      The expenses of this offering are estimated at $    and are payable
entirely by Insmed.

      Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters, the selling shareholders and us against identified civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. In addition, the underwriting agreement contains a covenant that Insmed shall maintain Directors and Officers liability insurance in the minimum amount of $10 million and cause Robertson Stephens, Inc., on behalf of the underwriters, to be added to such policy such that up to $500,000 of certain of its expenses shall be paid directly by such insurers.

      Lock-Up Agreements. Each executive officer, director, the selling shareholders and several other substantial shareholders agreed with the representatives for a period of 90 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson Stephens, Inc., on behalf of the underwriters. Robertson Stephens, Inc. may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to the lock-up agreements.

      Future Sales. In addition, we have agreed that during the 90 days after the date of this prospectus we will not, subject to certain exceptions, without the prior written consent of Robertson Stephens, Inc., on behalf of the underwriters, (1) consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period or
(2) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants and the issuance of options under our existing stock option and incentive plans, provided that those options do not vest prior to the expiration of the lock-up period.

      Stock Market Listing. The common stock is quoted on the Nasdaq National Market under the symbol "INSM."

      Syndicate Short Sales. The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the 900,000 shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchased shares in the offering. The underwriters may reduce or close out their covered short positions either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchasers made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

      Stabilization. The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market.

    . A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock.

    . A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering.

    . A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member.

      The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Passive Market Making. In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

      From time to time the underwriters have performed and may, in the future perform, investment banking or other services for us and the selling shareholders.

      One of the representatives, Prudential Securities Incorporated, facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential AdvisorSM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

      The validity of the shares of common stock we are offering will be passed upon for us by Hunton & Williams, Richmond, Virginia. Certain intellectual property matters described in this prospectus will be passed upon for us by Foley & Lardner, Washington, D.C. and Sterne, Kessler, Goldstein & Fox P.L.L.C., Washington, D.C. Legal matters in connection with this offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

      Ernst & Young LLP, independent auditors, have audited Insmed Pharmaceuticals' consolidated financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

      Ernst & Young LLP, independent auditors, have audited Celtrix's consolidated financial statements at March 31, 2000 and 1999, and for each of the three years in the period ended March 31, 2000, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, DC 20549. You can request copies of these documents, upon payment of a duplication fee, by writing to the SEC. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the world wide web at http://www.sec.gov. Reports, proxy statements and other information concerning us are also available for inspection at the National Association of Securities Dealers, Inc. at 1735 K Street N.W., Washington, DC 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Insmed Incorporated

Unaudited Pro Forma Condensed Consolidated Statements of Operations......   F-2

Notes to the Unaudited Pro Forma Condensed Consolidated Statements of
 Operations..............................................................   F-5

Condensed Consolidated Balance Sheets as of June 30, 2000 (unaudited) and
 December 31, 1999.......................................................   F-9

Condensed Consolidated Statements of Operations for the six month periods ended June 30, 2000 and 1999 (unaudited)................................  F-10

Condensed Consolidated Statements of Cash Flows for the six month periods ended June 30, 2000 and 1999 (unaudited)................................  F-11

Notes to Condensed Consolidated Financial Statements (unaudited).........  F-12

Insmed Pharmaceuticals, Inc.

Report of Ernst & Young LLP, Independent Auditors........................  F-15

Consolidated Balance Sheets as of December 31, 1999 and 1998.............  F-16

Consolidated Statements of Operations for the years ended December 31,
 1999, 1998, 1997 and Period from September 21, 1988 (inception) to
 December 31, 1999.......................................................  F-17

Consolidated Statement of Stockholders' Equity for the Period from
 September 21, 1988 (inception) to December 31, 1999.....................  F-18

Consolidated Statements of Cash Flows for the years ended December 31,
 1999, 1998, 1997 and Period from September 21, 1988 (inception) to
 December 31, 1999.......................................................  F-21

Notes to Consolidated Financial Statements...............................  F-23

Celtrix Pharmaceuticals, Inc.

Report of Ernst & Young LLP, Independent Auditors........................  F-30

Consolidated Balance Sheets as of March 31, 2000 and 1999................  F-31

Consolidated Statements of Operations for the years ended March 31, 2000,
 1999 and 1998...........................................................  F-32

Consolidated Statements of Stockholders' Equity for the years ended March
 31, 2000, 1999, and 1998................................................  F-33

Consolidated Statements of Cash Flows for the years ended March 31, 2000,
 1999, and 1998..........................................................  F-34

Notes to Consolidated Financial Statements...............................  F-35

               INSMED INCORPORATED UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

   The following Unaudited Pro Forma Condensed Consolidated Statements of Operations reflect the accounting for our acquisition of Celtrix in accordance with generally accepted accounting principles. Insmed Incorporated is a holding company formed to facilitate the acquisition in accordance with the acquisition agreement. The acquisition agreement provided that:

    . each share of issued and outstanding common and preferred stock of Insmed Pharmaceuticals was exchanged for 3.5 shares of Insmed Incorporated common stock;

    . each outstanding share of common stock of Celtrix was exchanged for one share of Insmed Incorporated common stock; and

    . the liquidation preference per share ($1,000) plus accrued but unpaid dividends of Celtrix Series A Convertible/Exchangeable Preferred Stock was convertible into Celtrix common stock at a price per share of $2.006 and the holders of Celtrix Series A received shares of common stock of Insmed Incorporated on an as converted basis.

   The Unaudited Pro Forma Condensed Consolidated Statements of Operations are based upon and should be read in conjunction with the historical consolidated financial statements of Insmed Incorporated, Insmed Pharmaceuticals and Celtrix, including the notes thereto, which begin on page F-9 in this registration statement.

   The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1999 gives effect to the acquisition of Celtrix by Insmed and related transactions as if such transactions had occurred on January 1, 1999. Celtrix's fiscal year end is March 31. Therefore, for the purpose of the historical data included in the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1999, the unaudited financial data for the nine months ended December 31, 1999, was combined with the unaudited financial data for the three months ended March 31, 1999.

   The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2000, gives effect to the acquisition of Celtrix by Insmed and related transactions as if such transactions had occurred on January 1, 2000. The results of operations of Celtrix for the month of June 2000 are included in the Insmed historical results of operations.

   For accounting purposes, the historical basis of Insmed Pharmaceuticals assets and liabilities carried over to Insmed Incorporated. The acquisition of Celtrix was accounted for using the purchase method of accounting, so the total purchase costs of the acquisition were allocated to the tangible and intangible assets and liabilities acquired based upon their estimated fair values. The in-process research and development charge of $54.4 million included in the purchase price allocation herein was based on a preliminary estimate. On September 15, 2000, the valuation analysis was completed by an independent third party. The final value assigned to the acquired in-process research and development was $50.4 million. Accordingly, we will reduce the related expense by $4.0 million in our third quarter financial statements and correspondingly increase goodwill.

   In addition, Insmed and Celtrix incurred costs directly attributable to the acquisition of approximately $2.1 million and $1.4 million, respectively. The $2.1 million of transaction costs Insmed incurred have been included in the determination of the purchase price. The $1.4 million Celtrix incurred was expensed as incurred and was excluded from the Unaudited Pro Forma Condensed Statements of Operations as they are non-recurring.

                              INSMED INCORPORATED
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      For the Year Ended December 31, 1999
                     (in thousands, except per share data)

                                        Historical                     Pro
                                     -----------------  Pro Forma     Forma
                                     Insmed   Celtrix   Adjustment   Combined
                                     -------  --------  ----------   --------
Revenues:
  Total revenues.................... $   663  $    763    $ --       $  1,426
Costs and expenses:
 Research and development...........   6,320    10,000                 16,320
 General and administrative.........   2,189     1,953                  4,142
 Non-cash stock compensation........     285       --                     285
                                     -------  --------    -----      --------
                                       8,794    11,953      --         20,747
                                     -------  --------    -----      --------
 Operating loss.....................  (8,131)  (11,190)     --        (19,321)
 Amortization of goodwill...........     --        --      (635)(b)      (635)
 Interest income....................     338        85                    423
 Proceeds from settlement
  agreement.........................     --        600                    600
                                     -------  --------    -----      --------
 Net loss........................... $(7,793) $(10,505)   $(635)     $(18,933)
                                     =======  ========    =====      ========
Net loss per share--basic and
 diluted(a)......................... $ (2.47) $  (1.61)              $  (0.76)
                                     =======  ========               ========
Shares used in computing basic and
 diluted net loss per share(a)......   3,155     6,544                 24,827
                                     =======  ========               ========

--------
(a)Restated for the July 28, 2000 one-for-four reverse stock split.
(b)Amortization of goodwill over a period of twenty years.

                              INSMED INCORPORATED
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                     For the Six Months Ended June 30, 2000
                     (in thousands, except per share data)

                                      Historical                       Pro
                                  -------------------- Pro Forma      Forma
                                   Insmed   Celtrix(d) Adjustment    Combined
                                  --------  ---------- ----------    --------
Revenues:
  Total revenues................. $     90   $   128    $   --       $    218
Costs and expenses:
 Research and development........    6,689       539                    7,228
 General and administrative......    2,372     2,935     (1,156)(c)     4,151
 Purchased research and
  development....................   54,433       --                    54,433
 Non-cash stock compensation.....    3,564       --                     3,564
                                  --------   -------    -------      --------
                                    67,058     3,474     (1,156)       69,376
                                  --------   -------    -------      --------
 Operating loss..................  (66,968)   (3,346)     1,156       (69,158)
 Amortization of goodwill........      (53)      --        (265)(b)      (318)
 Interest income, net............      206        87                      293
                                  --------   -------    -------      --------
 Net loss........................ $(66,815)  $(3,259)   $   891      $(69,183)
                                  ========   =======    =======      ========
Net loss per share--basic and
 diluted(a)...................... $  (8.85)  $ (0.40)                $  (2.56)
                                  ========   =======                 ========
Shares used in computing basic
 and diluted net loss per
 share(a)........................    7,550     8,165                   27,039
                                  ========   =======                 ========

--------
(a) Restated for the July 28, 2000 one-for-four reverse stock split.
(b) Amortization of goodwill over a period of twenty years.
(c) Reversal of non-recurring transaction costs incurred by Celtrix through June 30, 2000.
(d) For the period January 1, 2000 to May 31, 2000 (prior to its acquisition).

     NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                                   OPERATIONS

                                     Note 1

   The unaudited pro forma condensed consolidated statements of operations reflect the conversion of all of the outstanding shares of Celtrix and Insmed Pharmaceuticals common and preferred stock into shares of common stock of Insmed Incorporated. The acquisition of Celtrix was completed on May 31, 2000. Approximately 108 million shares of Insmed Incorporated common stock were issued to former stockholders of Insmed Pharmaceuticals and Celtrix. At closing, each share of Celtrix was exchanged for one share of Insmed Incorporated common stock and each preferred and common share of Insmed Pharmaceuticals received three and one-half shares of Insmed Incorporated common stock. The aggregate par value and related dividends of Celtrix Series A Preferred Stock were convertible into Celtrix common stock at a price per share of $2.006; the holder of Celtrix Series A Preferred stock received shares of Insmed Incorporated common stock on an as converted basis.

   In connection with the purchase of Celtrix, we allocated approximately $54.4 million of the purchase price to in-process research and development. We engaged an independent third-party appraisal company to perform a valuation of the intangible assets acquired. On September 15, 2000, the valuation was completed. The final value assigned to the acquired in-process research and development was $50.4 million. Accordingly, we will reduce the related expense by $4.0 million and correspondingly increase goodwill in our third quarter financial statements. We expect to enter into various corporate collaborations and agreements to manufacture, market, distribute, and develop the in-process research and development acquired in the purchase of Celtrix. The terms and conditions of these agreements could differ substantially from the assumptions made by management. It is also likely that the terms and conditions of existing corporate collaboration agreements could be amended or terminated, which could also significantly affect the assumptions associated with the in-process projects.

   The value assigned to purchased in-process research and development was determined by estimating the costs to develop the purchased in-process research and development into commercially viable products; estimating the resulting net cash flows from such projects; and discounting the net cash flows back to their present value.

   The nature of the efforts to develop the purchased in-process research and development into commercially viable products principally relates to the completion and/or acceleration of existing development programs, including the mandatory completion of several phases of clinical trials and the general and administrative costs necessary to manage the projects and trials. Assuming approval of the drug by the FDA, costs related to large-scale manufacturing, distribution, and marketing of the drugs are included in the projection. The resulting net cash flows from such projects are based on our estimates of revenues, cost of sales, research and development costs, sales and marketing, general and administrative, and the anticipated income tax effect.

   The discounting of net cash flows back to their present value is based on the weighted average cost of capital (WACC). The WACC calculation produces the average required rate of return of an investment in an operating enterprise, based on various required rates of return from investments in various areas of that enterprise. The discount rates utilized in discounting the net cash flows from purchased in-process research and development range from 33% to 45%. These discount rates may be higher than the WACC due to the inherent uncertainties surrounding the successful development of the purchased in-process research and development.

   The analysis utilized data and information available at the time of the acquisition. The analysis was based upon internal product level forecast information maintained by Celtrix management in the ordinary course of managing its business. Insmed Incorporated management reviewed and challenged the forecast data and related assumptions and utilized the information in analyzing in-process research and development. The forecast data and assumptions are inherently uncertain and unpredictable. However, based upon the information available at the time of the acquisition, we believe the forecast data and assumptions are reasonable. These assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the forecasted results. Any such variance may result in a material adverse effect on our financial condition and results of operations.

   In the allocation of purchase price to the in-process research and development, the concept of alternative future use was specifically considered for each of the programs under development. The acquired in-process research and development consists of Celtrix's work to complete each of the identified programs. The programs are very specific to the disease and market for which they are intended. There are no alternative uses for the in-process programs in the event that the programs fail in clinical trials or are otherwise not feasible. The development effort for the acquired in-process research and development does not possess an alternative future use for Insmed Incorporated as defined by generally accepted accounting principles.

   Below is a brief description of in-process research and development projects including an estimation, at the time of the acquisition, of what revenues management believed Insmed Incorporated may realize from the sale of these products in their respective applications.

   SomatoKine: Diabetes. Diabetes is typically characterized by the inadequate production or utilization of insulin. Insulin is a vital hormone needed by the body for normal control of blood glucose levels. The findings from a Phase II study in 12 patients to treat patients with type 1 diabetes suggests that SomatoKine is a potential therapeutic for improving insulin sensitivity in both type 1 and type 2 diabetes and helping patients to manage their disease, thus avoiding the complications which ultimately accompany the disease. Several additional studies will be required to develop the product for this indication. We have already resumed Phase II trials.

   The valuation of this program assumed that Phase II studies would continue until 2003, that Phase III studies would be completed by 2005, and that the product would launch in 2006. A discount rate of 35% was utilized in discounting these estimated cash flows.

   SomatoKine: Recovery from Osteoporotic Hip Fracture. Osteoporosis is a chronic, debilitating disorder in which the bones become increasingly porous, brittle and subject to fracture. Management believes the findings from a Phase II feasibility study in hip fracture patients present an argument for further development of SomatoKine for recovery from osteoporotic hip fracture. The Phase II study suggests that a relatively short period of treatment with SomatoKine offers the potential to restore the patient's bone mineral density and improve supportive muscle strength as opposed to current treatments which are used primarily to prevent further bone loss. We expect to begin a second Phase II study later this year.

   The valuation of this program assumed that Phase II studies would continue until 2003, that Phase III studies would be completed by 2006, and that sales would be made in 2007. A discount rate of 34% was utilized in discounting these estimated cash flows.

   SomatoKine: Protein Wasting and Severe Burns. Many critically ill patients suffer from serious protein wasting conditions, which contribute to physical weakness and increase their risk of morbidity and mortality. The results for the Phase II study conducted in burn patients demonstrates potential efficacy for SomatoKine to treat serious medical conditions associated with muscle and weight loss, and provides further evidence supporting the use of SomatoKine to treat wasting diseases associated with cancer cachexia, AIDS and advanced kidney failure. A discount rate of 45% was utilized in discounting these estimated cash flows.

   In persons suffering from traumatic burns over at least 20% of their body surface, very low levels of IGF-1, along with major tissue damage are associated with the disruption of biological processes that are essential for healing and protections from burn complications. In a Phase II study conducted within this population patients who received SomatoKine through two skin graft cycles indicated substantial improvement in restoring the balance between protein synthesis and degradation, which is a prerequisite for accelerated wound healing and reduced hospital stay. A discount rate of 33% was utilized in discounting these estimated cash flows.

   The valuation of these programs assumed that sales of SomatoKine could begin in 2003 to treat severe burns and in 2006 to treat protein wasting. Because the value of protein wasting and severe burn indications is low in relation to diabetes and recovery from osteoporotic hip fracture, we will defer further trials in these indications until we obtain additional data from the planned studies for the more valuable indications.

   TGF-beta-2: Dermal Ulcer. Celtrix entered into a product development, license and marketing agreement with Genzyme in June 1994 for TGF-beta-2 to commercialize this product. Under the terms of the agreement, Genzyme assumed responsibility for all costs related to developing TGF-beta-2 for these indications. Celtrix is entitled to receive milestone payments and royalties related to the development and regulatory approval of TGF-beta-2 for wound repair. The valuation of this program was based on receipt of milestone payments of $1.5 million between 2001 and 2004, and royalties beginning in 2005. A discount rate of 34% was utilized in discounting these estimated cash flows.

   The total acquisition cost was approximately $71.7 million, determined as follows (in thousands):

Fair value of Insmed Incorporated shares(1)........................... $59,823
Fair value of Insmed Incorporated Stock Options(2)....................   9,697
Insmed Pharmaceuticals transaction costs, consisting primarily of
 financial advisory, legal and accounting fees(3).....................   2,136
                                                                       -------
                                                                       $71,656
                                                                       =======

--------
(1) The fair value per share was calculated by averaging the Celtrix closing price for the five days prior to and subsequent to the signing of the definitive reorganization agreement on November 30, 1999. The result of this calculation is $1.94886, which was multiplied by the shares outstanding on an as converted basis as of November 30, 1999 of 30,696,461.
(2) Options and warrants outstanding at November 30, 1999 of 10,244,113 were multiplied by the fair value of each grant. The fair value of these options and warrants were estimated as of November 30, 1999 using the Black-Scholes pricing method assuming a risk free interest rate of 6.0%, no dividends, a volatility factor of .801, and a weighted average life of .33 to .50 years. The application of this method resulted in a fair value per option and warrant between $0.01 and $1.41.
(3) Under purchase accounting the $2.1 million in transaction costs Insmed incurred are included in the determination of the purchase price. The $1.4 million in transaction costs Celtrix incurred were expensed as incurred.

   Based upon the valuation of tangible and intangible assets acquired and liabilities assumed, we have allocated the total cost of the purchase to the net assets of Celtrix, as follows (in thousands):

                                                              Pro forma Actual
                                                              --------- -------
Tangible assets acquired:
 Cash........................................................  $ 5,373  $ 5,373
 Other current assets........................................       33       33
 Property and equipment......................................      394      394
 In-process research and development.........................   54,433   50,434
 Goodwill....................................................   12,708   16,707
 Liabilities assumed.........................................   (1,285)  (1,285)
                                                               -------  -------
                                                               $71,656  $71,656
                                                               =======  =======

   The Celtrix research and development programs in process were valued as follows:

                                                                        Actual
                                                                        -------
SomatoKine: Diabetes................................................... $33,129
SomatoKine: Osteoporosis...............................................  12,649
SomatoKine: Severe Burns...............................................   1,223
SomatoKine: Protein Wasting............................................   2,165
TGF-beta-2: Dermal Ulcer...............................................   1,268
                                                                        -------
                                                                         50,434
                                                                        =======

   We currently anticipate spending approximately $8.9 million in the second half of 2000 to continue the development and clinical trial studies of SomatoKine for its applications in diabetes and recovery from osteoporotic hip fracture. The results of these trials will dictate the amount of future funds and company resources that may be ultimately dedicated to these projects. These results may lead management to decide to continue development or to revise, postpone or, possibly, terminate the development of one or both of these applications or pursue the development of alternate indications.

Note 2

   Pro forma basic and diluted net loss per share amounts for the year ended December 31, 1999 and the six months ended June 30, 2000, are based upon the weighted-average number of shares outstanding for the applicable period. The pro forma weighted-average shares outstanding used in the calculation of pro forma basic and diluted net loss per share for the six months ended June 30, 2000, is Insmed Incorporated's actual weighted-average calculation for the period. The impact of outstanding options and warrants is not included in the calculation of basic and diluted net loss per share as the effect would be antidilutive. All weighted-average share information has been restated for the one-for-four reverse stock split which occurred on July 28, 2000.

                              INSMED INCORPORATED
                     Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                         June 30,   December 31,
                                                           2000         1999
                                                        ----------- ------------
                                                        (Unaudited)
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $ 35,139     $    317
  Marketable securities................................     2,436        4,318
  Other current assets.................................       496           43
                                                         --------     --------
    Total current assets...............................    38,071        4,678
Property and equipment, net............................       680          242
Goodwill, net..........................................    12,656          --
Other assets...........................................       100          376
                                                         --------     --------
    Total assets.......................................  $ 51,507     $  5,296
                                                         ========     ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $  3,350     $    723
  Payroll liabilities..................................       343          111
                                                         --------     --------
    Total current liabilities..........................     3,693          834
Stockholders' equity:
  Series A Convertible Participating Preferred Stock...       --            61
  Series B Convertible Preferred Stock.................       --            36
  Common stock.........................................       270           39
  Additional capital...................................   137,148       27,181
  Notes receivable from stock sales....................       --           (64)
  Accumulated deficit..................................   (89,595)     (22,780)
  Accumulated other comprehensive loss.................        (9)         (11)
                                                         --------     --------
    Net stockholders' equity...........................    47,814        4,462
                                                         --------     --------
    Total liabilities and stockholders' equity.........  $ 51,507     $  5,296
                                                         ========     ========


                            See accompanying notes.

                              INSMED INCORPORATED
                Condensed Consolidated Statements of Operations
                (in thousands, except per share data--unaudited)

                                                            Six Months Ended
                                                                June 30,
                                                            -----------------
                                                              2000     1999
                                                            --------  -------
Revenues:
  Total revenues........................................... $     90  $   403
Operating expenses:
 Research and development..................................    6,689    2,700
 General and administrative................................    2,425      957
 Purchased research and development........................   54,433      --
 Non-cash stock compensation...............................    3,564      --
                                                            --------  -------
  Total operating expenses.................................   67,111    3,657
                                                            --------  -------
 Operating loss............................................  (67,021)  (3,254)
 Interest income...........................................      206      210
                                                            --------  -------
 Net loss.................................................. $(66,815) $(3,044)
                                                            ========  =======
Basic and diluted net loss per share....................... $  (8.85) $ (0.97)
                                                            ========  =======
Shares used in computing basic and diluted net loss per
 share.....................................................    7,550    3,140
                                                            ========  =======


                            See accompanying notes.

                              INSMED INCORPORATED
                Condensed Consolidated Statements of Cash Flows
                           (In thousands--unaudited)

                                                             Six Months Ended
                                                                 June 30,
                                                             -----------------
                                                               2000     1999
                                                             --------  -------
Cash Flows From Operating Activities:
 Net loss..................................................  $(66,815) $(3,044)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
   Depreciation and amortization...........................       115       38
   Loss on sale of marketable securities...................         7      --
   Issuance of stock for services..........................       541      --
   Interest accrued on notes receivable from stock sales...        (2)      (1)
   Non-cash stock compensation.............................     3,564      --
   Purchased research and development......................    54,433      --
   Changes in operating assets and liabilities:
    Prepaid expenses and other current assets..............      (420)     (69)
    Other assets...........................................      (100)     --
    Accounts payable.......................................     1,342      123
    Payroll liabilities....................................       232      --
                                                             --------  -------
     Cash used in operating activities.....................    (7,103)  (2,953)
Cash flows from investing activities:
 Purchases of marketable securities........................      (496)     --
 Proceeds from marketable securities matured and sold......     2,373      --
 Purchases of property & equipment.........................      (107)     (18)
 Acquisition of Celtrix Pharmaceuticals, Inc...............     3,613      --
                                                             --------  -------
Cash provided by (used in) investing activities............     5,383      (18)
                                                             --------  -------
Financing activities
Proceeds from issuance of common stock.....................    36,476        1
Repayment of notes receivable from stock sale..............        66      --
                                                             --------  -------
Cash provided by financing activities......................    36,542        1
                                                             --------  -------
Increase (decrease) in cash and cash equivalents...........    34,822   (2,970)
Cash and cash equivalents at beginning of period...........       317   11,677
                                                             --------  -------
Cash and cash equivalents at end of period.................  $ 35,139  $ 8,707
                                                             ========  =======

                            See accompanying notes.

                              INSMED INCORPORATED
              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)

1. Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and applicable Securities and Exchange Commission regulations for interim financial information. These financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is presumed that users of this interim financial information have read or have access to the audited financial statements for the preceding fiscal year contained herein. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

   From the inception of Insmed Pharmaceuticals in 1988 until 1999, Insmed Pharmaceuticals was a development stage enterprise devoted primarily to raising capital, recruiting personnel, identifying and acquiring drugs for further research and development, and conducting preclinical and clinical development of its product candidate. During 2000, the company recruited key management positions, completed its acquisition of Celtrix Pharmaceuticals, Inc., completed a $34.5 million equity financing, closed a license agreement with Taisho Pharmaceutical, Co., Ltd and accordingly, the Company is not considered a development stage enterprise for accounting purposes.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain December 31, 1999 amounts have been reclassified to conform to the June 30, 2000 presentation.

2. Acquisition of Celtrix Pharmaceuticals

   In November 1999, Insmed Pharmaceuticals, Inc. ("Insmed Pharmaceuticals") entered into an agreement to acquire Celtrix Pharmaceuticals, Inc. ("Celtrix"). The transaction closed on May 31, 2000. At closing:

  . Celtrix and Insmed Pharmaceuticals became wholly-owned subsidiaries of the Company.

  . Each common share of Celtrix was exchanged for one share of the Company's common stock.

  . The liquidation preference per share ($1,000 per share) plus accrued but unpaid dividends of Celtrix Series A Preferred Stock was convertible into Celtrix common stock at a price per share of $2.006. The holders of Celtrix Series A Preferred Stock received shares of the Company's common stock on an as-converted basis.

  . Each preferred and common share of Insmed Pharmaceuticals was exchanged for three and one-half shares of the Company's common stock.

  . All options and warrants outstanding at the time of the transaction converted into options and warrants of the Company.

Insmed Pharmaceuticals' management and board of directors became the management and board of directors of the Company.

   The purchase method of accounting was used to account for the transaction. Aggregate consideration of $71.7 million, which includes $2.1 million in transaction costs incurred by the Company, was allocated to cash

                              INSMED INCORPORATED
       Notes to Condensed Consolidated Financial Statements--(Continued)
                                  (Unaudited)

($5.4 million), equipment and other assets ($427,000), accounts payable ($1.2 million), in process research and development ($54.4 million), and goodwill ($12.7 million). Goodwill is being amortized on a straight-line basis over twenty years.

   The purchase price allocation is preliminary and will be finalized upon the completion of the valuation of acquired in process research and development. The results of operations for Celtrix for the month of June 2000 are included in the accompanying condensed consolidated statement of operations of the Company.

   Pro forma condensed consolidated statements of operations for the six months ended June 30, 2000 and 1999 are included below. These statements give effect to the acquisition of Celtrix by Insmed Pharmaceuticals and related transactions as if such transactions had occurred on January 1, 1999. These statements include the results of operations for Insmed Incorporated and Celtrix for the periods presented.

                                                              For the Six
                                                           Months Ended June
                                                                  30,
                                                           ------------------
                                                             2000      1999
                                                           --------  --------
Revenues:
    Total revenues........................................ $    218  $    484
Operating expenses:
  Research and development................................    7,228    11,281
  General and administrative..............................    5,307     1,994
  Purchased research and development......................   54,433       --
  Non-cash stock compensation.............................    3,564       --
                                                           --------  --------
    Total operating expenses..............................   70,532    13,275
                                                           --------  --------
Operating loss............................................  (70,314)  (12,791)
Amortization of goodwill..................................     (318)     (318)
Interest income...........................................      293       246
Proceeds from settlement agreement........................      --        600
                                                           --------  --------
  Net loss................................................  (70,339) $(12,263)
                                                           ========  ========
Net loss per share--basic and diluted..................... $  (2.60) $  (0.51)
                                                           ========  ========
Shares used in computing basic and Diluted net loss per
 share....................................................   27,039    24,235
                                                           ========  ========

3. Issuance of Equity

   On May 31, 2000 Insmed Pharmaceuticals sold 4,928,585 shares of its common stock and warrants to purchase 1,725,330 shares of common stock of Insmed Incorporated for $34.5 million. The warrants are exercisable for five years at a price of $9.00.

4. Corporate Collaboration

   On July 10, 2000, Insmed Pharmaceuticals signed a definitive agreement with Taisho Pharmaceutical Co., Ltd. ("Taisho") for the development and commercialization in Japan and other Asian countries of the Company's lead compound, INS-1, for the treatment of Type 2 diabetes and Polycystic Ovary Syndrome. The collaboration includes license fees and payment of certain development and regulatory milestones. Taisho will fund 20% of the development costs of INS-1 in the United States and Insmed Pharmaceuticals will receive royalties on product sales in Japan and other Asian countries.

                              INSMED INCORPORATED
       Notes to Condensed Consolidated Financial Statements--(Continued)
                                  (Unaudited)


5. Reverse Stock Split

   On July 28, 2000, our shareholders approved a one-for-four reverse stock split. Such split was effective at the close of business on July 28, 2000, and shares of Company common stock began trading on the post split basis at the opening of the Nasdaq on July 31, 2000. Stockholders' equity has been restated to give retroactive recognition to the reverse stock split. In addition, all references in the financial statements to number of shares and per share amounts have been restated.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Insmed Pharmaceuticals, Inc.

   We have audited the accompanying consolidated balance sheets of Insmed Pharmaceuticals, Inc. (a development stage company) as of December 31, 1999 and 1998 and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1999 and the consolidated statements of operations, stockholders' equity, and cash flows for the period from September 21, 1988 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Insmed Pharmaceuticals, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and for the period from September 21, 1988 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Richmond, Virginia
January 13, 2000

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
                          CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                    --------------------------
                                                        1999          1998
                                                    ------------  ------------
                      ASSETS
Current assets:
  Cash and cash equivalents........................ $    316,901  $ 11,677,084
  Marketable securities............................    4,318,273           --
  Prepaids and other current assets................       43,207        15,499
                                                    ------------  ------------
    Total current assets...........................    4,678,381    11,692,583
Property and equipment:
  Research and development equipment...............      335,758       262,328
  Furniture and equipment..........................      167,876       161,582
                                                    ------------  ------------
                                                         503,634       423,910
  Accumulated depreciation.........................     (262,267)     (178,554)
                                                    ------------  ------------
                                                         241,367       245,356
  Other assets.....................................      375,784           --
                                                    ------------  ------------
    Total assets................................... $  5,295,532  $ 11,937,939
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................. $    746,682  $    186,133
  Other current liabilities........................       87,259        65,352
  Notes Payable....................................          --         25,919
                                                    ------------  ------------
    Total current liabilities......................      833,941       277,404
Stockholders' equity:
  Series A Convertible Participating Preferred
   Stock, $.01 par value: authorized shares,
   7,000,000; issued and outstanding shares,
   6,144,599 in 1999 and 1998; aggregate
   liquidation preference, $8,713,212..............       61,446        61,446
  Series B Convertible Preferred Stock, $.01 par
   value: authorized shares, 5,000,000; issued and
   outstanding shares, 3,581,761 in 1999 and 1998;
   aggregate liquidation preference, $14,327,044...       35,818        35,818
  Common Stock, $.01 par value: authorized shares,
   20,000,000; issued and outstanding shares,
   3,872,453 in 1999 and 3,587,699 in 1998.........       38,725        35,877
  Additional capital...............................   27,181,327    26,562,158
  Notes receivable from stock sales................      (64,079)      (47,139)
  Deficit accumulated during the development
   stage...........................................  (22,780,309)  (14,987,625)
  Accumulated other comprehensive loss.............      (11,337)          --
                                                    ------------  ------------
    Total stockholders' equity.....................    4,461,591    11,660,535
                                                    ------------  ------------
    Total liabilities and stockholders' equity..... $  5,295,532  $ 11,937,939
                                                    ============  ============

          See accompanying Notes to Consolidated Financial Statements.

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
                     Consolidated Statements of Operations

                                                                  Period from
                                                                   Sept. 21,
                                                                      1988
                                 Year Ended December 31,          (inception)
                           -------------------------------------  to Dec. 31,
                              1999         1998         1997          1999
                           -----------  -----------  -----------  ------------
Revenues:
 Sponsored research and
  other operating
  revenues................ $   663,162  $    99,819  $       --   $  1,634,443
 Operating expenses:
 Research and
  development.............   6,348,541    3,768,752    2,604,818    17,477,732
 General and
  administrative..........   2,444,873    1,625,941      978,615     7,800,470
                           -----------  -----------  -----------  ------------
  Total operating
   expenses...............   8,793,414    5,394,693    3,583,433    25,278,202
                           -----------  -----------  -----------  ------------
  Operating loss..........  (8,130,252)  (5,294,874)  (3,583,433)  (23,643,759)
Other (income) expenses:
 Interest expense.........         --           --           --        167,684
 Interest income..........    (337,568)    (486,180)    (103,485)     (980,299)
 Minority interest in
  losses of subsidiary....         --           --           --        (50,835)
                           -----------  -----------  -----------  ------------
                              (337,568)    (486,180)    (103,485)     (863,450)
                           -----------  -----------  -----------  ------------
 Net loss................. $(7,792,684) $(4,808,694) $(3,479,948) $(22,780,309)
                           ===========  ===========  ===========  ============
Basic and diluted:
 Net loss per share....... $     (2.16) $     (1.47) $     (1.22)
 Weighted average shares..   3,606,094    3,277,966    2,854,359


          See accompanying Notes to Consolidated Financial Statements.

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
                 Consolidated Statement of Stockholders' Equity
    For the Period from September 21, 1988 (inception) to December 31, 1999

                                             Convertible
                    Series A                  Preferred                                   Deficit
                   Convertible   Series B       Stock                          Notes    Accumulated   Accumulated
                  Participating Convertible -------------                    Receivable During the       Other
                    Preferred    Preferred  Series Series Common  Additional from Stock Development  Comprehensive
                      Stock        Stock      B      A     Stock   Capital     Sales       Stage         Loss        Total
                  ------------- ----------- ------ ------ ------- ---------- ---------- -----------  ------------- ---------
Issuance of
 430,000 shares
 of common stock
 for cash.......      $ --         $ --     $ --   $  --  $ 4,300 $      791   $ --     $       --       $ --      $   5,091
Issuance of
 55,000 shares
 of common stock
 in exchange for
 services.......        --           --       --      --      550     10,450     --             --         --         11,000
Issuance of
 15,000 shares
 of common stock
 to licensor....        --           --       --      --      150      2,850     --             --         --          3,000
Net loss for the
 period from
 September 21,
 1988
 (inception) to
 December 31,
 1988...........        --           --       --      --      --         --      --         (36,036)       --        (36,036)
                      -----        -----    -----  ------ ------- ----------   -----    -----------      -----     ---------
Balance at
 December 31,
 1988...........        --           --       --      --    5,000     14,091     --         (36,036)       --        (16,945)
Issuance of
 68,230 shares
 of common stock
 for cash.......        --           --       --      --      682     38,464     --             --         --         39,146
Issuance of
 40,000 shares
 of common stock
 in exchange for
 services.......        --           --       --      --      400        400     --             --         --            800
Net loss for
 1989...........        --           --       --      --      --         --      --         (81,124)       --        (81,124)
                      -----        -----    -----  ------ ------- ----------   -----    -----------      -----     ---------
Balance at
 December 31,
 1989...........        --           --       --      --    6,082     52,955     --        (117,160)       --        (58,123)
Issuance of
 120,195 shares
 of common stock
 for cash.......        --           --       --      --    1,202    155,180     --             --         --        156,382
Issuance of
 22,685 shares
 of common stock
 in exchange for
 notes payable..        --           --       --      --      227     28,582     --             --         --         28,809
Issuance of
 1,000 shares of
 common stock in
 exchange for
 services.......        --           --       --      --       10      1,490     --             --         --          1,500
Net loss for
 1990...........        --           --       --      --      --         --      --        (323,006)       --       (323,006)
                      -----        -----    -----  ------ ------- ----------   -----    -----------      -----     ---------
Balance at
 December 31,
 1990...........        --           --       --      --    7,521    238,207     --        (440,166)       --       (194,438)
Issuance of
 256,470 shares
 of common stock
 for cash.......        --           --       --      --    2,565    214,938     --             --         --        217,503
Issuance of
 51,485 shares
 of common stock
 in exchange for
 notes payable..        --           --       --      --      515     50,283     --             --         --         50,798
Issuance of
 14,740 shares
 of common stock
 in exchange for
 services.......        --           --       --      --      147      8,213     --             --         --          8,360
Issuance of
 17,775 shares
 of common stock
 to licensor....        --           --       --      --      178     26,485     --             --         --         26,663
Net loss for
 1991...........        --           --       --      --      --         --      --        (303,083)       --       (303,083)
                      -----        -----    -----  ------ ------- ----------   -----    -----------      -----     ---------
Balance at
 December 31,
 1991...........        --           --       --      --   10,926    538,126     --        (743,249)       --       (194,197)
Issuance of
 303,794 shares
 of common stock
 for cash.......        --           --       --      --    3,038    644,962     --             --         --        648,000
Issuance of
 9,398 shares of
 common stock to
 licensor.......        --           --       --      --       94     22,038     --             --         --         22,132
Net loss for
 1992...........        --           --       --      --      --         --      --        (689,794)       --       (689,794)
                      -----        -----    -----  ------ ------- ----------   -----    -----------      -----     ---------
Balance at
 December 31,
 1992...........        --           --       --      --   14,058  1,205,126     --      (1,433,043)       --       (213,859)
Issuance of
 327,159 shares
 of preferred
 stock for cash,
 net of offering
 costs of
 $54,969........        --           --       --    3,272     --     923,169     --             --         --        926,441
Issuance of
 13,333 shares
 of preferred
 stock in
 exchange for
 notes payable..        --           --       --      133     --      39,867     --             --         --         40,000
Issuance of
 10,530 shares
 of common stock
 to licensor....        --           --       --      --      105     31,485     --             --         --         31,590
Net loss for
 1993...........        --           --       --      --      --         --      --        (721,478)       --       (721,478)
                      -----        -----    -----  ------ ------- ----------   -----    -----------      -----     ---------
Balance at
 December 31,
 1993...........        --           --       --    3,405  14,163  2,199,647     --      (2,154,521)       --         62,694

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
           Consolidated Statement of Stockholders' Equity (Continued)
    For the Period from September 21, 1988 (inception) to December 31, 1999

                    Series A                  Convertible                                        Deficit
                   Convertible   Series B   Preferred Stock                           Notes    Accumulated    Accumulated
                  Participating Convertible ----------------                        Receivable  During the       Other
                    Preferred    Preferred  Series   Series   Common   Additional   from Stock Development   Comprehensive
                      Stock        Stock       B        A      Stock     Capital      Sales       Stage          Loss
                  ------------- ----------- -------  -------  -------  -----------  ---------- ------------  -------------
Issuance of
 154,885 shares
 of common stock
 for cash upon
 exercise of
 warrants.......   $       --      $ --     $   --   $   --   $ 1,549  $   230,777   $    --   $        --       $ --
Issuance of
 68,331 shares
 of common stock
 for cash, net
 of offering
 costs of
 $42,119........           --        --         --       --       683      162,191        --            --         --
Issuance of
 6,093 shares of
 common stock to
 licensor.......           --        --         --       --        69       20,640        --            --         --
Net loss for
 1994...........           --        --         --       --       --           --         --     (1,250,081)       --
                   -----------     -----    -------  -------  -------  -----------   --------  ------------      -----
Balance at
 December 31,
 1994 ..........           --        --         --     3,405   16,464    2,613,255        --     (3,404,602)       --
Issuance of
 119,353 shares
 of preferred
 stock for cash,
 net of offering
 costs of
 $134,861.......           --        --       1,194      --       --       222,094        --            --         --
Issuance of
 89,331 shares
 of preferred
 stock for cash
 upon exercise
 of warrants....           --        --         893      --       --       222,435        --            --         --
Issuance of
 68,331 shares
 of preferred
 stock upon
 exchange of
 common stock...           --        --         683      --      (683)         --         --            --         --
Issuance of
 6,456 shares of
 common stock to
 licensor.......           --        --         --       --        64       19,304        --            --         --
Net loss for
 1995...........           --        --         --       --       --           --         --     (1,206,131)       --
                   -----------     -----    -------  -------  -------  -----------   --------  ------------      -----
Balance at
 December 31,
 1995 ..........           --        --       2,770    3,405   15,845    3,077,088        --     (4,610,733)       --
Issuance of
 408,582 shares
 of common stock
 for 340,492
 shares of
 Series A,
 Convertible
 Preferred
 Stock..........           --        --         --    (3,405)   4,086         (681)       --            --         --
Issuance of
 332,446 shares
 of common stock
 for 277,045
 shares of
 Series B,
 Convertible
 preferred
 Stock..........           --        --      (2,770)     --     3,324         (554)       --            --         --
Issuance of
 285,758 shares
 of common stock
 in exchange for
 shares of
 preferred and
 common stock of
 subsidiary.....           --        --         --       --     2,858      582,222        --            --         --
Issuance of
 4,072,504
 shares of
 redeemable
 preferred
 stock..........     5,294,255       --         --       --       --      (101,275)       --            --         --
Issuance of
 125,953 shares
 of common stock
 to licensor....           --        --         --       --     1,259       17,633        --            --         --
Issuance of
 24,757 shares
 of common stock
 for services...           --        --         --       --       248        3,466        --            --         --
Net loss for
 1996...........           --        --         --       --       --           --         --     (2,088,250)       --
                   -----------     -----    -------  -------  -------  -----------   --------  ------------      -----
Balance at
 December 31,
 1996...........     5,294,255       --         --       --    27,620    3,577,899        --     (6,698,983)       --
Issuance of
 295,834 shares
 of common stock
 upon exercise
 of stock
 options........           --        --         --       --     2,958       41,417    (44,375)          --         --
Issuance of
 2,072,095
 shares of
 redeemable
 preferred
 stock..........     3,418,957       --         --       --       --       (19,552)       --            --         --
Elimination of
 redemption
 rights.........    (8,651,766)      --         --       --       --     8,651,766        --            --         --
Issuance of
 64,085 shares
 of common stock
 to licensor....           --        --         --       --       641       12,176        --            --         --
Issuance of
 13,846 shares
 of common stock
 for services...           --        --         --       --       139       17,861        --            --         --
Net loss for
 1997...........           --        --         --       --       --           --         --     (3,479,948)       --
                   -----------     -----    -------  -------  -------  -----------   --------  ------------      -----
Balance at
 December 31,
 1997...........        61,446       --         --       --    31,358   12,281,567    (44,375)  (10,178,931)       --
                     Total
                  ------------
Issuance of
 154,885 shares
 of common stock
 for cash upon
 exercise of
 warrants.......  $   232,326
Issuance of
 68,331 shares
 of common stock
 for cash, net
 of offering
 costs of
 $42,119........      162,874
Issuance of
 6,093 shares of
 common stock to
 licensor.......       20,709
Net loss for
 1994...........   (1,250,081)
                  ------------
Balance at
 December 31,
 1994 ..........     (771,478)
Issuance of
 119,353 shares
 of preferred
 stock for cash,
 net of offering
 costs of
 $134,861.......      223,288
Issuance of
 89,331 shares
 of preferred
 stock for cash
 upon exercise
 of warrants....      223,328
Issuance of
 68,331 shares
 of preferred
 stock upon
 exchange of
 common stock...          --
Issuance of
 6,456 shares of
 common stock to
 licensor.......       19,368
Net loss for
 1995...........   (1,206,131)
                  ------------
Balance at
 December 31,
 1995 ..........   (1,511,625)
Issuance of
 408,582 shares
 of common stock
 for 340,492
 shares of
 Series A,
 Convertible
 Preferred
 Stock..........          --
Issuance of
 332,446 shares
 of common stock
 for 277,045
 shares of
 Series B,
 Convertible
 preferred
 Stock..........          --
Issuance of
 285,758 shares
 of common stock
 in exchange for
 shares of
 preferred and
 common stock of
 subsidiary.....      585,080
Issuance of
 4,072,504
 shares of
 redeemable
 preferred
 stock..........    5,192,980
Issuance of
 125,953 shares
 of common stock
 to licensor....       18,892
Issuance of
 24,757 shares
 of common stock
 for services...        3,714
Net loss for
 1996...........   (2,088,250)
                  ------------
Balance at
 December 31,
 1996...........    2,200,791
Issuance of
 295,834 shares
 of common stock
 upon exercise
 of stock
 options........          --
Issuance of
 2,072,095
 shares of
 redeemable
 preferred
 stock..........    3,399,405
Elimination of
 redemption
 rights.........          --
Issuance of
 64,085 shares
 of common stock
 to licensor....       12,817
Issuance of
 13,846 shares
 of common stock
 for services...       18,000
Net loss for
 1997...........   (3,479,948)
                  ------------
Balance at
 December 31,
 1997...........    2,151,065

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
           Consolidated Statement of Stockholders' Equity (Continued)
    For the Period from September 21, 1988 (inception) to December 31, 1999

                                             Convertible
                    Series A                  Preferred                                    Deficit
                   Convertible   Series B       Stock                           Notes    Accumulated    Accumulated
                  Participating Convertible -------------                     Receivable  During the       Other
                    Preferred    Preferred  Series Series Common  Additional  from Stock Development   Comprehensive
                      Stock        Stock      B      A     Stock    Capital     Sales       Stage          Loss         Total
                  ------------- ----------- ------ ------ ------- ----------- ---------- ------------  ------------- -----------
Issuance of
 102,590 shares
 of common stock
 upon exercise
 of stock
 options........     $   --       $   --     $--    $--   $ 1,026 $    16,190  $    --   $        --     $    --     $    17,216
Issuance of
 103,000 shares
 of common stock
 upon exercise
 of stock
 warrants.......         --           --      --     --     1,030     258,470       --            --          --         259,500
Issuance of
 3,581,761
 shares of
 Series B,
 Convertible
 Preferred Stock
 and related
 issuance of
 116,270 shares
 of common stock
 to
 underwriter....         --        35,818     --     --     1,163  13,942,215       --            --          --      13,979,196
Issuance of
 130,032 shares
 of common stock
 to licensor....         --           --      --     --     1,300      63,716       --            --          --          65,016
Accrued interest
 on note
 receivable.....         --           --      --     --       --          --     (2,764)          --          --          (2,764)
Net loss for
 1998...........         --           --      --     --       --          --        --     (4,808,694)        --      (4,808,694)
                     -------      -------    ----   ----  ------- -----------  --------  ------------    --------    -----------
Balance at
 December 31,
 1998...........      61,446       35,818     --     --    35,877  26,562,158   (47,139)  (14,987,625)        --      11,660,535
Issuance of
 188,642 shares
 of common stock
 upon exercise
 of stock
 options........         --           --      --     --     1,887     185,754       --            --          --         187,641
Issuance of
 12,000 shares
 of common stock
 upon exercise
 of stock
 warrants.......         --           --      --     --       120      15,480   (15,600)          --          --             --
Issuance of
 75,000 shares
 of common stock
 upon exercise
 of stock
 warrants.......         --           --      --     --       750     122,250       --            --          --         123,000
Issuance of
 9,112 shares of
 common stock to
 licensor.......         --           --      --     --        91      10,830       --            --          --          10,921
Principal
 payment on note
 receivable.....         --           --      --     --       --          --      1,500           --          --           1,500
Accrued interest
 on notes
 receivable.....         --           --      --     --       --          --     (2,840)          --          --          (2,840)
Recognition of
 stock
 compensation
 expense........         --           --      --     --       --      284,855       --            --          --         284,855
Comprehensive
 Earnings:
Unrealized loss
 on
 investments....         --           --      --     --       --          --        --            --      (11,377)       (11,377)
Net loss for
 1999...........         --           --      --     --       --          --        --     (7,792,684)        --      (7,792,684)
Comprehensive
 (loss).........                                                                                                      (7,804,061)
                     -------      -------    ----   ----  ------- -----------  --------  ------------    --------    -----------
Balance at
 December 31,
 1999...........     $61,446      $35,818    $--    $--   $38,725 $27,181,327  $(64,079) $(22,780,309)   $(11,377)   $ 4,461,551
                     =======      =======    ====   ====  ======= ===========  ========  ============    ========    ===========

          See accompanying Notes to Consolidated Financial Statements.

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
                     Consolidated Statements of Cash Flows

                               Year Ended December 31,
                         -------------------------------------
                                                                 Period from
                                                                Sept. 21, 1988
                                                                (inception) to
                            1999         1998         1997      Dec. 31, 1999
                         -----------  -----------  -----------  --------------
Cash Flows From
 Operating Activities:
 Net loss..............  $(7,792,684) $(4,808,694) $(3,479,948)  $(22,780,309)
 Adjustments to
   reconcile net loss
   to net cash used in
   operating
   activities:
   Depreciation and
     amortization......       86,574       78,256       54,925        499,342
   Gain on sale of
    property and
    equipment..........        1,326          --           --          (5,370)
   Issuance of stock
    for services.......       10,921       65,016       30,817        286,515
   Interest accrued on
     notes receivable
     from stock sales..       (2,840)      (2,764)         --          (5,604)
   Recognition of stock
    compensation
    expense............      284,855          --           --         284,855
   Accrued interest on
     stock for debt
     conversion........                                                12,696
   Minority interest in
    losses of
    subsidiary.........          --           --           --         (50,835)
   Changes in operating
    assets and
    liabilities:
    Prepaids and other
     assets............     (277,229)     (15,139)         --        (292,368)
    Accounts payable
     and other
     liabilities.......      455,741       62,636       29,616        782,945
                         -----------  -----------  -----------   ------------
     Net cash used in
      operating
      activities.......   (7,233,336)  (4,620,689)  (3,364,590)   (21,268,133)
Cash Flows From
 Investing Activities:
   Purchases of
     marketable
     securities........   (4,329,610)         --           --      (4,329,610)
   Purchases of
     property and
     equipment.........     (109,378)    (114,528)    (152,449)      (607,717)
   Proceeds from sale
     of property and
     equipment.........          --           --           --          31,100
   Other...............          --           --           --          (9,379)
                         -----------  -----------  -----------   ------------
     Net cash used in
      investing
      activities.......  $(4,438,988) $  (114,528) $  (152,449)  $ (4,915,606)

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
               Consolidated Statements of Cash Flows (Continued)

                                                                  Period from
                                 Year Ended December 31,         Sept. 21, 1988
                           ------------------------------------  (inception) to
                               1999         1998        1997     Dec. 31, 1999
                           ------------  ----------- ----------  --------------
Cash Flows From:
 Payment of deferred
  offering costs.........  $        --   $       --  $ (106,710)  $  (185,587)
 Proceeds from borrowings
  on notes payable.......           --           --         --        921,046
 Principal payments on
  capitalized lease
  obligations............           --           --         --       (174,809)
 Principal payments on
  notes payable..........           --           --         --        (73,565)
 Proceeds from issuance
  of redeemable preferred
  stock..................           --           --   3,567,738     7,860,176
 Proceeds from issuance
  of preferred stock.....           --    14,085,906        --     15,537,840
 Proceeds from issuance
  of common stock........       312,141      276,716        --      2,050,179
 Proceeds from sale of
  preferred stock of
  subsidiary.............           --           --         --        565,360
                           ------------  ----------- ----------   -----------
     Net cash provided by
      financing
      activities.........       312,141   14,362,622  3,461,028    26,500,640
                           ------------  ----------- ----------   -----------
 Decrease (increase) in
  cash and cash
  equivalents............   (11,360,183)   9,627,405    (56,011)      316,901
 Cash and cash
  equivalents at
  beginning of period....    11,677,084    2,049,679  2,105,690           --
                           ------------  ----------- ----------   -----------
 Cash and cash
  equivalents at end of
  period.................  $    316,901  $11,677,084 $2,049,679   $   316,901
                           ============  =========== ==========   ===========
Supplemental Cash Flow
 Disclosures:
 Interest paid...........  $        --   $       --  $   13,454   $    93,289
                           ============  =========== ==========   ===========
 Equipment acquired under
  capital leases.........  $        --   $       --  $      --    $   174,809
                           ============  =========== ==========   ===========
 Issuance of redeemable
  preferred stock in
  exchange for notes
  payable and accrued
  interest...............  $        --   $       --  $      --    $   742,037
                           ============  =========== ==========   ===========
 Issuance of preferred
  stock in exchange for
  notes payable..........  $        --   $       --  $      --    $    40,000
                           ============  =========== ==========   ===========
 Issuance of common stock
  in exchange for notes
  payable/receivable.....  $     15,600  $       --  $   44,375   $   139,582
                           ============  =========== ==========   ===========
 Issuance of preferred
  stock of subsidiary in
  exchange for notes
  payable................  $        --   $       --  $      --    $    58,522
                           ============  =========== ==========   ===========

          See accompanying Notes to Consolidated Financial Statements.

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
                   Notes to Consolidated Financial Statements
                               December 31, 1999

1. Significant Accounting Policies

   Insmed Pharmaceuticals, Inc. (the Company) is a development stage biopharmaceutical company incorporated in September 1988 to conduct research and development aimed at treating type 2 diabetes, polycystic ovary syndrome and other diseases associated with insulin resistance. The following is a description of the Company's more significant accounting policies:

   Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiary, Insmed Diagnostics, Inc. All significant intercompany balances and transactions have been eliminated.

   Cash and Cash Equivalents. The Company considers liquid investments with maturities of three months or less when purchased to be cash equivalents. Substantially all cash equivalents are held in a short-term money market account with a bank.

   Marketable Securities. Marketable securities consist of corporate debt securities, all of which mature within one year. Management classifies the company's marketable securities as available for sale. Such securities are stated at market value, with the unrealized gains and losses included as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other than temporary on securities available for sale are included in investment income. The cost of securities sold is calculated using the specific identification method.

   Property and Equipment. Property and equipment is stated at cost. Depreciation is provided using the straight-line method over periods ranging from three to seven years.

   Stock-Based Compensation. The Company recognizes expense for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation cost is recognized for the excess of the estimated fair value of the stock at the grant date over the exercise price, if any. Disclosures regarding alternative fair value measurement and recognition methods prescribed by Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, are presented in
Note 2.

   Stock options granted to non-employees are accounted for in accordance with EITF 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services. Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed.

   Revenue Recognition. The Company has received funding from the U.S. government and certain corporations in support of research, in some cases in return for permitting those corporations exclusive review of certain research results for limited time periods. Revenues for 1999 consist primarily of proceeds from a Small Business Innovation Research Program (SBIR) grant to fund a phase II study in PCOS subjects. Revenues for 1998 consist of an SBIR grant to fund a phase I study in PCOS subjects. Grant revenues are not contingent upon any specified results of the studies. Grant revenues are recognized over the duration of the study to which the grant relates as reimbursable costs are incurred. A study's duration is generally six to twelve months. Revenue related to future performance is deferred and recognized as revenue when earned.

   In 1996, 1995 and 1994, the Company had an agreement where revenue from achievement of milestone events was recognized when the results stipulated in the related agreement were met and there were no remaining performance obligations. There have been no other agreements of this nature since inception.

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
            Notes to Consolidated Financial Statements--(Continued)

   Net Loss Per Share. Basic net loss per share is computed based upon the weighted average number of common shares outstanding during the period. The Company's diluted net loss per share is the same as its basic net loss per share because all stock options, warrants, and other potentially dilutive securities are antidilutive and, therefore, excluded from the calculation of diluted net loss per share.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Recent Accounting Pronouncements. There have been no recently issued accounting pronouncements that would have a material impact on the company's financial position or results of operations.

2. Pending Acquisition of Celtrix Pharmaceuticals

   On November 30, 1999, the Company entered into an agreement to acquire Celtrix Pharmaceuticals, Inc. ("Celtrix"). At closing, each common share of Celtrix will be exchanged for one share of common stock in a newly formed holding company (Insmed Incorporated). The aggregate par value and related dividends of Celtrix Series A Preferred Stock are convertible into Celtrix common stock at a price per share of $2.006. The holders of Celtrix Series A Preferred Stock will receive one share of common stock of Insmed Incorporated on an as converted basis. Each preferred and common share of the Company will be exchanged for three and one-half shares of common stock of Insmed Incorporated. All options and warrants outstanding at the time of the transaction will convert into options and warrants of the holding company. The acquisition of Celtrix by the Company is subject to approval by the shareholders of both companies, as well as certain other conditions. The Company's current management and board of directors will govern the holding company.

   The Company has incurred $375,784 of legal, due diligence and other costs in 1999 related to the acquisition. These costs are reflected in other assets and will be included in determining the purchase price of Celtrix.

3. Commitment to Issue Equity

   The Company entered into an agreement to sell 5,632,678 shares of its common stock and warrants to purchase 6,901,344 shares of common stock of Insmed Incorporated for $34.5 million. The warrants are exercisable for five years at a price of $2.25. Such sale is contingent upon approval of the merger with Celtrix by the shareholders of both companies.

   The proceeds of the issuance of the shares and warrants are expected to fund Insmed Incorporated's research and development activities for at least two years. Continuation of the present level of research and development efforts is contingent upon continued availability of adequate financing. If the Celtrix acquisition and the equity issuance are not consummated, management of the Company intends to pursue and believes it can obtain other financing arrangements including private placements and strategic partnerships.

4. Stockholders' Equity

   Preferred Stock. Series A Convertible Participating Preferred Stock has a liquidation preference ahead of all other classes of capital stock, and Series B Convertible Preferred Stock has a liquidation preference ahead of common stock equal to its original issue price plus any unpaid dividends. Preferred stockholders are entitled to receive noncumulative dividends if declared by the board of directors and in preference to common stockholders.

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
            Notes to Consolidated Financial Statements--(Continued)


   Each holder of the preferred stock can convert these shares into an equal number of shares of common stock at any time. These shares will automatically convert at the time of the merger with Celtrix or otherwise upon a public offering with gross proceeds of at least $10 million (at a price per share of at least $4.95) or the vote of at least two-thirds of the outstanding shares.

   The preferred stock entitles the holders to vote in all corporate matters and approval of certain matters requires the majority vote of the outstanding shares.

   In 1997, the holders of the Series A shares agreed to eliminate their redemption rights to enable additional financing for the Company.

   Common Stock. Periodically, the Company has issued shares of common stock in exchange for services provided by stockholders and others. These issuances have been recorded at their estimated fair value at the time of the respective transactions and corresponding amounts have been reflected as expense in the accompanying consolidated statements of operations or netted against additional capital when the issuance involves costs directly related to the sale of equity securities. The estimated fair values used in recording these transactions were based upon recent issuances of equity for cash, principally the sale of preferred stock, taking into consideration the aggregate liquidation preferences of the preferred stock.

   In 1992, the Company's board of directors declared a five-for-one common stock split that was effected in the form of a stock dividend. All share activity before the split and all stock option and stock warrant data have been restated to reflect the stock split.

   Stock Options and Warrants. In 1994, the Company's stockholders approved the adoption of a stock option plan for its key employees, directors, and consultants. The plan provides for issuance of options to purchase up to 2,000,000 shares of common stock. At December 31, 1999, 33,582 options remain available for new grants under the plan. Options may be granted at the discretion of the board of directors at exercise prices not less than the estimated fair value of such shares at the date of grant. Before adopting this plan, the Company granted other stock options to certain employees, directors, and consultants pursuant to agreements approved by the board of directors.

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
            Notes to Consolidated Financial Statements--(Continued)


   A summary of stock option activity since inception is as follows (as adjusted for the stock split):

                                                                     Weighted
                                                                     Average
                                                        Shares    Exercise Price
                                                       ---------  --------------
Balance at Inception, September 21, 1988
  Granted............................................. 1,288,463      $1.39
  Expired.............................................  (107,500)      2.09
  Relinquished........................................  (220,000)      3.50
                                                       ---------      -----
  Outstanding at December 31, 1996....................   960,963       0.81
                                                       =========      =====
  Exercisable at December 31, 1996....................   528,152      $1.23
                                                       =========      =====
  Weighted Average Fair Value of Options Granted......                $0.01
Balance, December 31, 1996............................   960,963       0.81
  Granted.............................................   412,234       0.43
  Expired.............................................   (30,000)      5.00
  Relinquished........................................   (25,417)      1.83
  Exercised...........................................  (295,834)      0.15
                                                       ---------      -----
  Outstanding at December 31, 1997.................... 1,021,946       0.70
                                                       =========      =====
  Exercisable at December 31, 1997....................   528,413      $1.18
                                                       =========      =====
  Weighted Average Fair Value of Options Granted......                $0.01
Balance, December 31, 1997............................ 1,021,946       0.70
  Granted.............................................   590,501       1.18
  Relinquished........................................   (76,993)      0.19
  Exercised...........................................  (102,590)      0.16
                                                       ---------      -----
  Outstanding at December 31, 1998.................... 1,432,864       0.95
                                                       =========      =====
  Exercisable at December 31, 1998....................   850,320      $1.37
                                                       =========      =====
  Weighted Average Fair Value of Options Granted......                $0.08
Balance, December 31, 1998............................ 1,432,864       0.95
  Granted.............................................   532,484       0.80
  Relinquished........................................   (73,172)      0.38
  Exercised...........................................  (188,642)      0.99
                                                       ---------      -----
  Outstanding at December 31, 1999.................... 1,703,534       0.93
                                                       =========      =====
  Exercisable at December 31, 1999....................   955,667      $1.16
                                                       =========      =====
  Weighted Average Fair Value of Options Granted......                $0.38

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
            Notes to Consolidated Financial Statements--(Continued)


   At December 31, 1999 and 1998, 1,521,333 and 1,108,666 of the above options represented grants under the Company's stock option plan, respectively. The following table summarizes information about stock options outstanding at December 31, 1999:

                                             Outstanding Contractual Exercisable
   Exercise Price                              Options      Life       Options
   --------------                            ----------- ----------- -----------
   $0.15....................................    386,687     2.56       311,310
   $0.20....................................    159,145     2.62        99,078
   $0.50....................................    290,754     2.39       134,274
   $0.80....................................    580,207     4.85       124,264
   $1.21....................................      1,005     7.00         1,005
   $1.30....................................      2,227     7.00         2,227
   $1.65....................................     64,085     4.35        64,085
   $2.50....................................      3,061     5.59         3,061
   $3.00....................................    105,587     0.73       105,587
   $4.00....................................    110,776     5.46       110,776
                                              ---------     ----       -------
                                              1,703,534     3.47       955,667
                                              =========     ====       =======

   In 1999, the Company recorded $285,000 in stock compensation expense. The primary component of this charge, $254,000, relates to the exercise by the Chief Executive Officer of options for 295,834 shares of common stock purchased with the proceeds from a non-recourse note. This option grant is a variable award for which the change in the fair market value of the underlying stock is recognized as compensation expense. The remainder of the charge relates to 1999 stock option grants to employees and non-employees.

   If the Company had accounted for its employee stock awards under the fair value based method, the net loss would have increased by approximately $48,000 for 1999, $16,000 for 1998, and $10,000 for 1997. The basic and diluted net loss per share would have increased $.01 in 1999, $.00 in 1998, $.00 in 1997. These pro forma amounts are not indicative of future effects of applying the fair value based method since stock based awards granted may vary from year to year and vesting periods of one to four years were used to measure pro forma compensation expense. The fair value for these awards was estimated at the date of grant using the Black-Scholes pricing method assuming a weighted average volatility rate of 25%, risk-free interest rate of 6.0%, no dividends, and a weighted-average expected life of the option of 4 years (2 years in 1998 and 1997).

   The Company has an agreement with its founding scientist to grant options to enable him to maintain a three percent interest in the equity of the Company as new equity securities are issued. The exercise price for these options is equal to the issue price of the new securities. The right to continuing options will expire one day before the merger with Celtrix or before a public offering.

   Warrants were issued periodically to certain stockholders, directors, and consultants for the purchase of common stock. At December 31, 1999, warrants were outstanding to purchase 10,000 shares of common stock at $3.00 per share. All of the warrants are exercisable and will expire on January 31, 2002 or upon the effective date of a registration statement for a public offering.

   A total of 11,439,894 shares of common stock were reserved at December 31, 1999 in connection with stock options, stock warrants, and potential conversions of the preferred stock.

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
            Notes to Consolidated Financial Statements--(Continued)


5. Income Taxes

   Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The deferred tax assets of approximately $8.3 million and $5.5 million at December 31, 1999 and 1998, respectively, arise primarily due to net operating loss carryforwards for income tax purposes. Due to the Company's cumulative losses, these amounts have been entirely offset by a valuation allowance.

   At December 31, 1999 and 1998, the Company had net operating loss carryforwards for income tax purposes of approximately $20.6 million and $14.0 million, respectively, expiring in various years beginning in 2003. Utilization of these carryforwards will be limited due to changes in the ownership of the Company's common stock.

6. Leases

   The Company leases office and laboratory space under operating lease agreements expiring in February 2002. The leases provide for monthly rent of approximately $14,300 with a 2.5% escalation per year. The Company also leases a vehicle, office equipment and additional laboratory space.

   Future minimum payments on these leases at December 31, 1999 were as follows:

       Year                                                              Amount
       ----                                                             --------
       2000............................................................ $227,858
       2001............................................................  216,278
       2002............................................................   35,362
                                                                        --------
                                                                        $479,498
                                                                        ========

   Rent expense for all operating leases amounted to $243,010 in 1999, $222,747 in 1998, $127,434 in 1997 and $842,081 on a cumulative basis since inception.

7. Employee Benefit Plan

   In 1996, the Company adopted a defined contribution plan covering substantially all employees meeting certain eligibility requirements. Participants may elect to contribute a specified portion of their compensation to the plan on a tax-deferred basis. The Company has never contributed to this plan.

8. License Agreement

   In 1988, the Company entered into a license agreement with The University of Virginia Alumni Patents Foundation (the Foundation). The agreement, as amended in 1991, provides the Company an exclusive, worldwide license to develop and sell products related to certain patent rights for insulin resistance and associated disorders.

   In consideration for the license agreement, Insmed Pharmaceuticals is obligated to pay minimum annual licensing fees of $100,000 as well as patent costs through the expiration of the patent rights in 2018. Insmed Pharmaceuticals must pay the Foundation a royalty on the net sales of therapeutic drugs covered by the license agreement. Royalties earned by the Foundation will reduce licensing fees and, in case of patent infringement, Insmed Pharmaceuticals may use 50% of royalties payable to the Foundation to cover expenses it incurs to defend the patents.

                          INSMED PHARMACEUTICALS, INC.
                         (a development stage company)
            Notes to Consolidated Financial Statements--(Continued)


   Under the license agreement, the Company is required to issue shares of its common stock each time shares of any class of stock are issued so that the Foundation at all times has a 3% undiluted interest in the Company. As of December 31, 1999, the Foundation had received 395,244 shares of common stock under the license agreement. These issuances have been recorded at their estimated fair value at the time of the respective transaction. Related expenses of $110,921 in 1999, $165,016 in 1998, $112,817 in 1997 and $1,053,218
on a cumulative basis since inception have been included in research and development expense in the accompanying consolidated statements of operations. The right to receive such stock expires one day before the merger with Celtrix or before a public offering.

   The Company also provides support for research at the University of Virginia
(UVA) that contributes toward commercial development of its planned products. Certain of the Company's research activities have taken place at UVA. The Company has also supported the research through consulting payments to individuals conducting additional research work beyond their commitments as employees of UVA. Total expense for research support to UVA amounted to $347,324 in 1999, $180,000 in 1998, $191,600 in 1997 and $1,501,975 on a
cumulative basis since inception.

9. Related Party Transactions

   The Company retained one of its directors as general counsel until June 1996 and subsequently retained him as corporate secretary. Payments for these services amounted to $38,806 in 1999, $18,060 in 1998, $12,952 in 1997 and
$266,865 on a cumulative basis since inception.

   On October 15, 1997, the Company loaned $44,375 to its chief executive officer which he used to purchase 295,834 shares of the Company's common stock pursuant to a stock option agreement. The note is collateralized by the shares purchased and is payable on September 30, 2002. Interest accrues at 6.23% per annum. The principal and accrued interest are presented as a separate component of stockholders' equity.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Celtrix Pharmaceuticals, Inc.

   We have audited the accompanying consolidated balance sheets of Celtrix Pharmaceuticals, Inc. as of March 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Celtrix Pharmaceuticals, Inc. at March 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Richmond, Virginia
June 2, 2000

                         CELTRIX PHARMACEUTICALS, INC.
                          Consolidated Balance Sheets
                (In thousands, except share and per share data)

                                                               March 31,
                                                          --------------------
                                                            2000       1999
                                                          ---------  ---------
                         ASSETS
Current assets:
  Cash and cash equivalents.............................  $   6,700  $   1,258
  Receivables and other current assets..................        115        172
                                                          ---------  ---------
    Total current assets................................      6,815      1,430
Property and equipment..................................
  Machinery and equipment...............................        170        164
  Less accumulated depreciation and amortization........       (102)       (63)
                                                          ---------  ---------
                                                                 68        101
Assets held for sale....................................        346        416
Intangible and other assets, net of accumulated
 amortization of $1,557 and $1,235 at March 31, 2000 and
 1999, respectively.....................................      2,582      2,554
                                                          ---------  ---------
    Total assets........................................  $   9,811  $   4,501
                                                          =========  =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................  $     --   $     547
  Accrued clinical expenses.............................         89        439
  Accrued compensation..................................         54         47
  Other accrued liabilities.............................        388        188
                                                          ---------  ---------
    Total current liabilities...........................        531      1,221
Series A convertible / exchangeable preferred stock,
 $.01 par value, authorized, 10,000 shares; 8,010 issued
 and outstanding at March 31, 2000, liquidation
 preference $8.01 million...............................      7,948        --
Stockholders' equity:
  Common stock, $.01 par value, authorized 60,000,000
   shares; 33,843,770 shares and 25,061,053 shares
   issued and outstanding at March 31, 2000 and 1999,
   respectively.........................................        338        251
  Additional paid-in capital............................    142,656    133,437
  Cumulative preferred stock dividend...................        382        --
  Accumulated deficit...................................   (142,044)  (130,408)
                                                          ---------  ---------
    Total stockholders' equity..........................      1,332      3,280
                                                          ---------  ---------
    Total liabilities, preferred stock and stockholders'
     equity.............................................  $   9,811  $   4,501
                                                          =========  =========

          See accompanying notes to consolidated financial statements.

                         CELTRIX PHARMACEUTICALS, INC.
                     Consolidated Statements of Operations
                     (In thousands, except per share data)

                                                    Year Ended March 31,
                                                 ----------------------------
                                                   2000      1999      1998
                                                 --------  --------  --------
Revenues:
 Product sales.................................. $    --   $     10  $     51
 Revenues from related parties..................      662       --        --
 Licensing revenues and other...................      140       121       610
                                                 --------  --------  --------
                                                      802       131       661
Costs and expenses:
 Cost of sales..................................      --        --          1
 Research and development.......................      857     6,830    13,006
 General and administrative.....................    2,169     2,272     1,985
 Restructuring costs............................      --      5,160       --
                                                 --------  --------  --------
                                                    3,026    14,262    14,992
                                                 --------  --------  --------
Operating loss..................................   (2,224)  (14,131)  (14,331)
 Equity in loss from joint venture..............   (9,137)      --        --
 Interest income, net...........................      107       132       681
 Gain on sale of investments....................      --        --        737
 Proceeds from settlement agreement.............      --        600       --
                                                 --------  --------  --------
 Net loss....................................... $(11,254) $(13,399) $(12,913)
                                                 ========  ========  ========
Income available to common stockholders......... $(11,636) $(13,399) $(12,913)
                                                 ========  ========  ========
Basic and diluted net loss per share............ $  (0.42) $  (0.58) $  (0.61)
                                                 ========  ========  ========
Shares used in basic and diluted per share
 computation....................................   27,877    22,941    21,004
                                                 ========  ========  ========


          See accompanying notes to consolidated financial statements.

                         CELTRIX PHARMACEUTICALS, INC.
                Consolidated Statements of Stockholders' Equity
                       (In thousands, except share data)

                                           Cumulative
                                Additional Preferred                  Total
                         Common  Paid-in     Stock    Accumulated Stockholders'
                         Stock   Capital    Dividend    Deficit      Equity
                         ------ ---------- ---------- ----------- -------------
Balance at March 31,
 1997...................  $153   $118,152     $--      $(104,095)   $ 14,210
Issuance of 5,721,876
 shares of common stock
 and warrants to
 purchase 2,860,934
 shares of common stock
 in a private placement,
 net....................    57     13,274      --            --       13,331
Issuance of 75,748
 shares of common stock
 under the Employee
 Stock Purchase Plan....     1        116      --            --          117
Unrealized loss on
 available-for-sale
 securities.............   --         --       --             (1)         (1)
Net loss................   --         --       --        (12,913)    (12,913)
                          ----   --------     ----     ---------    --------
Balance at March 31,
 1998...................   211    131,542      --       (117,009)     14,744
Issuance of 4,000,000
 shares of common stock
 and warrants to
 purchase 6,000,000
 shares of common stock
 in a private placement,
 net....................    40      1,872      --            --        1,912
Issuance of warrants to
 purchase 75,000 shares
 of common stock and
 options to purchase
 50,000 shares of common
 stock to non-
 employees..............   --          23      --            --           23
Net loss................   --         --       --        (13,399)    (13,399)
                          ----   --------     ----     ---------    --------
Balance at March 31,
 1999...................   251    133,437      --       (130,408)      3,280
Issuance of 1,508,751
 shares of common stock
 for cash, net..........    15      2,444      --                      2,459
Issuance of 7,092,754
 shares of common stock
 upon exercise of stock
 warrants...............    70      6,356      --                      6,426
Issuance of 181,212
 shares of common stock
 upon exercise of stock
 options................     2        419      --                        421
Accrued cumulative
 preferred stock
 dividends..............   --         --       382          (382)        --
Net loss................                       --        (11,254)    (11,254)
                          ----   --------     ----     ---------    --------
Balance at March 31,
 2000...................  $338   $142,656     $382     $(142,044)   $  1,332
                          ====   ========     ====     =========    ========


          See accompanying notes to consolidated financial statements.

                         CELTRIX PHARMACEUTICALS, INC.
                     Consolidated Statements of Cash Flows
                Increase (decrease) in cash and cash equivalents
                                 (In thousands)

                                                     Year Ended March 31,
                                                  ----------------------------
                                                    2000      1999      1998
                                                  --------  --------  --------
Cash Flows From Operating Activities:
 Net loss........................................ $(11,254) $(13,399) $(12,913)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
 Write off of leasehold improvements.............      --      5,311       --
 Write off of deferred rent liability............      --       (816)      --
 Reduction in deferred rent liability............      --        (74)      --
 Depreciation and amortization...................      361     1,036     1,660
 Gain on sale of investments.....................      --        --       (737)
 Equity in loss from Celtrix / Elan joint
  venture........................................    9,137       --        --
 Changes in operating accounts:                        --        --        --
 Receivables and other current assets............       57         4       (22)
 Accounts payable, accrued compensation and
  other accrued liabilities......................     (690)     (992)      854
                                                  --------  --------  --------
    Net cash used in operating activities........   (2,389)   (8,930)  (11,158)
Cash flows from investing activities:
 Investment in Celtrix/Elan joint venture........   (9,137)      --        --
 Sales and maturities of available-for-sale
  securities.....................................      --      7,575    40,497
 Purchase of available-for-sale securities.......      --     (1,270)  (43,482)
 Decrease in restricted cash.....................      --        --        520
 Proceeds from sale of assets held for sale......       70       600       --
 Capital expenditures............................       (6)      (84)     (187)
 Increase in intangible and other assets.........     (350)     (168)     (394)
                                                  --------  --------  --------
    Net cash (used in) provided by investing
     activities..................................   (9,423)    6,653    (3,046)
Cash flows from financing activities:
 Proceeds from the issuance of Series A
  convertible/exchangeable preferred stock,
  net............................................    7,948       --        --
 Proceeds from issuance of common stock, net.....    9,306     1,935    13,448
 Principal payments under lease obligations......      --         (8)     (320)
                                                  --------  --------  --------
    Net cash provided by financing activities....   17,254     1,927    13,128
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................    5,442      (350)   (1,076)
Cash and cash equivalents at beginning of year...    1,258     1,608     2,684
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $  6,700  $  1,258  $  1,608
                                                  ========  ========  ========
Supplemental disclosure:
  Interest paid.................................. $    --   $      1  $     24
                                                  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                         CELTRIX PHARMACEUTICALS, INC.
                   Notes to Consolidated Financial Statements
                                 March 31, 2000

1. Summary of Significant Accounting Policies

   Celtrix Pharmaceuticals, Inc. (the "Company") is a biopharmaceutical company focused on developing novel therapeutics for the treatment of seriously debilitating, degenerative conditions primarily associated with severe trauma, chronic diseases or aging.

   The consolidated financial statements include the accounts of Celtrix and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

   Cash Equivalents and Short-term Investments. Celtrix considers all highly liquid investment securities with maturity from date of purchase of three months or less to be cash equivalents and investment securities with maturity from date of purchase of more than three months to be short-term investments.

   Property and Equipment. Property and equipment is stated at cost. Depreciation and amortization of property and equipment is provided on the straight-line method over the estimated useful lives (three to seven years) of the assets.

   Intangible Assets. Intangible and other assets consist primarily of patents. Patents, carried at cost, are amortized using the straight-line method over the estimated useful lives of the related intellectual property, generally 12 years. Celtrix regularly performs reviews regarding the carrying value of the assets. The reviews look for the existence of facts or circumstances, either internal or external, which may indicate that the carrying value of the assets cannot be recovered. To date no adjustments have been made to the carrying value of the assets.

   Revenue Recognition. Licensing revenues are recorded when contractually earned. Revenues are not refundable if the research effort is not successful. The Company has no future performance obligations relating to these licensing revenues. Revenue from product sales is recognized at time of shipment.

   Stock-Based Compensation. The Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock-Based Compensation" in October 1995, which encourages, but does not require, companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has elected to follow the disclosure requirements of SFAS 123 for the fiscal years ended 2000, 1999 and 1998 (see Note 6) and will continue to measure stock-based compensation to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees."

   The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for employee stock option grants in accordance with APB Opinion No. 25, and, accordingly, recognizes no compensation for the stock option grants.

   Recently Issued Accounting Standard. In April 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net loss or stockholders' equity. Statement 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Total comprehensive income (loss) approximates net loss for the fiscal years ended March 31, 2000, 1999 and 1998.

   Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the

                         CELTRIX PHARMACEUTICALS, INC.
            Notes to Consolidated Financial Statements--(Continued)

amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

2. Acquisition of Celtrix by Insmed Pharmaceuticals, Inc.

   On May 30, 2000, the shareholders of the Company and the shareholders of Insmed Pharmaceuticals, Inc. (Insmed Pharmaceuticals) approved Insmed Pharmaceuticals' acquisition of Celtrix. Insmed Pharmaceuticals is a biopharmaceutical company focused on the diagnosis and treatment of medical conditions associated with insulin resistance, including type 2 diabetes and polycystic ovary syndrome (PCOS). Each common share of Celtrix was exchanged for one share of common stock in a newly formed holding company (Insmed Incorporated). The newly formed holding company is a publicly traded company. The liquidation preference per share ($1,000 per share) plus accrued but unpaid dividends of Celtrix Series A Convertible/Exchangeable Preferred Stock was convertible into Celtrix common stock at a price per share of $2.006. The holders of Celtrix Series A received shares of common stock of Insmed Incorporated on an as converted basis. Each share of Insmed Pharmaceuticals was exchanged for three and one-half shares of Insmed Incorporated.

   Each outstanding option, warrant or other right to purchase shares of Celtrix or Insmed Pharmaceuticals, Inc. common stock converted automatically into a new option, warrant or other right to purchase the number of shares of Insmed Incorporated common stock equal to the number of shares of Celtrix common stock or Insmed Pharmaceuticals common stock, as the case may be, issuable under the old option, warrant or other right multiplied by one (1) in the case of Celtrix stock options, and 3.5 in the case of Insmed Pharmaceuticals stock options, warrants, or other rights. Shares of Insmed Incorporated common stock reserved for future issuance in connection with the exercise of Celtrix options were 1,229,510 shares.

   Costs to the Company related to the acquisition by Insmed Pharmaceuticals are estimated to be $1.5 million, of which $531,000 had been incurred and expensed as of March 31, 2000.

3. Joint Venture with Elan Corporation, plc

   On April 21, 1999, the Company entered into an agreement with Elan Corporation, plc to establish a joint venture (Celtrix Newco, Ltd.), a company incorporated in Bermuda for the development of SomatoKine to treat osteoporosis using Elan's MEDIPAD Delivery System. The joint venture company is initially owned 80.1% by Celtrix and 19.9% by Elan. The joint venture company has licensed SomatoKine technology from Celtrix and MEDIPAD technology from Elan. Celtrix initially invested $8.01 million in the joint venture and Elan has invested $1.99 million. At the time of closing, Elan International Services, Ltd. (EIS) purchased $8.01 million of Celtrix Series A Convertible/Exchangeable Preferred Stock.

   The Series A Convertible/Exchangeable Preferred stock could be exchanged for an additional ownership in the joint venture at EIS's option. As a result, it is presented outside of permanent equity on the consolidated balance sheet. The Series A Convertible/Exchangeable Preferred stock pays a 5% annual in-kind dividend and has a liquidation preference of $1,000 per share or $8.01 million plus accrued and unpaid dividends.

   Although the Company owns 80.1% of the joint venture, the joint venture is accounted for under the equity method of accounting. Celtrix has not consolidated the joint venture company because Elan has substantive rights that give them the ability to block significant decisions proposed by the Company and to participate in matters arising in the ordinary course of business, which would not normally require board of directors approval or approval by Elan. In addition, Elan actively participates in directing and carrying out the operating and capital activities of the joint venture's business.

   The agreement with Elan also provides, at Celtrix's option, for EIS to purchase from time to time Series B Convertible Preferred Stock up to an amount of $4.8 million, the proceeds from which sale will be used by

                         CELTRIX PHARMACEUTICALS, INC.
            Notes to Consolidated Financial Statements--(Continued)

Celtrix to fund its share of the joint venture's operating expenses. Celtrix and Elan will be reimbursed by the joint venture for research and development and administrative work performed on behalf of the joint venture. The Series B Convertible Preferred Stock is convertible into Celtrix common stock at a price of $2.006 per share and pays a 9% annual in-kind dividend. The obligation of Elan to purchase Series B Preferred Stock terminated at the time of the merger with Insmed. See Note 2.

   Elan received a $10 million license payment from the joint venture for the use of MEDIPAD technology while Celtrix will have an 80% share in any future proceeds related to the further development and commercialization of the osteoporosis product (e.g. upfront payments, milestones or royalties) received by the joint venture, regardless of ownership, until Celtrix is paid $10 million. Thereafter, Celtrix and Elan will share the joint venture's proceeds in accordance with their ownership interests.

   In April 1999, in a separate transaction, the Company issued 1,508,751 shares of common stock to Elan International Services, Ltd. at a price of $1.657 per share, amounting to $2.4 million (net of expenses).

   The following summarizes financial information of Celtrix Newco, Ltd. (in thousands):

                                                                    Year Ended
                                                                  March 31, 2000
                                                                  --------------
       Costs and Expenses:
         Research and Development................................    $ 11,255
         General and Administrative..............................         189
                                                                     --------
       Net Loss..................................................    $(11,444)
                                                                     ========

   The Company's share of the net loss was $9.17 million.

                                                         Condensed Balance Sheet
                                                             March 31, 2000
                                                         -----------------------
       Current liabilities..............................        $ 11,444
       Stockholders' equity.............................        $(11,444)

4. Assets Held for Sale

   As a result of the September 1998 restructuring and the discontinuation of manufacturing, the Company is in the process of selling certain equipment and other fixed assets. The assets held for sale are recorded at the lower of carrying values or fair value, less costs to sell.

5. Debt and Commitments

   As a result of restructuring the Company and discontinuing manufacturing operations in September 1998, the Company terminated its office, laboratory and manufacturing facility lease effective November 1998. The Company also terminated certain equipment operating leases as a result of the restructuring. The Company currently leases offices in San Jose under an operating lease which expires in June 2000. Rent expense was $186,000, $600,000, and $1.1 million for the years ended March 31, 2000, 1999, and 1998, respectively.

6. Incentive and Benefit Plans

   In September 1997, the stockholders approved an increase in the number of shares reserved for issuance under the Company's 1991 Stock Option Plan from 1,500,000 to 3,000,000 shares of common stock. Under the 1991 Directors' Stock Option Plan, 200,000 shares of Celtrix's common stock have been reserved for issuance.

                         CELTRIX PHARMACEUTICALS, INC.
            Notes to Consolidated Financial Statements--(Continued)

The exercise prices under these plans are determined by the Board of Directors or its committee and may not be less than 100% of the fair market value of Celtrix's common stock at the time of grant. The options expire ten years from the date of grant, unless otherwise provided in the option agreement. The options generally become vested and exercisable over four years.

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

   Pro forma information regarding net loss and net loss per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to March 31, 1995 under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999, and 1998, respectively: risk-free interest rates of 5.43%, 4.88%, and 6.03%, dividend yields of zero; volatility factors of the expected market price of the Company's common stock of .831, .801, and .792; and an expected option life of 5 years.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility and expected option life. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   In September 1998, the stockholders approved an increase in the number of shares reserved for issuance under the Company's 1991 Employee Stock Purchase Plan from 250,000 to 500,000 shares of common stock. Under the plan, employees have an opportunity to purchase common stock of Celtrix at 85% of the fair market value at the beginning or end of each 12-month offering period, whichever is lower. The first offering period commenced January 1, 1994. As of March 31, 2000, 176,880 shares of common stock have been issued to company employees. There were no shares issued, and subsequently no fair value of employees' purchase rights estimated, for 1999 or 2000. The fair value of the employees' purchase rights for 1998 was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.59%; dividend yield of zero; volatility factor of the expected market price of the Company's common stock of .792; and an expected life of 1 year.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for net loss per share information):

                                                    2000      1999      1998
                                                  --------  --------  --------
   Pro forma net loss............................ $(11,535) $(13,391) $(13,275)
   Pro forma net loss per share.................. $  (0.43) $  (0.58) $  (0.63)

   The weighted-average fair value of options granted during 2000, 1999, and 1998 was $0.70, $1.14, and $1.59, respectively.

                         CELTRIX PHARMACEUTICALS, INC.
            Notes to Consolidated Financial Statements--(Continued)


   A summary of the Company's stock option activity, which includes the 1991 Stock Option Plan and the 1991 Directors' Stock Option Plan, for the years ended March 31 follows:

                                                  Outstanding Options
                                         --------------------------------------
                               Shares                              Weighted-
                             Available   Number of   Price Per      Average
                             for Grant    Shares       Share     Exercise Price
                             ----------  ---------  ------------ --------------
Balance at March 31, 1997...    707,468    960,358  $1.25-$11.50     $2.61
  Shares authorized.........  1,500,000        --            --        --
  Options granted........... (1,073,783) 1,073,783  $ 2.00-$2.94     $2.34
  Options canceled..........    272,450   (272,450) $ 2.44-$3.94     $2.60
                             ----------  ---------  ------------     -----
Balance at March 31, 1998...  1,406,135  1,761,691  $1.25-$11.50     $2.39
  Options granted...........   (211,084)   211,084  $ 1.06-$2.88     $1.62
  Options canceled..........    731,275   (731,275) $1.25-$11.50     $2.38
                             ----------  ---------  ------------     -----
Balance at March 31, 1999...  1,926,326  1,241,500  $ 1.06-$8.00     $2.26
  Options granted...........   (269,222)   269,222  $ 1.00-$1.25     $1.01
  Options exercised.........        --    (181,212) $ 1.06-$3.94     $2.32
  Options canceled..........    100,000   (100,000) $       2.50     $2.50
                             ----------  ---------  ------------     -----
Balance at March 31, 2000...  1,757,104  1,229,510  $ 1.00-$8.00     $1.96
                             ==========  =========  ============     =====

   The following table summarizes information concerning outstanding options at March 31, 2000:

                                 Options Outstanding           Options Exercisable
                         ----------------------------------- ------------------------
                                         Weighted-
                                          Average   Weighted                Weighted-
                            Options      Remaining  Average     Options      Average
                         Outstanding at Contractual Exercise Exercisable at Exercise
Range of Exercise Price   Mar. 31, '00     Life      Price    Mar. 31, '00    Price
-----------------------  -------------- ----------- -------- -------------- ---------
      $1.00-$2.50            891,593        7.8      $1.68      436,015       $1.88
      $2.51-$4.00            336,417        6.3      $2.67      271,583       $2.68
      $4.01-$8.00              1,500        2.2      $8.00        1,500       $8.00
                           ---------                            -------
                           1,229,510                            709,098
                           =========                            =======

   Under Celtrix's 1991 retirement savings plan ("401(k) Plan"), employees may elect to defer up to 20% of their total compensation, not to exceed the amount allowed by applicable Internal Revenue Service guidelines. There were no employer contributions to the plan for the years ended March 31, 2000, 1999 or 1998.

7. Stockholders' Equity

   In November 1998, Celtrix sold 4,000,000 shares of common stock in a private placement at $0.50 per share, which resulted in net proceeds to the Company of approximately $1.9 million. Additionally, the Company issued a three-year warrant to purchase 6,000,000 shares of Celtrix common stock at $0.55 per share. As of March 31, 2000, warrants for 210,000 shares were outstanding.

   In April 1997, the Company completed a private placement of 5,721,876 newly issued shares of common stock at $2.438 per share. For every two shares of stock issued, the Company also issued a warrant to purchase an additional share of Celtrix common stock at $2.682 per share. The warrants are exercisable only after the shares of stock are held for at least one year and as of March 31, 2000, there were 492,205 warrants outstanding related to this financing (102,543 were canceled due to the sale of stock). The warrant expired

                         CELTRIX PHARMACEUTICALS, INC.
            Notes to Consolidated Financial Statements--(Continued)

in April 2000. The net proceeds to the Company, after fees and expenses of approximately $619,000, were $13.3 million.

8. License and Collaborative Arrangements

   In July 1994, Celtrix entered into a license agreement with The Green Cross Corporation ("Green Cross"), covering the development and commercialization of SomatoKine for the treatment of osteoporosis in Japan. Under the terms of the agreement, Green Cross was to be responsible for all related research, development and marketing, as well as manufacturing the product to support its preclinical, clinical and commercial needs in Japan. The agreement provided for Celtrix to receive licensing fees, milestone payments upon Green Cross accomplishing specific product development activities and royalties on future product sales. Celtrix retained full rights outside of Japan to SomatoKine and also to related know-how and technology developed by Green Cross. In April 1998, Green Cross was merged with Yoshitomi Pharmaceuticals Industries, Ltd. In May 1998, Celtrix received notice from Yoshitomi of its intent to terminate this license agreement. This license was terminated in March 1999 upon the payment by Yoshitomi of $600,000 to Celtrix. Celtrix regained the rights to the treatment of osteoporosis in Japan.

   In June 1994, the Company entered into a product development, license and marketing agreement with Genzyme Corporation ("Genzyme") on TGF-beta-2 which includes equity investments, milestone payments and potential royalties to Celtrix. As part of the agreement, Celtrix sold to Genzyme 1,550,388 shares of Celtrix common stock in June 1994, and subsequently, in December 1995 Celtrix exercised the option to receive an additional investment by Genzyme for 1,472,829 shares of Celtrix common stock resulting in $4.4 million of net proceeds to the Company. Under recently amended terms, Genzyme has been granted expanded worldwide commercialization rights for all systemic applications and select local applications of TGF-beta-2 to include Japan, China, Korea and Taiwan; in exchange, Genzyme released Celtrix from certain service and royalty obligations under the original agreement. Celtrix has retained rights to select applications of TGF-beta-2 and the Company has the option to reacquire rights to other product applications not pursued by Genzyme. In December 1997, the Company also entered into a new license agreement with Genzyme granting Genzyme a worldwide exclusive royalty-bearing license to TGF-beta antibodies, and license and sublicense rights to TGF-beta receptor. Under the terms of the agreement, Genzyme will assume the licensing and royalty obligations of Celtrix related to TGF-beta receptor.

   Since inception, Celtrix has entered into various other research and development and licensing arrangements. Some of these agreements contain royalty and other obligations.

9. Restructuring Costs

   During fiscal year 1999, the Company restructured to focus on the clinical development of SomatoKine, cease manufacturing operations and reduce the cash burn rate. As a result, the Company recognized a $5.2 million restructuring charge in the quarter ended September 30, 1998 consisting of a $5.3 million non-cash write-off of leasehold improvements partly offset by $816,000 non-cash reduction of deferred rent liability, $358,000 in severance expenses, $250,000 related to non-cancelable operating lease obligations, and $75,000 in other restructuring-related charges. As part of the restructuring, the Company reduced its workforce by 69 employees, or approximately 90%. The reduction in workforce affected all levels of staff in manufacturing and other functions. As of March 31, 2000, the Company had no restructuring liabilities remaining to be paid.

10. Gain on Sale of Investments

   In June 1997, the Company sold 43,750 shares of Prograft Medical, Inc. preferred stock, resulting in the recording of $737,000 of gain on investment. These shares were held by Celtrix since 1993.

                         CELTRIX PHARMACEUTICALS, INC.
            Notes to Consolidated Financial Statements--(Continued)


11. Income Taxes

   At March 31, 2000, the Company had net operating loss and research tax credit carryforwards for federal income tax purposes of approximately $137.4 million and $4.5 million, respectively, expiring in the years 2006 through 2020. The federal net operating loss carryforward differs from the accumulated deficit principally due to (i) the nondeductibility for tax purposes of the charges for in-process research and development resulting from two acquisitions, and (ii) timing differences in the recognition of certain revenue and expense items for financial and federal tax reporting purposes (primarily certain expenses not currently deductible). Approximately $8.8 million of the total federal net operating loss is available only to offset future consolidated taxable income to the extent contributed by one of the Company's wholly owned subsidiaries.

   Utilization of a portion of the net operating losses and credits is subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986.

   Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of March 31 are as follows (in thousands):

                                                               2000      1999
                                                             --------  --------
   Deferred tax assets:
     Net operating loss carryforwards....................... $ 48,000  $ 44,300
     Research credits.......................................    6,100     5,900
     Research expenses capitalized for tax purposes.........    2,400     2,400
     Other..................................................     (600)   (1,400)
                                                             --------  --------
       Total deferred tax assets............................   55,900    51,200
     Valuation allowance for deferred tax assets............  (55,900)  (51,200)
                                                             --------  --------
       Net deferred tax assets.............................. $    --   $    --
                                                             ========  ========

   The valuation allowance increased by $4.7 million, $5.4 million, and $4.8 million during the years ended March 31, 2000, 1999 and 1998, respectively.

12. Revenues from Related Parties

   Revenues from related parties are from the joint venture formed by Celtrix and Elan Corporation, plc. These revenues cover services performed on behalf of the joint venture and $550,000 for the reimbursement, at Celtrix's production cost, of the anticipated total amount of SomatoKine drug substance provided by Celtrix to the joint venture for use in the clinical trial currently planned by the joint venture.

                         [LOGO OF INSMED INCORPORATED]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
[ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

              SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2000

                         [LOGO OF INSMED INCORPORATED]

                                6,000,000 Shares

                                  Common Stock

    Insmed Incorporated is offering 5,000,000 shares of its common stock and the selling shareholders are selling an additional 1,000,000 shares. Insmed will not receive any of the proceeds from the sale of shares by the selling shareholders. Insmed's common stock is traded on the Nasdaq National Market under the symbol "INSM." The last reported sale price of the common stock on the Nasdaq National Market on September 21, 2000, was $14.00 per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 5.

                                --------------

                                                          Per Share    Total
                                                          --------- -----------
Public Offering Price....................................  $        $
Underwriting Discounts and Commissions...................  $        $
Proceeds to Insmed.......................................  $        $
Proceeds to the Selling Shareholders.....................  $        $

    The Securities and Exchange Commission and any state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

    Certain of Insmed's existing shareholders have granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments.

                                --------------

Robertson Stephens International

             Bank of America International Limited

                                                  Prudential-Bache International

                  The date of this Prospectus is       , 2000

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                  UNDERWRITING

      General. The underwriters, acting through their representatives, Robertson Stephens International, Ltd., Bank of America International Limited and Prudential-Bache International Limited have severally agreed to purchase from us the number of shares of common stock next to their respective names below. The underwriters are committed to purchase and pay for all the shares if any are purchased.

                                                                        Number of
                                                                         Shares
                                                                        ---------
Underwriter
-----------
Robertson Stephens, Inc...............................................
Banc of America Securities LLC........................................
Prudential Securities Incorporated....................................
International Underwriter
-------------------------
Robertson Stephens International, Ltd. ...............................
Bank of America International Limited.................................
Prudential-Bache International Limited................................
                                                                        ---------
  Total...............................................................  6,000,000
                                                                        =========

      The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this
prospectus and to specific dealers at that price less a concession of $    per
share, of which $    may be reallowed to other dealers. After this offering,
the public offering price, concession and reallowance to dealers may be reduced by the representatives of the underwriters. No reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

      Over-Allotment Option. The selling shareholders listed in footnote 2 on page 48 have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 900,000 additional shares of common stock to cover over-allotments, if any, at the same price per share as we will receive for the shares that the underwriters have agreed to purchase. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to limited conditions, to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the total shares offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. The selling shareholders listed in footnote 2 on page 48 will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

      Underwriting Discounts and Commissions. The underwriting discount will be an amount equal to the public offering price per share, less the amount paid per share by the underwriters. The following tables show the per share and total underwriting discounts and commissions that we and the selling shareholders will allow to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 900,000 additional shares.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                                                Total
                                                      -------------------------
                                                 Per  No Exercise Full Exercise
                                                Share  of Option    of Option
                                                ----- ----------- -------------
Public offering price.........................  $        $            $
Underwriting discounts and commissions payable
 by us........................................  $        $            $
Underwriting discounts and commissions payable
 by the selling shareholders..................  $        $            $

      The expenses of this offering are estimated at $    and are payable
entirely by Insmed.

      Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters, the selling shareholders and us against identified civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. In addition, the underwriting agreement contains a covenant that Insmed shall maintain Directors and Officers liability insurance in the minimum amount of $10 million and cause Robertson Stephens International, Ltd., on behalf of the underwriters, to be added to such policy such that up to $500,000 of certain of its expenses shall be paid directly by such insurers.

      Lock-Up Agreements. Each executive officer, director, the selling shareholders and several substantial shareholders agreed with the representatives for a period of 90 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson Stephens International, Ltd., on behalf of the underwriters. Robertson Stephens International, Ltd. may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to the lock-up agreements.

      Future Sales. In addition, we have agreed that during the 90 days after the date of this prospectus we will not, subject to certain exceptions, without the prior written consent of Robertson Stephens International, Ltd., on behalf of the underwriters, (1) consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period or (2) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants and the issuance of options under our existing stock option and incentive plans, provided that those options do not vest prior to the expiration of the lock-up period.

      Stock Market Listing. The common stock is quoted on the Nasdaq National Market under the symbol "INSM."

      Syndicate Short Sales. The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the 900,000 shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchased shares in the offering. The underwriters may reduce or close out their covered short positions either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchasers made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

      Stabilization. The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market.

    . A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock.

    . A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering.

    . A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member.

      The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Passive Market Making. In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

      From time to time the underwriters have performed and may, in the future perform, investment banking or other services for us and the selling shareholders.

      One of the representatives, Prudential Securities Incorporated, facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential AdvisorSM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

      The following table sets forth an estimate of the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the Common Stock being registered.

                                                                         Amount
                                                                         to be
                                                                          Paid
                                                                        --------
SEC registration fee..................................................  $ 25,503
NASD filing fee.......................................................     9,315
Nasdaq National Market listing fee....................................    35,000
Legal fees and expenses...............................................   175,000
Accounting fees and expenses..........................................   125,000
Printing and engraving expenses.......................................   200,000
Blue sky fees and expenses (including legal fees).....................     2,000
Transfer agent fees...................................................     2,500
Premiums for director and officer insurance...........................       --
Miscellaneous expenses................................................       682
                                                                        --------
  Total...............................................................  $575,000
                                                                        ========

ITEM 14. Indemnification of Directors and Officers

      The Virginia Stock Corporation Act (the "VSCA") permits, and the Registrant's Articles of Incorporation require, indemnification of the Registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Under Sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them because of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law.

      In addition, the Registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The Registrant's Articles of Incorporation also provide that, to the full extent the VSCA (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the Registrant shall be liable to the Registrant or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a company or brought by or on behalf of shareholders of a company, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the VSCA are hereby incorporated by reference herein.

ITEM 15. Recent Sales of Unregistered Securities

      Set forth in chronological order is information regarding unregistered securities issued and warrants and options granted by the Registrant during the three years prior to the date of this Registration Statement.

        1. In May 2000, the Registrant and its predecessor Insmed Pharmaceuticals, sold shares of Insmed Pharmaceuticals common stock (which shares were subsequently exchanged for shares of the Registrant's common stock as of May 31, 2000, the effective date of the reorganization) and 6,901,344 warrants, with each warrant exercisable into one share of the Registrant's common stock at a price of $2.25 per share, to investors for aggregate consideration of $34.5 million. Due to the one-for-four stock split of the Registrant's common stock, effective as of the close of business on July 28, 2000, the 6,901,344 warrants have been combined into 1,725,330 warrants, with each warrant exercisable into one share of the Registrant's common stock at a price of $9.00 per share. These securities were offered and sold in reliance on exemptions under the Securities Act registration requirements set forth in Rule 506 under the Securities Act, and in the alternative, under Section 4(2) of the Securities Act.

        2. In September 2000, the Registrant sold 30,000 shares of its common stock to Ms. Wen Chen Yuan for aggregate consideration of $66,000. These securities were offered and sold in reliance on exemptions under the Securities Act registration requirements set forth in Rule 504 under the Securities Act, and in the alternative, under Section 4(2) of the Securities Act.

        3. On March 28, 2000, Insmed Pharmaceuticals sold 106,758 shares of Insmed Pharmaceuticals common stock (which shares were subsequently exchanged for 373,653 shares of the Registrant's common stock at an effective price per share of $8.03) to Taisho Pharmaceutical Co., Ltd. Due to the one-for-four reverse stock split of the Registrant's common stock, effective as of the close of business on July 28, 2000, the 373,653 shares of common stock became 93,413 shares of the Registrant's common stock. These securities were offered and sold in reliance on exemptions under the Securities Act registration requirements under Section 4(2) of the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules

      (a) Exhibits.

 Exhibit
 Number                               Description
 -------                              -----------
  1.1    Form of Underwriting Agreement.

  2.1 Amended and Restated Agreement and Plan of Reorganization, by and among Insmed, Inc., Insmed Pharmaceuticals, Inc., Celtrix
         Pharmaceuticals, Inc. and Celtrix MergerSub, Inc., dated as of
         February 9, 2000 (previously filed as Annex A to the Joint Proxy
         Statement/Prospectus contained in Part I of Insmed Incorporated's
         Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

  3.1    Articles of Incorporation of Insmed Incorporated, as amended
         (previously filed as Annex H to the Joint Proxy Statement/Prospectus contained in Part I of Insmed Incorporated's Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

  3.2 Amended and Restated Bylaws of Insmed Incorporated (previously filed as Annex I to the Joint Proxy Statement/Prospectus contained in Part
         I of Insmed Incorporated's Registration Statement on Form S-4
         (Registration No. 333-30098) and incorporated herein by reference).

  4.1    Description of Capital Stock (contained in the Articles of
         Incorporation filed as Exhibit 3.1).

  4.2 Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant (previously filed as Exhibit 4.2 to Insmed Incorporated's Registration Statement on Form S-4
         (Registration No. 333-30098) and incorporated herein by reference).

  4.3    Article VI of the Articles of Incorporation of Insmed Incorporated
         (previously filed as Exhibit 4.1 to Insmed Incorporated's
         Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).


 Exhibit
 Number                              Description
 -------                             -----------
  5.1    Opinion of Hunton & Williams as to the validity of the shares of
         Insmed Incorporated Common Stock.

 10.1    Insmed Incorporated 2000 Stock Purchase Plan (previously filed as
         Exhibit 10.1 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.2    Insmed Incorporated 2000 Stock Incentive Plan (previously filed as
         Exhibit 10.2 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.3    Amended and Restated License Agreement between Insmed
         Pharmaceuticals, Inc. and the University of Virginia Patent
         Foundation (previously filed as Exhibit 10.3 to Insmed
         Incorporated's Registration Statement on Form S-4 (Registration
         No. 333-30098) and incorporated herein by reference).

 10.4    Form of Indemnification Agreement between Celtrix Pharmaceuticals,
         Inc. and each of its executive officers and directors (previously filed as Exhibit 10.4 to Insmed Incorporated's Registration
         Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.5    License and Development Agreement dated June 22, 1994, between
         Celtrix Pharmaceuticals, Inc. and Genzyme Corporation as amended by Amendment No. 1 dated December 31, 1997 (previously filed as
         Exhibit 10.5 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.6    Employment Agreement dated January 7, 1997 between Celtrix
         Pharmaceuticals, Inc. and Dr. Andreas Sommer as amended by an Extension dated December 16, 1998 and an Extension dated November
         2, 1999 (previously filed as Exhibit 10.6 to Insmed Incorporated's
         Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.7    License Agreement dated December 18, 1997, between Celtrix
         Pharmaceuticals, Inc. and Genzyme Corporation (previously filed as
         Exhibit 10.7 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.8+ Subscription, Joint Development and Operating Agreement by and among Celtrix Pharmaceuticals, Inc., Elan Corporation, plc, Elan
         International Services, Ltd., and Celtrix Newco Ltd. dated as of
         April 21, 1999 (previously filed as Exhibit 10.8 to Insmed
         Incorporated's Registration Statement on Form S-4 (Registration
         No. 333-30098) and incorporated herein by reference).

 10.9+   License Agreement by and between Celtrix Newco Ltd. and Celtrix
         Pharmaceuticals, Inc. dated as of April 21, 1999 (previously filed as Exhibit 10.9 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.10+  License Agreement by and between Celtrix Newco Ltd. and Elan
         Pharmaceutical Technologies, a division of Elan Corporation, plc, dated as of April 21, 1999 (previously filed as Exhibit 10.10 to Insmed Incorporated's Registration Statement on Form S-4
         (Registration No. 333-30098) and incorporated herein by reference).

 10.11   License Agreement, dated as of April 1, 1993, between Genentech,
         Inc. and Celtrix Pharmaceuticals, Inc. (previously filed as
         Exhibit 10.11 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.12   Purchase Agreement among Insmed, Inc., Insmed Pharmaceuticals,
         Inc. and certain investors named therein dated January 13, 2000
         (previously filed as Exhibit 10.12 to Insmed Incorporated's
         Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).


 Exhibit
 Number                              Description
 -------                             -----------
 10.13   Form of Warrant of Insmed to be issued pursuant to Purchase
         Agreement among Insmed Incorporated, Insmed Pharmaceuticals, Inc.
         and certain investors dated January 13, 2000 (previously filed as
         Exhibit 10.13 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.14   Form of Registration Rights Agreement among Insmed Incorporated,
         Insmed Pharmaceuticals, Inc. and certain investors party to the Purchase Agreement among Insmed, Inc., Insmed Pharmaceuticals,
         Inc. and certain investors dated January 13, 2000 (previously filed as Exhibit 10.14 to Insmed Incorporated's Registration
         Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.15+* License Agreement, dated as of July 10, 2000, between Insmed
         Pharmaceuticals, Inc. and Taisho Pharmaceutical Co., Ltd.

 10.16*  Lease Agreement, dated March 24, 1997, between Virginia
         Biotechnology Research Park Authority, a political subdivision of the Commonwealth of Virginia, and Insmed Pharmaceuticals, Inc., as amended by Amendment No. 1.

 10.17*  Agreement of Lease, dated February 16, 1999, between Virginia
         Biotechnology Research Park Authority, a political subdivision of the Commonwealth of Virginia, and Insmed Pharmaceuticals, Inc.

 10.18*  Agreement of Lease, dated June 26, 2000, between Virginia
         Biotechnology Research Park Authority, a political subdivision of the Commonwealth of Virginia, and Insmed Incorporated.

 21.1*   Subsidiaries of Insmed Incorporated.

 23.1 Consent of Hunton & Williams (Included as part of Exhibit 5.1 to this Registration Statement).

 23.2* Consent of Foley & Lardner, intellectual property counsel to Insmed Incorporated.

 23.3* Consent of Sterne, Kessler, Goldstein & Fox P.L.L.C., intellectual property counsel to Insmed Incorporated.

 23.4    Consent of Ernst & Young LLP.

 23.5    Consent of Ernst & Young LLP.

 24.1* Power of Attorney (Included on the signature page of the Registration Statement).

--------

*   Previously filed.
+ The Securities and Exchange Commission has granted confidential treatment with respect to certain information in these exhibits.

      (b) Financial Statement Schedules.

      All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes attached thereto.

ITEM 17. Undertakings

      The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or
  (4), or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richmond, Commonwealth of Virginia, on the 24th of October, 2000.

                                          Insmed Incorporated
                                          a Virginia corporation
                                          (Registrant)


                                          By: /s/ Michael D. Baer
                                              ----------------------------------
                                              Michael D. Baer
                                                Chief Financial Officer
                                                  (Principal Financial and
                                                     Accounting Officer)


      Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Amendment No. 1 to the Registration Statement on the 24th of October, 2000 in the capacities indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board,      October 24, 2000
______________________________________  President and Chief
        Geoffrey Allan, Ph.D.           Executive Officer
                                        (Principal Executive
                                        Officer)

       /s/ Michael D. Baer             Chief Financial Officer     October 24, 2000
______________________________________  (Principal Financial and
           Michael D. Baer              Accounting Officer)

                  *                    Director                    October 24, 2000
______________________________________
          Kenneth G. Condon

                  *                    Director                    October 24, 2000
______________________________________
       Graham K. Crooke, MB.BS

                  *                    Director                    October 24, 2000
______________________________________
      Steinar J. Engelsen, M.D.

                  *                    Director                    October 24, 2000
______________________________________
       Edgar G. Engleman, M.D.


*By: /s/ Michael D. Baer
    ------------------------
      Michael D. Baer
      Attorney-in-fact

 Exhibit
 Number                               Description
 -------                              -----------
  1.1    Form of Underwriting Agreement.

  2.1 Amended and Restated Agreement and Plan of Reorganization, by and among Insmed, Inc., Insmed Pharmaceuticals, Inc., Celtrix
         Pharmaceuticals, Inc. and Celtrix MergerSub, Inc., dated as of
         February 9, 2000 (previously filed as Annex A to the Joint Proxy
         Statement/Prospectus contained in Part I of Insmed Incorporated's
         Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

  3.1    Articles of Incorporation of Insmed Incorporated, as amended
         (previously filed as Annex H to the Joint Proxy Statement/Prospectus contained in Part I of Insmed Incorporated's Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

  3.2 Amended and Restated Bylaws of Insmed Incorporated (previously filed as Annex I to the Joint Proxy Statement/Prospectus contained in Part
         I of Insmed Incorporated's Registration Statement on Form S-4
         (Registration No. 333-30098) and incorporated herein by reference).

  4.1    Description of Capital Stock (contained in the Articles of
         Incorporation filed as Exhibit 3.1).

  4.2 Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant (previously filed as Exhibit 4.2 to Insmed Incorporated's Registration Statement on Form S-4
         (Registration No. 333-30098) and incorporated herein by reference).

  4.3    Article VI of the Articles of Incorporation of Insmed Incorporated
         (previously filed as Exhibit 4.1 to Insmed Incorporated's
         Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

  5.1 Opinion of Hunton & Williams as to the validity of the shares of Insmed Incorporated Common Stock.

 10.1    Insmed Incorporated 2000 Stock Purchase Plan (previously filed as
         Exhibit 10.1 to Insmed Incorporated's Registration Statement on Form
         S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.2    Insmed Incorporated 2000 Stock Incentive Plan (previously filed as
         Exhibit 10.2 to Insmed Incorporated's Registration Statement on Form
         S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.3    Amended and Restated License Agreement between Insmed
         Pharmaceuticals, Inc. and the University of Virginia Patent
         Foundation (previously filed as Exhibit 10.3 to Insmed
         Incorporated's Registration Statement on Form S-4 (Registration No.
         333-30098) and incorporated herein by reference).

 10.4    Form of Indemnification Agreement between Celtrix Pharmaceuticals,
         Inc. and each of its executive officers and directors (previously filed as Exhibit 10.4 to Insmed Incorporated's Registration
         Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.5    License and Development Agreement dated June 22, 1994, between
         Celtrix Pharmaceuticals, Inc. and Genzyme Corporation as amended by
         Amendment No. 1 dated December 31, 1997 (previously filed as Exhibit
         10.5 to Insmed Incorporated's Registration Statement on Form S-4
         (Registration No. 333-30098) and incorporated herein by reference).

 10.6    Employment Agreement dated January 7, 1997 between Celtrix
         Pharmaceuticals, Inc. and Dr. Andreas Sommer as amended by an Extension dated December 16, 1998 and an Extension dated November 2,
         1999 (previously filed as Exhibit 10.6 to Insmed Incorporated's
         Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.7    License Agreement dated December 18, 1997, between Celtrix
         Pharmaceuticals, Inc. and Genzyme Corporation (previously filed as
         Exhibit 10.7 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 Exhibit
 Number                              Description
 -------                             -----------
 10.8+   Subscription, Joint Development and Operating Agreement by and
         among Celtrix Pharmaceuticals, Inc., Elan Corporation, plc, Elan
         International Services, Ltd., and Celtrix Newco Ltd. dated as of
         April 21, 1999 (previously filed as Exhibit 10.8 to Insmed
         Incorporated's Registration Statement on Form S-4 (Registration
         No. 333-30098) and incorporated herein by reference).

 10.9+   License Agreement by and between Celtrix Newco Ltd. and Celtrix
         Pharmaceuticals, Inc. dated as of April 21, 1999 (previously filed as Exhibit 10.9 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.10+  License Agreement by and between Celtrix Newco Ltd. and Elan
         Pharmaceutical Technologies, a division of Elan Corporation, plc, dated as of April 21, 1999 (previously filed as Exhibit 10.10 to Insmed Incorporated's Registration Statement on Form S-4
         (Registration No. 333-30098) and incorporated herein by reference).

 10.11   License Agreement, dated as of April 1, 1993, between Genentech,
         Inc. and Celtrix Pharmaceuticals, Inc. (previously filed as
         Exhibit 10.11 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.12   Purchase Agreement among Insmed, Inc., Insmed Pharmaceuticals,
         Inc. and certain investors named therein dated January 13, 2000
         (previously filed as Exhibit 10.12 to Insmed Incorporated's
         Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.13   Form of Warrant of Insmed to be issued pursuant to Purchase
         Agreement among Insmed Incorporated, Insmed Pharmaceuticals, Inc.
         and certain investors dated January 13, 2000 (previously filed as Exhibit 10.13 to Insmed Incorporated's Registration Statement on
         Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.14   Form of Registration Rights Agreement among Insmed Incorporated,
         Insmed Pharmaceuticals, Inc. and certain investors party to the Purchase Agreement among Insmed Incorporated, Insmed
         Pharmaceuticals, Inc. and certain investors dated January 13, 2000
         (previously filed as Exhibit 10.14 to Insmed Incorporated's
         Registration Statement on Form S-4 (Registration No. 333-30098) and incorporated herein by reference).

 10.15+* License Agreement, dated as of July 10, 2000, between Insmed
         Phamaceuticals, Inc. and Taisho Pharmaceutical Co., Ltd.

 10.16*  Lease Agreement, dated March 24, 1997, between Virginia
         Biotechnology Research Park Authority, a political subdivision of the Commonwealth of Virginia, and Insmed Pharmaceuticals, Inc., as amended by Amendment No. 1.

 10.17*  Agreement of Lease, dated February 16, 1999, between Virginia
         Biotechnology Research Park Authority, a political subdivision of the Commonwealth of Virginia, and Insmed Pharmaceuticals, Inc.

 10.18*  Agreement of Lease, dated June 26, 2000, between Virginia
         Biotechnology Research Park Authority, a political subdivision of the Commonwealth of Virginia, and Insmed Incorporated.

 21.1*   Subsidiaries of Insmed Incorporated.

 23.1    Consent of Hunton & Williams (Included as part of Exhibit 5.1 and
         Exhibit 8.1 to this Registration Statement).

 23.2* Consent of Foley & Lardner, intellectual property counsel to Insmed Incorporated.

 23.3* Consent of Sterne, Kessler, Goldstein & Fox P.L.L.C., intellectual property counsel to Insmed Incorporated.

 Exhibit
 Number                         Description
 -------                        -----------
 23.4    Consent of Ernst & Young LLP.

 23.5    Consent of Ernst & Young LLP.

 24.1* Power of Attorney (Included on the signature page of the Registration Statement).

--------

*   Previously filed.
+ The Securities and Exchange Commission has granted confidential treatment with respect to certain information in these exhibits.